UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☒ Definitive Proxy Statement
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SIRIUSPOINT LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WHO WE ARE

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with managing general agents (“MGAs”) within our Insurance & Services segment. With $2.9 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

OUR PURPOSE •Providing security and resilience in an uncertain world	OUR VISION •Being a best-in-class insurer and re-insurer utilizing deep risk expertise to protect our customers. •Blending our talent, expertise, and data to provide intelligent risk solutions.
OUR VALUES
•Integrity: Integrity, respect and trust are our core principles
•Customer-Focused: Our customers are the reason we exist
•Solutions Driven: Creating solutions is our mindset
•Diversity: Diversity makes us stronger
•Collaboration: Collaboration drives out-performance

AM BEST

S&P

FITCH

Our 2023 Annual General Meeting

Dear Fellow Shareholders,

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2023 Annual General Meeting (the “Annual General Meeting”) of SiriusPoint Ltd. The meeting will be held in a virtual format on Thursday, June 1, 2023, beginning at 10:00 a.m. (Atlantic Daylight Time). The meeting will be conducted via a live audio webcast at www.meetnow.global/MMGN2CA, where you will be able to vote electronically and submit questions during the meeting.
Your vote is important, and all shareholders are cordially invited to attend the Annual General Meeting virtually. Details are in the attached proxy statement. Whether or not you plan to attend the Annual General Meeting, you are encouraged to submit your proxy as soon as possible.
Our Board is deeply committed to the company, its shareholders, and enhancing shareholder value. We look forward to your participation at the Annual General Meeting. Thank you for your support of SiriusPoint Ltd.

Sincerely,
/s/ SCOTT EGAN Chief Executive Officer & Director
April 21, 2023

Safe Harbor Statement Regarding Forward-Looking Statements

This letter and the accompanying proxy statement include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future plans and profitability and environmental, social and governance plans and goals. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking information is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this letter and the accompanying proxy statement. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “objective,” “seek,” “will,” “expect,” “intend,” “estimate,” “target,” “aim,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the risk factors listed in our most recent Annual Report on Form 10-K and subsequent periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information or otherwise.

SiriusPoint Ltd. | Point Building |3 Waterloo Lane | Pembroke HM 08, Bermuda 1 (441) 542-3333 | siriuspt.com

NOTICE OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF SIRIUSPOINT LTD.

WHEN	VIRTUAL WEBCAST	RECORD DATE
Thursday, June 1, 2023 10:00 a.m. Atlantic Daylight Time	Via live audio webcast at www.meetnow.global/MMGN2CA	Monday, April 10, 2023

ITEMS OF BUSINESS		BOARD RECOMMENDATIONS
1	Election of two Class I director nominees named in this proxy statement for election to a three-year term, expiring in 2026	FOR	each nominee

•Franklin (Tad) Montross IV •Peter Wei Han Tan

2	Approval, by a non-binding advisory vote, of the executive compensation payable to the Company’s named executive officers (“NEOs”) (Say-on-Pay)	FOR
3	Approval of SiriusPoint Ltd. 2023 Omnibus Incentive Plan (the “2023 Omnibus Incentive Plan”)	FOR

4
Approval of:
(i)the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditor, to serve until the Annual General Meeting to be held in 2024; and
(ii)the authorization of our Board of Directors, acting by the Audit Committee, to determine PwC’s remuneration
FOR

5	Transaction of any other business as may properly come before the Annual General Meeting and any adjournments or postponements thereof
Our audited financial statements as of and for the year ended December 31, 2022, as approved by our Board of Directors, will be presented at the 2023 Annual General Meeting, pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended, and the Bye-laws of SiriusPoint Ltd. (the “Company,” “SiriusPoint,” “we,” “our” or “us”).
Shareholders of record at the close of business on April 10, 2023, are entitled to notice of and to vote at the Annual General Meeting and any adjournments or postponements thereof.
Even if you plan to attend the Annual General Meeting virtually, you are encouraged to submit your proxy as soon as possible. You may vote your shares by internet, telephone or mail pursuant to the instructions included in the proxy card or voting instruction form. If you attend the Annual General Meeting virtually and want to revoke your previously submitted proxy, you may do so as described in the accompanying proxy statement and vote during the meeting on all matters properly brought before the Annual General Meeting.
If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker, bank or other nominee or you may vote during the Annual General Meeting. Please refer to the voting instruction form included by your broker, bank or nominee.

NOTICE OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF SIRIUSPOINT LTD.
You can find detailed information regarding voting in the section entitled “General Information” in the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2023	By Order of the Board of Directors, /s/ JIMMY YANG Interim General Counsel & Secretary April 21, 2023 Pembroke, Bermuda
The Company’s notice of the Annual General Meeting, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are available on: www.edocumentview.doc/SPNT.

TABLE OF CONTENTS

1	PROXY SUMMARY
8	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
8	PROPOSAL 1―ELECTION OF DIRECTORS
9	Board of Directors
9	Election and Classification of Directors
10	Certain Investor Rights
10	Board of Directors Following the Annual General Meeting
12	Information Regarding the Class I Director Nominees for Election to the Board
14	Continuing Directors
18	Corporate Governance Framework
22	Board Meetings and Director Attendance, Attendance at Annual General Meeting and Executive Sessions
23	Board Leadership Structure
24	Board and Board Committee Performance Evaluations
27	Board’s Primary Role and Responsibilities, Structure and Processes
28	Risk Management and Oversight
31	Committees of the Board of Directors
34	Committees of the Board of Directors―Post-Annual General Meeting
34	Sustainability Responsibility
38	Stakeholder Engagement
39	Director Nominating Process and Diversity
40	Outside Advisors
41	Committee Charters & Code of Business Conduct and Ethics
42	Compensation Committee Interlocks and Insider Participation
42	Certain Relationships and Related Party Transactions
46	Communications with the Board of Directors
47	Director Compensation

49	EXECUTIVE OFFICERS
52	EXECUTIVE COMPENSATION
52	PROPOSAL 2―ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY-ON-PAY)
53	Letter from the Chair of Our Compensation Committee
55	Compensation Discussion and Analysis
78	Compensation Committee Report
79	Compensation Tables
105	CEO Pay Ratio Disclosure
105	Pay Versus Performance
110	PROPOSAL 3―APPROVAL OF 2023 OMNIBUS INCENTIVE PLAN
121	Equity Compensation Plans
122	AUDIT MATTERS
122	PROPOSAL 4―APPOINTMENT OF INDEPENDENT AUDITOR & DETERMINE THE INDEPENDENT AUDITOR’S RENUMERATION
123	Independent Registered Public Accounting Firm Fees
124	Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
125	Report of the Audit Committee
127	STOCK OWNERSHIP INFORMATION
127	Security Ownership of Certain Beneficial Owners and Management
130	Delinquent Section 16(a) Reports
131	INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
131	General Information
131	Questions and Answers
142	ADDITIONAL INFORMATION
142	Submitting Proxy Proposals and Director Nominations for the Next Annual General Meeting
145	Other Matters
146	Appendix A: Non-GAAP Measures
149	Appendix B: SiriusPoint Ltd. 2023 Omnibus Incentive Plan

PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting. You should read the entire proxy statement carefully for a full understanding of the matters to be presented at the upcoming Annual General Meeting. Please note that information available on our website is not incorporated by reference into this proxy statement. We mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each shareholder entitled to vote at the Annual General Meeting on or about April 21, 2023. The Notice contains instructions on how to access the proxy materials on the internet, how to vote online or by telephone and, if desired, how to receive a printed set of the proxy materials.
2023 ANNUAL GENERAL MEETING

WHEN	VIRTUAL WEBCAST	RECORD DATE
Thursday, June 1, 2023 10:00 a.m., Atlantic Daylight Time	Via live audio webcast at www.meetnow.global/MMGN2CA	April 10, 2023

1	Election of two Class I director nominees named in this proxy statement for election to a 3-year term, expiring in 2026	FOR each nominee	9

	•Franklin (Tad) Montross IV •Peter Wei Han Tan

2	Approval, by a non-binding advisory vote, of the executive compensation payable to the Company’s NEOs (Say-on-Pay)	FOR	53
3	Approval of the 2023 Omnibus Incentive Plan	FOR	113

4	Approval of: (i)the appointment of PwC as our independent auditor, to serve until the Annual General Meeting to be held in 2024; and (ii)the authorization of our Board of Directors, acting by the Audit Committee, to determine PwC’s remuneration	FOR	125

5	Transaction of any other business as may properly come before the Annual General Meeting and any adjournments or postponements thereof

HOW TO VOTE
Your vote is important. Even if you plan to attend the meeting virtually, we encourage you to vote as soon as possible using one of the following methods. Have your proxy card or voting instruction form with the control number provided and follow the instructions.

	INTERNET	TELEPHONE	MOBILE DEVICE	MAIL	AT THE MEETING
Registered Holders (your shares are held directly with our transfer agent, Computershare)	envisionreports.com/ SPNT 24/7	Within the United States and Canada, 1-800-652-VOTE (8683) (toll-free, 24/7)	Scan the QR code	Return a properly executed proxy card	Attend the Annual General Meeting virtually and cast your ballot
Beneficial Owners (holders in street name)	www.proxyvote.com 24/7	Within the United States and Canada, 1-800-454-8683 (toll-free, 24/7)	Scan the QR code	Return a properly executed voting instruction form, depending upon the method(s) your broker, bank or other nominee makes available	To attend the annual general meeting virtually, you will need proof of ownership and a legal proxy from your broker, bank or other nominee
ABOUT SIRIUSPOINT
    We are a global underwriter of insurance and reinsurance, headquartered in Bermuda. Our common shares are listed on the New York Stock Exchange under the ticker SPNT. As of December 31, 2022, we had common shareholders’ equity of $1.9 billion, total capital of $2.9 billion and total assets of $11.0 billion.
    Our operating companies have a financial strength rating of A- from AM Best, S&P and Fitch. We have licenses to write property, casualty and accident & health insurance and reinsurance globally, including admitted & non-admitted licensed companies in the United States, a Bermuda Class 4 company, a Lloyd’s of London syndicate and managing agency, and an internationally licensed company domiciled in Sweden.
    Our business model is unique and diversified as we have three sources of earnings: (i) underwriting results where we are the risk taker; (ii) services fee income from Managing General Agents (“MGAs”) we consolidate; and (iii) investment results.
    Our purpose is to provide security and resilience in an uncertain world.
    Our vision is to be a best-in-class insurer and reinsurer, utilizing deep risk expertise to protect our customers, and blending our talent, expertise and data to provide intelligent risk solutions.
    Integrity, respect and trust are our core principles.
    We are customer focused because they are the reason we exist and we are solution driven; creating solutions is our mindset.
    Diversity and collaboration are part of our core values. We believe that diversity makes us stronger and collaboration drives outperformance.

BUSINESS SEGMENTS
SiriusPoint reports on two operating segments: Reinsurance and Insurance & Services. Within our segments, we underwrite a variety of (re)insurance products. These are:

Reinsurance
Aviation & Space	Aviation operations and satellite insurance
Casualty	Cross section of all Casualty lines including General Liability, Umbrella, Auto, Workers' Compensation, Professional Liability and other Specialty Classes
Contingency	Covers event cancellation and non-appearance
Credit & Bond	Short-term Commercial Credit and Bond Reinsurance
Marine & Energy	Marine Reinsurance and yacht insurance; Offshore energy industry insurance
Mortgage	Mortgage Reinsurance & Retrocession
Property	Property Catastrophe Excess Reinsurance, Agriculture Reinsurance and Property Risk and Pro-Rata on a worldwide basis
Insurance & Services
Accident & Health	A&H coverage, and our MGA units which include ArmadaCorp and International Medical Group (IMG)
Environmental	Environmental Insurance book in the U.S.
Workers’ Compensation	U.S. state-mandated Workers’ Compensation Insurance coverage
Other	Property and Casualty lines, including, but not limited to, Property, General Liability, Excess Liability, Commercial Auto, Professional Liability, D&O, Cyber and other Specialty Classes

BOARD OF DIRECTORS OVERVIEW

DIRECTOR AND PRINCIPAL OCCUPATION	AGE	DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIP
				AUDIT	COMPENSATION	GOVERNANCE & NOMINATING	INVESTMENT	RISK & CAPITAL MANAGEMENT
CLASS I DIRECTORS, NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2026
Franklin (Tad) Montross IV Former Chairman and CEO, General Re Corporation	67	2021	I
Peter Wei Han Tan Chairman, CMIG International Holding Pte. Ltd. and CM Bermuda Ltd.	50	2021
CLASS I DIRECTOR NOT STANDING FOR RE-ELECTION(1)
Gretchen A. Hayes Managing Director, Sandbox Industries	67	2018	I
CLASS II DIRECTORS, TERMS EXPIRING IN 2024
Daniel S. Loeb Chief Executive Officer, Third Point LLC	61	2022
Mehdi A. Mahmud President and CEO, First Eagle Investment Management; and President, First Eagle Funds	50	2020	I
Jason Robart Co-Founder and Managing Partner of Seae Ventures	57	2022	I
CLASS III DIRECTORS, TERMS EXPIRING IN 2025
Scott Egan Chief Executive Officer, SiriusPoint	52	2022
Rafe de la Gueronniere Former Vice Chair, New Providence Asset Management	70	2013	I
Sharon M. Ludlow Former President, Aviva Insurance Company of Canada	56	2021	I

Committee Chair	Committee Member	Interim Chair of the Board	I	Independent Director	Audit Committee financial expert
(1) Ms. Hayes is not standing for re-election to the Board at the Annual General Meeting.

DIRECTOR ATTRIBUTES
Our board of directors (the “Board”) is comprised of nine directors, six of whom are independent. We believe our Board is well-balanced, reflecting diversity by age, gender, viewpoints, work experience, skills and expertise and race/ethnicity, including one director that identifies as African-American, two directors that identify as Asian, and two women directors. Our directors come from a variety of industries and have served in senior management and leadership positions, such as founders of companies, CEOs, CFOs, chief strategy officers and insurance industry executives. The Board has focused on identifying and appointing new directors with diverse skill sets to advise the Company as it focuses on creating a fully integrated, globally connected “One SiriusPoint”.
BOARD REFRESHMENT
We have added seven new directors to our Board since 2020, including one woman and three diverse men. Mr. Parkin resigned from the Board on April 6, 2022, Mr. Sankaran resigned from the Board on May 16, 2022 and Mr. Joshua L. Targoff resigned from the Board on May 20, 2022. Our annual Board evaluation process and director retirement policy at age 75 facilitates regular Board refreshment.

2020	2021	2022

1 new director joined	3 new directors joined	3 new directors joined
•Mehdi A. Mahmud	•Franklin (Tad) Montross IV •Peter Wei Han Tan •Sharon M. Ludlow	•Jason Robart •Daniel S. Loeb •Scott Egan

CORPORATE GOVERNANCE HIGHLIGHTS
CORPORATE GOVERNANCE POLICIES AND PRACTICES

CORPORATE GOVERNANCE BEST PRACTICES
Board Structure and Independence
Six of our nine directors are independent, including all committee chairs	Regular executive sessions of independent directors at each regularly scheduled Board meeting without management present
56% of our directors are women or ethnically/racially diverse	Annual director self-evaluation and committee assessment to ensure Board effectiveness
Balance of new and experienced directors and elected three new directors in 2021 and three new directors in 2022	Annual Board evaluation and external Board assessment every third year
Highly skilled directors with diverse experience and backgrounds that provide a range of viewpoints and perspectives	In 2022, all directors attended 100% of Board and committee meetings
The Compensation Committee oversees the Company’s strategies related to diversity, equity and inclusion initiatives and key talent metrics
Board Oversight
Oversees the Company’s annual business plan and corporate strategy	Proactive, comprehensive and strategic Board and senior management succession planning
Director access to experts and advisors, both internal and external	The Governance and Nominating Committee oversees Sustainability matters
Strong risk management overseen by a separate Risk & Capital Management Committee	Annual dedicated meeting focused on Company strategy
Dedicated oversight over cybersecurity risk by Risk & Capital Management Committee	Annual review of all corporate governance policies and committee charters to include best practices
Strong Corporate Governance Practices
Prohibition on hedging and pledging transactions by executive officers and directors	Active and ongoing shareholder engagement
Strong policy on public company board service resulting in no overboarded directors	Comprehensive clawback policy for senior executives
Robust Code of Business Conduct and Ethics with annual certification requirement	Robust risk assessment of executive compensation program, policies and practices
Director orientation and continuing education	Strong commitment to Sustainability
Director retirement policy at age 75	Meaningful share ownership requirements for senior executives and directors

Our corporate governance documents, including charters of our Audit, Compensation, Governance and Nominating, Risk and Capital Management and Investment Committees, Code of Business Conduct and Ethics, Corporate Governance Guidelines, Board of Directors Communications Policy, Environmental Policy Statement, Related Person Transaction Policy, Vendor Code of Conduct and Whistleblower Polices are available on our website: investors.siriuspt.com/governance/governance-documents.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
At SiriusPoint, our purpose is to provide security and resilience in an uncertain world. We aim to be a best-in-class insurer and reinsurer, utilizing deep risk expertise to protect our customers, and blending our talent, expertise and data to provide intelligent risk solutions. As we work to create value, making a positive social and environmental impact is important to us. We aim to reflect sound risk management, good governance and environmental and social responsibility throughout our company culture and operations. The Governance and Nominating Committee oversees our policies, practices and disclosures relating to Sustainability and receives regular updates on sustainability developments.
The Company’s 2022 Sustainability journey is discussed further on page 35. For more information about our Sustainability Initiatives, please see our website, www.siriuspt.com/esg.
EXECUTIVE COMPENSATION HIGHLIGHTS
Our executive compensation program is designed to support the longevity and stability of the Company by driving long-term business outcomes, promoting strong governance practices and encouraging responsible risk-taking. This is achieved by linking individual pay with the Company’s performance on a diverse set of measures, including financial and strategic goals. Most senior executives’ compensation is variable and covers annual and multi-year performance periods. Long-term incentive awards are designed to align executives with the Company’s long-term performance through the use of restricted share units and stock options. Our executive compensation program, including our compensation principles and strategy, is discussed in detail under the Compensation Discussion and Analysis section of this proxy statement. Highlights of our 2022 executive compensation program include:

Managed Substantial Executive Team Transition	Provided Sign-On Grants to Attract and Retain Talent	Significant Majority of NEOs’ Direct Compensation is At-Risk

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

PROPOSAL 1	ELECTION OF DIRECTORS
TO ELECT TWO CLASS I DIRECTORS TO OUR BOARD OF DIRECTORS TO HOLD OFFICE UNTIL THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD IN 2026 OR UNTIL THEIR OFFICE SHALL OTHERWISE BE VACATED PURSUANT TO OUR BYE-LAWS

Mr. Franklin (Tad) Montross IV and Mr. Peter Wei Han Tan have been nominated for election as Class I directors to serve until the annual general meeting of shareholders to be held in 2026. Each director will hold his respective office until his successor has been elected and qualified or until the director’s office shall otherwise be vacated pursuant to our Bye-laws. The proxy will be voted in accordance with the directions thereon or, if no directions are indicated, the proxy will be voted for the election of the two director nominees named above. The Board has proposed and recommended that each nominee be elected to hold office as described above. If any nominee shall, prior to the Annual General Meeting, become unavailable for election as a director, the persons named in the accompanying proxy will vote in their discretion for such nominee, if any, as may be recommended by the Board, or the Board may reduce the number of directors to eliminate the vacancy.
If a quorum is present at the Annual General Meeting, each director will be elected by a plurality of the votes cast in the election of directors at the Annual General Meeting, either in person or represented by properly authorized proxy. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as a director. For further information, see the answers to the questions “What is the quorum requirement for the Annual General Meeting?” and “What is the voting requirement to approve each of the proposals?”
The age, business experience, qualifications and directorships in other companies of each nominee for election are set forth herein under the section entitled “Information Regarding the Class I Director Nominees for Election to the Board.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THE CLASS I DIRECTOR NOMINEES TO THE BOARD.

BOARD OF DIRECTORS
Our business and affairs are managed under the direction of the Board which is the Company’s ultimate decision-making body, other than those matters reserved for the Company’s shareholders.
The Board also oversees the Company’s business strategy and planning, as well as the performance of the Company’s management in executing the Company’s business strategy, assessing and managing risks and managing the Company’s day-to-day operations. The size of the Board may be fixed from time to time by our Board as provided in our Bye-laws. The Board currently consists of nine directors. See “―Election and Classification of Directors.”
ELECTION AND CLASSIFICATION OF DIRECTORS
Two Class I directors will be elected at this year’s Annual General Meeting. The Class I directors elected at the Annual General Meeting will serve until the annual general meeting of shareholders to be held in 2026 when each such director’s successor is duly elected and qualified, or any such director’s earlier death, disability, disqualification, resignation or removal.
In accordance with our Bye-laws, the Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. At each annual general meeting of shareholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve for a three-year term until the third annual general meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with the Bye-laws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. For information regarding the applicable voting standards for the election of directors, see the section entitled “Information About the Annual General Meeting and Voting—What is the voting requirement to approve each of the proposals?”
The Board feels strongly that a stable and consistent Board that understands the Company is vital to its transformation and turnaround. The classified board, a feature of corporate governance that has been common for nearly a century, provides enhanced continuity and stability in the Board’s oversight of the implementation of the Company’s new strategy. During this period of transformation, two-thirds of the directors will have had prior experience and familiarity with oversight of the Company’s business and affairs while still annually providing an opportunity for the election of one-third of the Board with new or continuing directors. This structure enables the Board to build on past experience and plan for the transformation and turnaround during a reasonable period into the future. Further, a classified board encourages a long-term focus in overseeing the management of the strategy, business and affairs of the Company, and allows our directors to focus their attention on long-term shareholder value. If directors were up for election every year, they could feel pressure to generate short-term returns, which could be counter-productive in an environment where the Company is focused on a multi-year transformation strategy.
A classified board also fosters board independence as independent board members are provided with time to cultivate an understanding of the Company’s business and operations, making them less reliant on management’s perspective.

In addition to providing stability among the directors, a classified board helps the Company attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the Company and its management, operations and competitive environment. In addition, in the event that the Company becomes subject to an unsolicited takeover proposal, a classified board permits greater time and a more orderly process for directors to consider any takeover bids and to explore all alternatives to maximize shareholder value. A classified board also makes it more likely that persons who may seek to acquire control of the Company will initiate such action through negotiations with the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors provides the Board with an adequate opportunity to fulfill its duties to the Company’s shareholders to review any takeover proposal, study appropriate alternatives and act in the best interests of the Company and its shareholders.
As a result of these factors, the Board has determined that maintaining a classified Board is in the best interests of the Company, its shareholders, clients and employees at this time.
CERTAIN INVESTOR RIGHTS
Certain of our investors have Board observer rights. For more information about these rights, see the Daniel S. Loeb Investor Rights Agreement (as defined herein) and the CMB Investor Rights Agreement (as defined herein) described in the section “Certain Relationships and Related Party Transactions.”
BOARD OF DIRECTORS FOLLOWING THE ANNUAL GENERAL MEETING
Subject to the election of the nominees for Class I directors set forth in Proposal 1, the following table sets forth information regarding individuals who will serve as members of the Board following the Annual General Meeting.

CLASS I	CLASS II	CLASS III
NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2026 ANNUAL GENERAL MEETING	TERMS EXPIRING AT THE 2024 ANNUAL GENERAL MEETING	TERMS EXPIRING AT THE 2025 ANNUAL GENERAL MEETING
•Franklin (Tad) Montross IV •Peter Wei Han Tan	•Mehdi A. Mahmud •Jason Robart •Daniel S. Loeb	•Rafe de la Gueronniere •Sharon M. Ludlow •Scott Egan «

«	Chief Executive Officer

QUALIFICATIONS
In considering candidates for the Board of Directors, the Governance and Nominating Committee takes into account the Company’s Corporate Governance Guidelines and all other factors deemed appropriate by the Governance and Nominating Committee. The Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Governance and Nominating Committee will recommend to the Board appropriate criteria for the selection of new directors in accordance with New York Stock Exchange listing standards and based on the strategic needs of the Company and the Board. In evaluating suitability of director candidates and when considering whether to nominate a director for re-election as appropriate, the Governance and Nominating Committee and the Board take into account many factors as approved by the Board from time to time, such as general understanding of various business disciplines (i.e., finance, technology), tenure on the Company’s Board, experience in the Company’s business (reinsurance/insurance), educational and professional background, analytical ability, independence, diversity of experience, viewpoints and backgrounds, willingness to devote adequate time to Board duties and ability to act in and represent the balanced best interests of the Company and its shareholders as a whole, rather than special constituencies. In selecting directors, the Board requires a diverse candidate pool (including at least two diverse candidates) for all director searches and evaluates a nominee’s experience, gender, race, age, ethnicity, national origin, sexual orientation, skills and other qualities. The Board evaluates each director candidate in the context of the Board as a whole with the objective of retaining a group that is best equipped to help ensure the Company’s success and represent shareholders’ interests through sound judgment. The Governance and Nominating Committee periodically reviews the criteria adopted by the Board and, if deemed desirable, recommends to the Board changes to such criteria.

Our Board exhibits the right skills to constructively challenge management and guide us on our strategy. The chart below highlights the skills and experience of each our highly qualified directors.

BOARD SKILLS AND EXPERIENCE

DIRECTOR QUALIFICATIONS, SKILLS AND EXPERIENCE
DIRECTOR	Board of Directors Service	CEO/ Business Head	Corporate Governance	Financial Literacy/ Accounting	Financial Services Industry	International/ Global Business	Investment Industry	Regulatory/ Government	(Re)insurance Industry	Risk Management	Digital Strategy
Rafe de la Gueronniere	■	■	■	■	■	■	■			■
Gretchen A. Hayes(1)	■	■	■	■	■	■			■	■	■
Sharon M. Ludlow	■	■	■	■	■	■	■	■	■	■	■
Mehdi A. Mahmud	■	■	■	■	■	■	■			■	■
Franklin (Tad) Montross IV	■	■	■	■	■	■		■	■	■
Jason Robart	■	■		■	■	■	■	■	■	■	■
Daniel S. Loeb	■	■	■	■	■	■	■	■	■	■
Peter Wei Han Tan	■	■	■	■	■	■	■	■	■	■	■
Scott Egan	■	■	■	■	■	■	■	■	■	■	■
Totals	9/9	9/9	8/9	9/9	9/9	9/9	7/9	6/9	7/9	9/9	6/9
(1) Ms. Hayes is not standing for re-election to the Board at the Annual General Meeting.
INFORMATION REGARDING THE CLASS I DIRECTOR NOMINEES FOR ELECTION TO THE BOARD
Set forth below is biographical information concerning the nominees standing for election at the Annual General Meeting. Included in the biographical information for the nominee is a description of each nominee’s specific experience, qualifications, attributes and skills that the Governance and Nominating Committee and the Board considered in determining whether to recommend the nominee for election to the Board. Our director nominees hold and have held senior positions as leaders of various large, complex businesses and organizations, demonstrating their ability to develop and execute significant policy and operational objectives at the highest levels. Our nominees include current and former chief executive officers, chief financial officers, founders and members of senior management of large, global businesses. Our Board considered all of the aforementioned attributes when deciding to re-nominate the following directors.

FRANKLIN (TAD) MONTROSS IV
KEY EXPERIENCE AND QUALIFICATIONS
The Board concluded that Mr. Montross should continue to serve as a director because of his extensive experience in the property & casualty insurance industries and his qualification as an independent director.
CAREER HIGHLIGHTS
•General Re Corporation
◦Chairman and CEO (April 2009 to December 2016)
◦Member of Gen Re’s Executive Committee and the group’s President and Chief Underwriting Officer, with responsibilities including treaty underwriting, actuarial and claims (2001)

•General Re Corporation (continued)
◦Held a number of positions of increasing responsibility, both in the U.S. and internationally, including Chief Underwriter for the treaty business
◦Began his career as a Casualty Facultative Underwriter (1978)
EDUCATION
•BA in Economics, Harvard College

CLASS I Age 67 Independent Director since February 2021 Committees •Audit •Compensation •Risk and Capital Management

PETER WEI HAN TAN
KEY EXPERIENCE AND QUALIFICATIONS
The Board concluded that Mr. Tan should continue to serve as a director because of his extensive investment experience working with over 40 investments in China, 12 of which eventually publicly listed on international stock exchanges and his service as the Chairman of CMIG International Holding Pte Ltd. and CM Bermuda Ltd.
CAREER HIGHLIGHTS
•CMIG International Holding Pte. Ltd. (“CMIG International”), an investment services company
◦Current Chairman
•CM Bermuda Ltd. (“CM Bermuda”), an investment services company
◦Current Chairman
•IDI, Inc.
◦Chief Executive Officer (2012)
•SIG Asia Investments, LLLP, Susquehanna International Group’s private equity and venture capital fund
◦Partner and member of the founding team

•White & Case LLP - Attorney (2003)
•Perkins Coie LLP - Attorney (1997)
OTHER CURRENT DIRECTORSHIPS AND ENGAGEMENTS
•Skandia Holding de Colombia, S.A., Non-Executive Director
•LuxAviation Group, Director
PRIOR DIRECTORSHIPS AND ENGAGEMENTS
•Chongqing Zongjin Investment Co., Ltd, the financial arm of Zongshen Industrial Group, Chairman
•Israel Infinity Agriculture, Director
•Harbour Air, Non-executive Director
•Mr. Tan formerly served on the board of multiple companies prior to their U.S. listing, including:
◦Home Inns (NASDAQ: HMIN)
◦E-House (NYSE: EJ)
◦Bona Entertainment Group (NASDAQ: BONA)
EDUCATION
•LL.B Honors, the National University of Singapore

CLASS I Age 50 Director since February 2021 Committees •Investment •Risk and Capital Management

CONTINUING DIRECTORS
The biographical information for the directors whose terms will continue after the Annual General Meeting and will expire at the annual general meeting to be held in 2024 (Class II) or the annual general meeting to be held in 2025 (Class III) are listed below.
CLASS II DIRECTORS, SERVING IN OFFICE UNTIL THE 2024 ANNUAL GENERAL MEETING

MEHDI A. MAHMUD
KEY EXPERIENCE AND QUALIFICATIONS
The Board considered Mr. Mahmud’s extensive leadership, digital strategy and investment experience and his qualification as an independent director, and concluded that Mr. Mahmud should continue to serve as a director because he brings significant experience in managing investment portfolios to the Board.
CAREER HIGHLIGHTS
•First Eagle Investment Management, an investment management company and adviser to First Eagle Funds
◦President and Chief Executive Officer (March 2016 to present)
•First Eagle Funds, an investment fund
◦President (March 2016 to present)
•Jennison Associates
◦CEO and Chairman of the Board (2003 to 2016)

•Jennison Associates (continued)
◦Held several senior management positions relating to:
▪product and business strategy
▪investment supervision of the firm’s value, small-cap, opportunistic and income-equity capabilities
▪oversight of key support areas, including institutional, retail and sub-advisory client activities
• J.P. Morgan Investment Management and Credit Suisse Asset Management
◦Served in a variety of investment and management roles
EDUCATION
•BS in Electrical Engineering, Yale University

CLASS II Age 50 Independent Director since August 2020 Committees •Compensation •Governance and Nominating •Investment

JASON ROBART
KEY EXPERIENCE AND QUALIFICATIONS
The Board considered Mr. Robart’s extensive experience as an accomplished executive and substantial experience in a range of areas including business strategy, healthcare, venture investing, digital strategy and human capital management. The Board concluded that he should serve on the Board because he brings extensive leadership experience in developing early stage growth and health insurance companies to the Board and his deep experience in human capital management.
CAREER HIGHLIGHTS
•Seae Ventures, a healthcare service and technology venture fund
◦Co-Founder and Managing Director (2019 to present)
•Blue Cross Blue Shield Massachusetts, an insurance company
◦Chief Strategy Officer (2011 to 2018)
•Zaffre Investments, a wholly-owned subsidiary of Blue Cross Blue Shield Massachusetts
◦President and Chief Executive Officer (2014 to 2018)

•Mercer Human Resources Consulting
◦Principal (2003 to 2009)
•Ceridian Performance Partners, Canada
◦President

OTHER DIRECTORSHIPS AND ENGAGEMENTS
•Blue Cross Blue Shield, Vermont
•Several Seae Ventures companies, including Hurdle, Kiyatec, MyMeds and Moving Analytics

EDUCATION
•BA in Political Science, Middlebury College

CLASS II Age 57 Independent Director since March 2022 Committees •Audit •Compensation •Investment

DANIEL S. LOEB
KEY EXPERIENCE AND QUALIFICATIONS
The Board considered Mr. Loeb’s extensive qualifications and experience as the Chief Executive Officer and Chief Investment Officer of Third Point LLC, and concluded that he should continue to serve on the Board because he brings experience in investment management, legal and regulatory matters, corporate governance, risk management and business development to the Board.
CAREER HIGHLIGHTS
•Third Point LLC, an investment adviser based in New York
◦Chief Executive Officer and Chief Investment Officer (1995 to present)
PRIOR PUBLIC COMPANY BOARDS •Sotheby’s, Director EDUCATION •A.B., Columbia University

CLASS II Age 61 Director since May 2022

CLASS III DIRECTORS, SERVING IN OFFICE UNTIL THE 2025 ANNUAL GENERAL MEETING

SCOTT EGAN
KEY EXPERIENCE AND QUALIFICATIONS
The Board considered Mr. Egan’s over 25 years of industry experience and service as the Chief Executive Officer of Royal Sun Alliance (RSA) UK & International, and Mr. Egan’s experience as CEO of the Company, and concluded that Mr. Egan should continue to serve as a director because he brings a diverse set of skills, breadth of knowledge and valuable financial, strategic and risk management experience to our Board.
CAREER HIGHLIGHTS
•SiriusPoint Ltd.
◦CEO (September 21, 2022 to present)
•Royal Sun Alliance (RSA) UK & International, a multinational general insurance company
◦Chief Executive Officer (January 2019 to December 2021)
◦Chief Financial Officer (September 2015 to December 2018)

•Towergate Insurance Limited, a European insurance intermediary
◦Interim Chief Executive Officer and Chief Financial Officer (April 2012 to September 2015)

EDUCATION
•Masters Business Administration, Cranfield School of Management
•Chartered Institute of Management Accountants, Member

CLASS III Age 52 Director since September 2022

RAFE DE LA GUERONNIERE
KEY EXPERIENCE AND QUALIFICATIONS
The Board considered Mr. de la Gueronniere’s more than 40 years’ experience in the investment and banking industries and his qualification as an independent director and concluded that Mr. de la Gueronniere should continue to serve as a director given his deep understanding of SiriusPoint and because he brings his expertise and extensive knowledge in fixed income, equity investing and foreign exchange trading to our Board.
CAREER HIGHLIGHTS
•New Providence Asset Management, founded in 2003
◦Vice Chair and Co-Founder (2003 to 2015)
•Mariner Investment Group
◦Principal (1999 to 2003)
•Discount Corporation of New York
◦Chairman
•J.P. Morgan & Co.
◦Senior Vice President, responsible for the fixed income and precious metals businesses

•He has more than 40 years of experience in fixed income, equity investing, foreign exchange and the precious metals business
PRIOR PUBLIC COMPANY BOARDS
•Paine Webber, Inc., member of the Management Committee
•Fusion Connect, Inc., Director

PRIOR DIRECTORSHIPS AND ENGAGEMENTS
•John D. and Catherine T. MacArthur Foundation, member of the Investment Committee
•Taft School, Trustee and Investment Committee Chair
•Far Hills Country Day School, Trustee and Investment Committee Chair
•U.S. Treasury Debt Management Advisory Committee, longstanding member

EDUCATION
•BA in English, Brown University

CLASS III Age 70 Independent Director since November 2013 Lead Independent Director until May 2022 Committees •Governance and Nominating •Investment

SHARON M. LUDLOW
KEY EXPERIENCE AND QUALIFICATIONS
The Board concluded that Ms. Ludlow should continue to serve as a director because of her more than 25 years of experience in the life & health and property & casualty re-insurance industries and her qualification as an independent director and as a financial expert.
CAREER HIGHLIGHTS
•OMERS, one of Canada’s largest defined benefit pension plans
◦Head of Insurance Investment Strategy (2016 to 2018)
•Aviva Insurance Company of Canada
◦President (2014 to 2016)
•Swiss Re Canada
◦President & CEO (2010 to 2014)

OTHER CURRENT PRIVATE COMPANY DIRECTORSHIPS AND ENGAGEMENTS
•Green Shield Canada, Director and Chair of the Audit and Risk Committee
•EIS Group, Director and Chair of the Audit Committee
•Soteria Finance Holdings Limited, Director and Chair of the Audit and Risk Committee
•Lombard International Group, Director and Chair of the Audit and Risk Committee
EDUCATION
•Institute of Corporate Directors designation (ICD.D)
•Graduate of the Corporate Directors program, Rotman School of Management, University of Toronto
•Fellow Chartered Professional Accountant/ Chartered Accountant (FCPA, FCA Canada)
•Bachelor of Commerce, University of Toronto

CLASS III Age 56 Independent Director since February 2021 Interim Chair of the Board since May 2022 Committees •Audit •Risk and Capital Management •Governance and Nominating

CORPORATE GOVERNANCE FRAMEWORK
Our Corporate Governance Guidelines, the charters of the standing committees of the Board (Audit, Compensation, Governance and Nominating, Investment, and Risk and Capital Management) and our Code of Business Conduct and Ethics provide the foundation of our governance framework. Key governance policies and processes also include our Whistleblower Policy, our comprehensive Enterprise Risk Management Program, our commitment to transparent financial reporting and our systems of internal checks and balances. Comprehensive management policies, many of which are approved at the Board and/or committee level, guide the Company’s operations. Our Board, along with management, regularly reviews our Corporate Governance Guidelines and practices to ensure that they are appropriate and reflect our Company’s mission, vision and values. In reviewing our Corporate Governance Guidelines and other key governance policies and practices, the Governance and Nominating Committee considers regulatory developments and trends in corporate governance.
These Corporate Governance Guidelines address, among other things:
•the composition and functions of the Board,
•director independence,
•compensation of directors,
•management succession and review,
•Board committees, and
•selection of new directors.
The Code of Business Conduct and Ethics applies to our Board and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions in carrying out their responsibilities to, and on behalf of, SiriusPoint Ltd. If we make any amendments to the Code of Business Conduct and Ethics or grant any waiver that we are required to disclose, we will disclose the nature of such amendments or waiver on our website.

Director Resignation Policy
Under the Company’s Bye-laws, a nominee for director to SiriusPoint’s Board in an uncontested election is elected if he or she receives the most votes (up to the number of directors to be elected). Following a review of the Company corporate governance policies and Bye-laws, the Board determined to adopt a director resignation policy in the event a nominee for SiriusPoint’s Board receives a plurality of votes cast, but less than an absolute majority of votes cast in an uncontested election. By accepting a nomination to stand for election or re-election as a director of the Company or an appointment as a director to fill a vacancy or new directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of directors, he or she receives less than a majority of votes cast, the director shall promptly tender a written offer of resignation to the Chair of the Board following certification of the shareholder vote from the meeting at which the election occurred. For purposes of this guideline, an “uncontested election of directors” is any election of directors in which the number of nominees for election does not exceed the number of directors to be elected.
The Governance and Nominating Committee of the Board will promptly consider the director’s offer of resignation and recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the less than majority vote. In making this recommendation, the Governance and Nominating Committee will consider all factors deemed relevant by its members, including, without limitation, the stated reason or reasons why the shareholders cast

“withhold” votes for the director (if ascertainable), the qualifications of the director whose resignation has been tendered, the director’s contributions to SiriusPoint, the overall composition of the Board, and whether by accepting such resignation, SiriusPoint will no longer be in compliance with any applicable law, rule, regulation or governing document (including New York Stock Exchange (“NYSE”) listing standards, federal securities laws or the Corporate Governance Guidelines), and whether or not accepting the resignation is in the best interests of SiriusPoint and its shareholders. The Board will act on the Governance and Nominating Committee's recommendation within 90 days following certification of the shareholders’ vote. In considering the Governance and Nominating Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Governance and Nominating Committee and such additional information, factors and alternatives as the Board believes to be relevant.
Following the Board’s decision, SiriusPoint will promptly publicly disclose the Board’s decision (by press release, filing with the SEC or other public means of disclosure deemed appropriate).
Any director who tenders his or her offer of resignation pursuant to this policy shall not participate in any deliberations or actions by the Governance and Nominating Committee or the Board regarding his or her resignation, but shall otherwise continue to serve as a director during this period.
If the majority of members of the Governance and Nominating Committee receive less than a majority vote in the same uncontested election of directors, so that a quorum of the Governance and Nominating Committee cannot be achieved, then the other independent directors on the Board will consider and decide what action to take regarding the resignation of each director who received less than a majority of votes. If the only directors who did not receive less than a majority in the same election constitute three or fewer independent directors, then all independent directors on the Board shall participate in deliberations and actions regarding director resignations, except that no director can participate in the vote on his or her own resignation.

Director Retirement Age Policy
Directors are required to retire from the Board when they reach the age of 75; however, the full Board may nominate candidates aged 75 or older if it believes that nomination is in the best interests of the Company and its shareholders. A director elected to the Board prior to his or her 75th birthday may continue to serve until the end of his or her three-year term.
Director Membership on Other Boards
Our Board expects individual directors to allot significant time and attention to Company matters and to use their judgment and consider all of their commitments when accepting additional directorships of other corporations or charitable organizations. Specifically, our Corporate Governance Guidelines provide that a director should not serve on the boards of more than four other public companies (in addition to the Company’s Board). In addition, the Company’s CEO should not serve on more than one other public company board in addition to the Company’s Board.
Additionally, our Corporate Governance Guidelines provide that a director who serves on the Audit Committee should not serve on more than two other public company audit committees.

All of our current directors comply with our policies set forth above. However, we are aware that some of our shareholders have their own board membership policies that are more restrictive than our policy. All of our directors are required to obtain approval prior to agreeing to serve on the board of any other public company to allow the Board to consider whether such director has sufficient time to be a productive member of our Board. Our Board believes that this policy strikes the right balance by allowing for the experience gained through membership on other boards and the time commitment needed for engaged board service.

Trading in Company Securities
We prohibit hedging and pledging transactions in Company securities by executive officers, directors and employees. Hedging transactions are transactions designed to insulate the holder of securities from upside or downside price movement in Company shares. Executive officers, directors and employees are prohibited from entering into hedging or monetization transactions or similar arrangements with respect to Company shares, including the purchase or sale of puts or calls or the use of any other derivative instruments, or selling “short” Company shares. Executive officers, directors and employees may not hold Company securities in a margin account or pledge Company securities as collateral for a loan.

Director Share Ownership
The Board believes that an ownership stake in the Company strengthens the alignment of interests between directors and shareholders. Our Corporate Governance Guidelines provide that independent directors are required to own common shares having a value of at least three times the annual retainer fee within five years of becoming a director, which shall be maintained through the director’s term of service. In the event that the annual retainer fee is increased, directors have three years to meet the new ownership guidelines. The Board will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. All independent directors have achieved or are on track to achieve this requirement during the required time period.

Director and Officer Liability Insurance
We have an insurance program in place to provide coverage for director and officer liability. The coverage provides that, subject to the policy terms and conditions, the insurers will: (i) reimburse us when we are legally permitted to indemnify our directors and officers; (ii) pay losses, including settlements, judgments and legal fees, on behalf of our directors and officers when we cannot indemnify them; and (iii) pay our losses resulting from certain securities claims. The insurance program is effective from April 1, 2023 to May 1, 2024, and is provided by a consortium of insurers. Beazley Insurance Co. is the lead insurer with various other insurers providing excess coverage. We expect to obtain similar coverage upon expiration of the current insurance program.

DIRECTOR INDEPENDENCE

Non-Independent Directors
•Scott Egan
•Peter Wei Han Tan
•Daniel S. Loeb

Independent Directors
•Rafe de la Gueronniere
•Gretchen A. Hayes
•Sharon M. Ludlow
•Franklin (Tad) Montross IV
•Mehdi A. Mahmud
•Jason Robart
Under the NYSE listing standards and our Corporate Governance Guidelines, in order to consider a director as independent, the board of directors must affirmatively determine that he or she has no material relationship with the Company. In making its annual independence determinations, the Board considers transactions between each director nominee and the Company including among other items, employment and compensatory relationships, relationships with our auditors, customer and business relationships, and contributions to nonprofit organizations.
The Board undertook its annual review of director independence in April 2023. As a result of this review, the Board affirmatively determined that Rafe de la Gueronniere, Gretchen A. Hayes, Sharon M. Ludlow, Franklin (Tad) Montross IV, Mehdi A. Mahmud and Jason Robart are “independent” as defined in the federal securities laws and applicable NYSE rules. Prior to his resignation from the Board, Mark Parkin was also considered an “independent” director as defined in the federal securities laws and applicable NYSE rules.

Mr. Egan is not considered an independent director because he currently serves as CEO of the Company. Mr. Tan was determined to not be an independent director due to his appointment to the Board as the representative director of CMIG International, which owns 100% of CM Bermuda, a holder of more than 10% of the shares of the Company. Mr. Loeb was determined to not be an independent director due to his employment by Third Point LLC, a related party (owned by a greater than 5% shareholder) and one of the Company’s investment managers. For more information regarding the ownership of our capital stock, see “Security Ownership of Certain Beneficial Owners and Management,” and for more information about Third Point LLC’s relationship with the Company, see “Certain Relationships and Related Party Transactions.”
The Company’s Audit, Compensation, and Governance and Nominating Committees are currently composed of independent directors only. See the “Committees of the Board of Directors” section of this proxy statement for further information.

BOARD MEETINGS AND DIRECTOR ATTENDANCE, ATTENDANCE AT THE ANNUAL GENERAL MEETING AND EXECUTIVE SESSIONS
Board Meetings and Director Attendance
Our director meeting attendance policy is set forth in our Corporate Governance Guidelines. In addition to our attendance policy, our Bye-laws generally prohibit directors from participating in meetings of the Board or its committees while present in the United States or its territories, whether in person, via teleconference or otherwise. We held all four of our quarterly meetings in Bermuda during 2022.
Our directors discharged their oversight and fiduciary duties over the past fiscal year, including by holding regular, robust, virtual informational sessions designed to cover the same information normally covered at Board and committee meetings, supplemented by additional informational calls and reports. When action requiring a formal Board or committee resolution was necessary, the Board or relevant committee acted by unanimous written resolutions in order to comply with our Bye-laws and operating guidelines. We believe we maintained good governance practices while complying with Bermuda law, as well as with our Bye-laws. All directors attended 100% of the meetings of the Board and Board committees on which they served in 2022.

	Board	Audit Committee	Compensation Committee	Governance and Nominating Committee	Investment Committee	Risk and Capital Management Committee
Formal Meetings	4	4	4	3	4	4
Informational Sessions	11	5	3	0	3	0
Action by Written Resolution	10	2	8	3	3	2

Attendance at Annual General Meeting

All of our directors serving on our Board at the time of our 2022 Annual General Meeting of Shareholders attended the meeting virtually due to the COVID-19 pandemic. Our Board strongly encourages all of its members to attend the Annual General Meeting of Shareholders, but understands there may be exigent circumstances, especially during these unprecedented times.

Executive Sessions
Executive sessions of independent directors enable the Board to discuss matters, such as strategy, the performance and compensation of the CEO and senior management, succession planning and Board effectiveness, without management present. Any director may request additional executive sessions of independent directors. During 2022, our independent directors met in three executive sessions at regularly scheduled Board meetings and/or informational calls. The rules of the NYSE also require the non-management directors of the Company to regularly meet in executive session without management, and the non-management directors met in three executive sessions at regularly scheduled Board meetings and/or informational calls. Either our Lead Independent Director or, after her appointment, our Interim Chair presided at the executive sessions of independent directors and non-management directors.

BOARD LEADERSHIP STRUCTURE
The Board believes that the decision of whether to combine or separate the positions of CEO and Chair varies from company to company and depends upon a company’s particular circumstances at a given point in time. The Board believes that separating the CEO and Chair positions is the appropriate leadership structure for our Company and is in the best interests of our shareholders at this time. Ms. Ludlow serves as the Interim Chair of the Board, while Mr. Egan serves as our CEO and Director. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, the Interim Chair’s attention to Board and committee matters allows Mr. Egan to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities, as well as strategic opportunities and planning.

The Board recognizes that, depending on the circumstances, other leadership structures might be appropriate and in the best interest of the Company. Accordingly, the Board intends to regularly review its governance structure and has the discretion to modify its leadership structure in the future if it deems it in the best interest of the Company to do so. In the event the Board decides to combine the role of CEO and Chair, the Board is required to appoint a Lead Independent Director under the Company’s Corporate Governance Guidelines. Currently, the Board has an independent Chair so the Board is not required to have a Lead Independent Director.

BOARD AND BOARD COMMITTEE PERFORMANCE EVALUATIONS

Our Board continually seeks to improve its performance. Throughout the year, our Interim Chair, Chief Legal Officer and Secretary each routinely communicate with our Board members to obtain real-time feedback. We believe that this continuous feedback cycle along with our formal annual evaluation process helps to ensure the continued effectiveness of our Board.

Our Governance and Nominating Committee oversees the formal annual evaluation process of the effectiveness of our Board and its standing committees. In 2022, the Board engaged an unaffiliated board assessment consulting firm to independently assess the Board’s performance. The consultant conducted confidential interviews with each director that included discussions of the overall functioning and effectiveness of the Board and its standing committees, the leadership structure of the Board, as well as a peer review. The consultant presented its findings and evaluation to the Board at an executive session. In addition, the results included feedback regarding each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Investment Committee and Risk and Capital Management Committee.

Our annual Board evaluations cover the following areas:

•Board efficiency and overall effectiveness	•Board and committee information needs and meeting cadence
•Board and committee structure	•Satisfaction with Board agendas and the frequency, duration and format of meetings and time allocations
•Board leadership and succession planning	•Areas where directors want to increase their focus
•Board and committee composition	•Board dynamics and culture
•Satisfaction with the performance of the Chair	•Strategy and Crisis Preparedness
•Board member access to the CEO and other members of senior management	•Board alignment with the Company’s mission, vision, ethics, values, long-term goals and strategy
•Quality of Board discussions and balance between presentations and discussion	•Other areas directors would like to have greater focus or oversight
•Quality and clarity of materials presented to directors

1

ANNUAL BOARD AND COMMITTEE EVALUATIONS

The Governance and Nominating Committee oversees the annual self-evaluation process. The process, including the evaluation method, is reviewed annually by the Governance and Nominating Committee and presented to the Board for discussion prior to implementing the process during the fourth quarter. Written questionnaires used for the Board and each standing committee are annually reviewed by the Governance and Nominating Committee and are updated and tailored each year to address the significant processes that drive Board effectiveness. Each director completes a written questionnaire on an unattributed basis for the Board and committees. The questionnaires include open-ended questions and space for candid commentary. Our processes enable directors to provide anonymous and confidential feedback, which is then reviewed and addressed by the Chair of the Governance and Nominating Committee. In addition, each committee’s chair reviews the feedback with respect to their respective committee.

When appropriate, and at least every third year, our Board engages a third-party evaluation firm to independently assess the Board’s performance. The third-party evaluation firm conducts confidential interviews with each director that includes discussions of the overall functioning and effectiveness of the Board and its standing committees, the leadership structure of the Board as well as a peer review. The evaluation firm presents the findings to the Board for consideration and feedback. Our Board believes that employing an independent third-party evaluation firm every third year to assist in the evaluation process provides valuable insights and will contribute to the overall functioning and ongoing effectiveness of the Board.

In 2022, the Board engaged an unaffiliated board assessment consultant to independently assess the Board’s performance. The consultant conducted confidential interviews with each director that included discussions of the overall functioning and effectiveness of the Board and its standing committees, the leadership structure of the Board as well as a peer review. The consultant presented its findings and evaluation to the Board at an executive session. In addition, the results included feedback regarding each of the Audit Committee, Compensation Committee, Governance and Nominating Committee, Investment Committee and Risk and Capital Management Committee.

2

SUMMARY OF THE THIRD-PARTY EVALUATION

A written report is produced summarizing the written questionnaires, which include all responses. Every director received an individualized summary corresponding to their own roles as board and committee members, and as chairs of committees or the board, as appropriate.

3

BOARD AND COMMITTEE REVIEW

The Chair of the Governance and Nominating Committee leads a discussion of the written Board and committee evaluation results at the Board level during an executive session.
Directors also deliver feedback to the Interim Chair of the Board and suggest changes and areas for improvement.

4

ACTIONS

Following the review, changes in practices or procedures are considered and implemented, as appropriate. The Board finds that this process generates robust comments and provides the Board the opportunity to make changes that are designed to increase Board effectiveness and efficiency.
Actions taken in response to the evaluation process over the years have included:
•Initiating a search for an additional qualified financial expert director;
•Re-evaluating all governing documents, including delegations of authority and board and committee charters for effectiveness;
•Initiating executive sessions between the Board and CEO prior to board meetings; and
•Conducting a board informational session on fiduciary duties of the Board, roles of special committees and observers, and other board education matters.

Board’s Primary Role and Responsibilities, Structure and Processes

Our Board bears the responsibility for the oversight of management on behalf of our shareholders in order to ensure long-term value creation. In that regard, the primary responsibilities of our Board include, but are not limited to (i) oversight of the Company’s strategic direction and business plan, (ii) ongoing succession planning and talent management, and (iii) risk management and oversight.

Oversight of Strategic Direction and Business Plan

Our Board oversees our strategic direction and business plan. At the beginning of each year, our senior management presents our consolidated annual business plan to the Board, and the Board discusses the Company’s results relative to the plan periodically throughout the year. Each year, the Board typically engages in a full-day strategy meeting with management where it conducts a comprehensive review and discussion of the Company’s strategic goals over the short-, medium- and long-term, as well as management’s plans to achieve such goals.

Succession Planning and Talent Management

Our Compensation Committee is responsible for overseeing our executive compensation program to support our ability to attract and retain the right management talent to pursue our strategies successfully.

The Compensation Committee is involved in the critical aspects of the CEO succession planning process, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential internal candidates and making key management succession decisions. Succession and development plans are regularly discussed with the CEO, as well as without the CEO present in executive sessions of the Board. The Compensation Committee makes sure that it has adequate opportunities to meet with and assess development plans for potential CEO and senior management successors to address identified gaps in skills and attributes. This occurs through various means, including informal meetings, Board dinners, presentations to the Board and committees, attendance at Board meetings and the comprehensive annual talent review. The Compensation Committee also oversees management’s succession planning for other key executive positions. Our Board calendar includes at least one meeting each year at which the Board conducts a detailed talent review which includes a review of the Company’s talent strategies, leadership pipeline and succession plans for key executive positions.

Risk Management and Oversight
OUR BOARD TAKES AN ENTERPRISE-WIDE APPROACH TO RISK MANAGEMENT WHICH SEEKS TO COMPLEMENT OUR ORGANIZATIONAL OBJECTIVES, STRATEGIC OBJECTIVES, LONG-TERM PERFORMANCE AND THE OVERALL ENHANCEMENT OF SHAREHOLDER VALUE.

FULL BOARD
Our Board assesses and considers the risks we face on an ongoing basis, including risks that are associated with:
•our financial position,
•our competitive position,
•underwriting results,
•investment performance,
•cybersecurity vulnerabilities,
•catastrophic events, and
•other risks germane to the insurance and reinsurance industry.

Our Board determines the appropriate levels of risk for the Company generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE AND NOMINATING COMMITTEE	INVESTMENT COMMITTEE	RISK AND CAPITAL MANAGEMENT COMMITTEE
Our Audit Committee is responsible for overseeing:
•Management’s assessment of the Company’s internal control over financial reporting,
•The Company’s financial statements and disclosures,
•Quarterly reports on legal and regulatory matters,
•The Company’s annual internal audit plan, audit findings and recommendations, and
•The Company’s compliance with legal and regulatory requirements.

Our Compensation Committee is responsible for overseeing:
•The Company’s general compensation philosophy, including the development and implementation of our compensation program,
•Our executive compensation plans and arrangements,
•Succession planning,
•Diversity and talent management, and
•Incentive compensation risk oversight.

Our Governance and Nominating Committee is responsible for:
•Identifying, evaluating, and recommending to the Board individuals qualified and suitable to become board members,
•Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company,
•Overseeing the annual performance evaluation of the Board and its committees,
•Recommending directors to serve on the various committees of the Board, and
•Reviewing and considering the Company’s position, strategy and policies that relate to current and emerging ESG matters.

Our Investment Committee is responsible for:
•Overseeing the performance of the Company’s investment portfolio,
•Establishing the investment policy and guidelines,
•Receiving reports from the Chief Investment Officer on the performance and asset allocation of the Company’s investments, and
•Reviewing quarterly the compliance with the investment guidelines.

Our Risk and Capital Management Committee is responsible for:
•Overseeing management’s identification, mitigation and monitoring of the Company’s material risks and exposures, including: insurance underwriting risk; investment, liquidity and concentration risk; market risk; credit risk; cyber, systems and operations risk (operational risk); group risk; strategic risk; reputational risk; legal, compliance and litigation risks; and other unusual material risks that could have a significant impact on the Company.

MANAGEMENT
We use our comprehensive Enterprise Risk Management (“ERM”) program to identify, aggregate, monitor and manage risks. The program also defines our risk appetite, governance, culture and capabilities. The implementation and execution of the ERM program is headed by our Chief Risk Officer. There are several internal management committees, including the Enterprise Risk & Capital Committee (“ERCC”), co-chaired by our Chief Risk Officer and Chief Financial Officer. The ERCC is the highest-level management committee to oversee all firm-wide risks and is responsible for risk governance, risk oversight and risk appetite. It maintains the enterprise risk appetite framework and monitors compliance with limits and escalations defined in it. The ERCC oversees implementation of certain risk policies Company-wide. The ERCC reviews key risk exposures, trends and concentrations, significant compliance matters, and provides guidance on the steps to monitor, control and report major risks. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and/or its committees. Below are areas the ERCC identified as key strategy and risk oversight areas.

CERTAIN OF OUR KEY STRATEGY AND RISK OVERSIGHT AREAS
•Investment Performance and Markets •Technology and Cybersecurity •Insurance Risk	•Regulation, Compliance and Legal Developments •Rating Agency Risk •Model Risk

CYBERSECURITY
Information security is a key priority. Our information security program is designed to protect our systems and data from ever-evolving cybersecurity threats. The program is led by a group CISO, deputy CISO, security engineers and risk management professionals. We also employ a 24/7 Security Operation Center staffed by security experts to continually monitor our network environment. Our information security program is comprehensive with several layers of redundant defenses. We engage third-parties to evaluate our program for gaps on an annual basis, and regularly test our defenses and incident response via third-party penetration tests and red-team exercises. All employees and contractors must comply with our Information Security and Acceptable Use policies. We provide mandatory cybersecurity training to new hires and continue employee education through annual training and monthly simulated phishing campaigns. We proactively assess cyber risks as part of our vendor management process and regularly perform cyber risk assessments of our key third-party relationships. We comply with all applicable regulatory requirements related to cybersecurity, and our security program and IT-related controls are regularly examined by internal auditors, external auditors, compliance and various regulators. Our Board of Directors, along with the Risk and Capital Management Committee and Audit Committee, oversee our information security program and receive periodic updates from management.

COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established an Audit Committee, Compensation Committee, Governance and Nominating Committee, Investment Committee, and Risk and Capital Management Committee. Under the applicable requirements of the NYSE, each of the Audit, Compensation, and Governance and Nominating Committees consists exclusively of members who qualify as independent directors.
A description of each Board committee is set forth below. Except as noted below, the members of each Board Committee have continued to serve through the date of this proxy statement.

AUDIT COMMITTEE	Members •Sharon M. Ludlow, Chair •Franklin (Tad) Montross IV •Jason Robart	4 Formal Meetings	5 Informational Sessions	2 Actions by Unanimous Written Resolution
•Each of the members of the Audit Committee qualifies as an “independent” director as defined under the NYSE rules and Rule 10A-3 of the Exchange Act.
•All of the members of the Audit Committee are financially literate and have accounting or related financial management expertise within the meaning of the NYSE rules.
•The Board also has determined that Sharon Ludlow qualifies as an “audit committee financial expert” as defined by SEC rules. Please refer to the section entitled “Information Regarding the Class III Director Nominees for Election to the Board” for Sharon Ludlow’s relevant experience.

KEY RESPONSIBILITIES
Our Audit Committee has the responsibility for, among other things, assisting the Board in reviewing:
•our financial reporting and other internal control processes;
•our financial statements;
•the independent auditor’s qualifications, independence and performance;
•the performance of our internal audit function; and
•our compliance with legal and regulatory requirements and our Code of Business Conduct and Ethics.
Additionally, the Company’s independent auditor regularly discusses risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements with the Audit Committee.
To ensure candid and complete reporting, the Audit Committee regularly meets in separate executive sessions with management, the Company’s internal auditor and the Company’s independent auditor.
REPORT
The Report of the Audit Committee is on page 125 of this proxy statement.
CHARTER
The Audit Committee Charter is available on our website: investors.siriuspt.com/governance/governance-documents.

COMPENSATION COMMITTEE	Members •Jason Robart, Chair •Mehdi A. Mahmud •Franklin (Tad) Montross IV	4 Formal Meetings	3 Informational Sessions	11 Actions by Unanimous Written Resolution
•Each member of the Compensation Committee qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
KEY RESPONSIBILITIES
Our Compensation Committee is responsible for:
•reviewing and approving the compensation of the Company’s executive officers and directors;
•reviewing the Company’s strategies, policies and practices related to human capital management, including with respect to matters such as diversity and inclusion;
•authorizing and administering equity awards and other incentive arrangements;
•overseeing any compensation adviser retained to assist with the evaluation of compensation of executive officers or any other compensation-related matter; and
•reviewing and approving employment and related agreements with our executive officers.
The Compensation Committee also periodically reviews management development and succession plans, including establishing policies regarding succession in the event of an emergency or the retirement of the Chief Executive Officer and other senior executive officers.
REPORT
The Compensation Committee Report is on page 78 of this proxy statement.
CHARTER
The Compensation Committee Charter is available on our website: investors.siriuspt.com/governance/governance-documents.

GOVERNANCE AND NOMINATING COMMITTEE	Members •Mehdi A. Mahmud, Chair •Rafe de la Gueronniere •Gretchen A. Hayes •Sharon M. Ludlow	3 Formal Meetings	0 Informational Sessions	3 Actions by Unanimous Written Resolution
•Each of the members of the Governance and Nominating Committee qualifies as an “independent” director as defined under the applicable rules and regulations of the SEC and the NYSE.
KEY RESPONSIBILITIES
Our Governance and Nominating Committee is responsible for, among other things:
•identifying and recommending candidates for election to our Board;
•reviewing the composition of the Board and its Committees;
•reviewing and considering the Company’s position, strategy and policies that relate to current and emerging ESG matters;
•developing and recommending to the Board corporate governance guidelines that are applicable to us; and
•overseeing Board evaluations.
CHARTER
The Governance and Nominating Committee Charter is available on our website: investors.siriuspt.com/governance/governance-documents.

INVESTMENT COMMITTEE	Members •Rafe de la Gueronniere, Chair •Mehdi A. Mahmud •Jason Robart •Peter Wei Han Tan	4 Formal Meetings	3 Informational Sessions	3 Actions by Unanimous Written Resolution
KEY RESPONSIBILITIES
Our Investment Committee is responsible for:
•establishing investment guidelines and policies and monitoring compliance with such policies; and
•overseeing the management and performance of the Company’s investment portfolio.
CHARTER
The Investment Committee Charter is available on our website: investors.siriuspt.com/governance/governance-documents.

RISK AND CAPITAL MANAGEMENT COMMITTEE	Members •Franklin (Tad) Montross IV, Chair •Sharon M. Ludlow •Peter Wei Han Tan •Gretchen A. Hayes	4 Formal Meetings	0 Informational Sessions	2 Action by Unanimous Written Resolution
KEY RESPONSIBILITIES
Our Risk and Capital Management Committee is responsible for:
•overseeing our risk appetite and risk management framework;
•overseeing our cybersecurity; and
•overseeing our financial and capital markets strategies, including existing and proposed strategies.
Our Risk and Capital Management Committee is responsible for overseeing the Company-wide risk appetite and enterprise risk management framework. Management regularly reports to the Committee on the Company’s operational processes and controls that are designed to identify, mitigate and monitor the risks and exposures that could materially impact the Company.

COMMITTEES OF THE BOARD OF DIRECTORS ―
POST-ANNUAL GENERAL MEETING
Assuming election of the Board nominees, the following sets out the persons who will constitute the Company’s Board following the Annual General Meeting, including their expected Committee assignments:

SIRIUSPOINT BOARD COMMITTEES
NAME	INDEPENDENT	CLASS	AUDIT	COMPENSATION	GOVERNANCE & NOMINATING	INVESTMENT	RISK & CAPITAL MANAGEMENT
Rafe de la Gueronniere	I	III
Sharon M. Ludlow	I	III
Mehdi A. Mahmud	I	II
Franklin (Tad) Montross IV	I	I
Jason Robart	I	II
Scott Egan		III
Peter Wei Han Tan		I
Daniel S. Loeb		II

Committee Chair	Committee Member	Interim Chair of the Board	Audit Committee financial expert
SUSTAINABILITY RESPONSIBILITY
At SiriusPoint, our vision is to grow our business, create value and make positive environmental and social impacts through our business operations. The values of sound risk management, good governance, and environmental and social responsibility are reflected in our Company culture and operations. Our Board has formally designated our Governance and Nominating Committee with the responsibility for oversight of the Company’s policies, practices and disclosures relating to sustainability, including those related to climate change, for purposes of risk management, long-term business strategy and other matters. The Governance and Nominating Committee receives regular updates on sustainability. In addition, our executive management team established a Sustainability Council which is comprised of senior leaders across the Company. The Sustainability Council defines the Company’s approach to sustainability and broader environmental, social and governance concerns. The goal is to integrate the Company’s efforts on sustainability with its long-term business strategy.

Below is a summary of some of the highlights of the Company’s 2022 sustainability strategy efforts.

PEOPLE & COMMUNITY	SUSTAINABLE UNDERWRITING
We value being an inclusive employer and are committed to supporting the unique voices, backgrounds, cultures and contributions of our global employee base. We strive to foster an environment where all employees feel included, valued, respected and supported to unleash their full potential. Our Chief Human Resources Officer oversees the implementation of the Company’s human capital management strategy, including its Diversity, Equity, Inclusive & Belonging (DEI&B) initiatives. Our DEI&B efforts are supported by our management team. Highlights include:
•Formation of a Diversity, Equity, Inclusive Committee
•Inclusion of diversity into talent development goals for executives and implemented diverse hiring practices
•Continuation of corporate partnership with the Association of International Black Actuaries and Organization of Latino Actuaries and support for Stand with Asian Americans
Our global reach afforded us a unique opportunity to improve the health and prosperity of communities around the world. Our offices work directly with communities to support local causes. These efforts include programs and partnerships that leverage the skills, knowledge and enthusiasm of our employees’ volunteerisms. Recent highlights include:

•Partnering with the Red Cross to provide aid to Ukrainian citizens in the ongoing conflict with Russia and contributions on behalf of our employees globally

•Colleagues in New York ran a clothing drive in support of The Floating Hospital

•A Bermuda colleague completed a challenge to climb more than 30,000 ft in the Lake District in the UK, raising $22,000 to support Bermuda-based charity, WindReach.

Our group underwriting guidelines:
•Incorporate climate risk considerations
•Require strict adherence to compliance and regulatory obligations, including global efforts to reduce funding of terrorism, corruption and human rights violations
•Require underwriting decisions to be taken with the purpose of improving the overall profit, while using the latest underwriting techniques and tools and balancing with experience and common sense
•Structure compensation of underwriting operations to promote prudent risk taking and long-term profitability
•Use diversification, strong accumulation controls and reinsurance to adjust risks to acceptable tolerance levels
We have recently:
•Evaluated our (re)insurance portfolio to reduce climate risk within the portfolio
•Co-founded two ventures enabling clients and local communities to manage climate risk, Parameter Climate, a parametric risk transfer and climate focused underwriter, and Vyrd, an insurer established to address the protection gap and coverage challenges of Florida homeowners

INVESTMENTS
We work with a number of asset managers who have implemented procedures to identify, manage and monitor certain sustainability risks related to governance events. Those include:
•Lack of diversity on boards
•Inadequate external or internal audit
•Bribery and corruption
•Lack of scrutiny of executive pay
•Poor safeguards on personal data and information technology security

COMPLIANCE & ETHICS	ENVIRONMENTAL STEWARDSHIP & SUSTAINABILITY
The Sustainability Council defines the Company’s approach to sustainability and broader environmental, social and governance concerns. We aim to conduct our business in a manner that respects the human rights and dignity of all, and we support international efforts to promote and protect human rights, including an absolute opposition to slavery and human trafficking. We have formalized our positions on human rights in various Company policies and other commitments, including:

•Code of Business Conduct and Ethics
•Modern Slavery Statement
•Vendor Code of Conduct
•Respectful Work Policy
•Endorsement of the Business Coalition for Equality Act, which is the U.S. federal legislation to provide the same basic protections to LGBTQ people as are provided to other protected groups under federal law
•Development and implementation of proactive investor and proxy advisory engagement strategy
•Membership in the Council for Institutional Investors

Our Board adopted a global Environmental Policy Statement that sets forth our commitment to operating a sustainable business, endorsing sustainability initiatives, supporting organizations that foster sustainability in our communities, and proactively setting sustainability goals. For more information about our commitments, please refer to our Environmental Policy Statement located on our website at investors.siriuspt.com/governance/governance-documents.

We joined ClimateWise, a global network of leading insurance industry organizations, working to directly support society as it responds to the risks and opportunities of climate change.

For more information about our Sustainability initiatives, please refer to our website at: www.siriuspt.com/esg.

STAKEHOLDER ENGAGEMENT

WHY WE ENGAGE
Our directors and management recognize the benefits that come from robust dialogue with shareholders and other relevant stakeholders and we have embraced an active engagement strategy. We engage with stakeholders through the year in order to:

Provide visibility and transparency into our business, our performance and our corporate governance and compensation practices;
Discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views; and
Assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices.

HOW WE ENGAGE
In 2022, we launched a comprehensive and structured program to engage with existing and new investors and other key stakeholders. We strive to increase visibility among the investment community and increase engagement with existing investors.

SiriusPoint leaders	discussed these topics	with our stakeholders	through various venues
•Executive Leadership Team •Senior Management •Secretary •Head of Investor Relations and Strategy	•Our business •Governance •Executive Compensation	•Investors •Regulators •Rating Agencies	•Investor Meetings •Quarterly Earnings Calls •Investor Conferences •Annual Shareholder Meeting

ACTIONS TAKEN BY THE BOARD FOLLOWING STAKEHOLDER ENGAGEMENT
Stakeholder feedback is delivered to our Board and is considered in connection with the Board’s strategy for the Company’s transformation and turnaround.

DIRECTOR NOMINATING PROCESS AND DIVERSITY
The Board is responsible for nominating candidates for election to the Board and for filling vacancies on the Board that may occur between annual general meetings of shareholders. The Governance and Nominating Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. When formulating its recommendations, the Governance and Nominating Committee may also consider advice and recommendations from others, including shareholders, as it deems appropriate. The Governance and Nominating Committee will identify and consider candidates suggested by outside directors, management and/or shareholders and evaluate them in accordance with its established criteria.

IDENTIFY DIRECTOR CANDIDATES	REVIEW CANDIDATE POOL	CONDUCT IN-DEPTH CANDIDATE REVIEW	RECOMMEND DIRECTOR NOMINEE SLATE
Potential candidates for director may be identified by management, our directors, a third-party search firm or shareholders.	The Governance and Nominating Committee reviews candidates to determine whether candidates warrant further consideration.	Candidates will meet with members of the Governance and Nominating Committee and management and are evaluated for independence, potential conflicts, skills, and experience and diversity.	The Governance and Nominating Committee recommends candidates for appointment or election to the Board.
The Governance and Nominating Committee and the Board believe that diversity along multiple dimensions, including opinions, skills, perspectives, personal and professional experiences, gender, race and cultural diversity, and other differentiating characteristics, is an important element of its nomination recommendations. The Governance and Nominating Committee has not identified any specific minimum qualifications which must be met for a person to be considered as a director candidate. However, Board candidates are selected based upon various criteria, including: business and professional experience, judgment, diversity, age, skill, background, education, time availability in light of other commitments, and such other relevant factors that the Governance and Nominating Committee considers appropriate in the context of the needs of the Board.
The Board requires at least two diverse candidates to be included in the pool for all director searches and evaluates a nominee’s experience, gender, race, age, ethnicity, national origin, sexual orientation, skills and other qualities. The graphics below illustrate the diversity of experience represented on our Board:

BOARD SNAPSHOT
Director candidates recommended by shareholders will be considered in the same manner as recommendations received from other sources. If a shareholder desires to recommend a director candidate for consideration by the Governance and Nominating Committee, recommendations should be sent in writing to the Secretary at the Company’s principal executive offices, together with appropriate biographical information concerning each proposed director candidate, consistent with the biographical information requested for director nominees as set forth in the Company’s Bye-laws. For a description of the procedures and requirements for a shareholder to make a director nomination, shareholders should refer to the Company’s Bye-laws and the section entitled “Submitting Proxy Proposals and Director Nominations for the Next Annual General Meeting” below.
OUTSIDE ADVISORS
Our Board and each of its Committees may retain outside advisors and consultants of their choosing at the Company’s expense. The Board need not obtain management’s consent to retain outside advisors. In 2022 and 2021, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide advice on executive compensation matters, including the Compensation Discussion and Analysis contained in this proxy statement. In connection with Mercer’s retention, the Compensation Committee conducted an assessment of potential conflicts of interest, considering various factors including the six factors mandated by the NYSE rules, and no conflicts of interest relating to its services were identified. See “Role of the Compensation Consultant” in the Compensation Discussion and Analysis for more information regarding the services provided by Mercer.

COMMITTEE CHARTERS & CODE OF BUSINESS CONDUCT AND ETHICS
The committee charters are reviewed at least annually, and each Committee recommends any proposed changes to the Board for approval. The charters of the Audit Committee, Compensation Committee, and Governance and Nominating Committee as well as the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and our Environmental Policy Statement are available on our website at investors.siriuspt.com/governance/governance-documents and may also be obtained upon request without charge by writing to:

SiriusPoint Ltd. Attention: Secretary Point Building 3 Waterloo Lane Pembroke HM 08, Bermuda

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended December 31, 2022, there were no compensation committee interlocks or insider participants. During 2022, none of the members of our Compensation Committee was an officer or employee of our Company, and during fiscal year 2022, no executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers or directors serving on our Board and/or Compensation Committee. None of the members of the Compensation Committee during fiscal year 2022 had any relationship requiring disclosure under Item 404 of Regulation S-K for the fiscal year ended December 31, 2022.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

The Company has adopted a Related Person Transaction Policy pursuant to which our executive officers, directors, director nominees and principal shareholders, including their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is a general partner, limited partner or 10% beneficial owner are not permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent Committee of our Board or the full Board. Any request for us to enter into a transaction in which an executive officer, director, principal shareholder or any of such persons’ immediate family members has a direct or indirect material interest is required to be presented to our Audit Committee for review, consideration and approval.

All of our directors, executive officers and employees are required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. A copy of our Related Person Transaction Policy is available on our website at: investors.siriuspt.com/governance/governance-documents.
RELATED PERSON TRANSACTIONS
The following is a description of certain relationships and transactions involving amounts in excess of $120,000 that the Company has entered into or participated in with our directors, officers, major shareholders and certain other related persons since January 1, 2022.

Joint Venture and Investment Management Agreements
Daniel S. Loeb, an affiliate of Third Point LLC, has sole voting and dispositive power over approximately 8.72% of the common shares of the Company (as of March 1, 2023). As long as ownership by Third Point LLC and its affiliates (“Third Point”) persons remains in excess of 5% of the voting securities of the Company, Third Point is a related person. See “Security Ownership of Certain Beneficial Owners and Management.”
On July 31, 2018, Third Point Reinsurance Ltd. (as predecessor to the Company), Third Point Re BDA and Third Point Re USA entered into the Amended and Restated Exempted Limited Partnership Agreement (the “2018 LPA”) of Third Point Enhanced LP (“TP Fund”) with Third Point Advisors L.L.C. (“TP GP”) and others, effective August 31, 2018. The 2018 LPA was subsequently amended and restated in 2019 and 2020, and on February 23, 2022, the Company entered into the Fourth Amended and Restated Exempted Limited Partnership Agreement of TP Fund with TP GP and the other parties thereto (the “TP Fund LPA”).
Pursuant to an investment management agreement between Third Point LLC and TP Fund, dated July 31, 2018, and as amended and restated on February 28, 2019, Third Point LLC is the investment manager for TP Fund. In addition, on July 31, 2018, Third Point Re BDA and Third Point Re USA (together the “TPRE Limited Partners”) and TP Fund executed a Subscription Agreement pursuant to which the TPRE Limited Partners transferred certain net investment assets and related liabilities from their separate accounts to TP Fund, and TP Fund issued limited partner interests to the TPRE Limited Partners proportionate to and based on the net asset value transferred by each such entity on the applicable transfer date. Certain collateral assets consisting of debt securities and restricted cash were not transferred to TP Fund but are also managed by Third Point LLC under a separate investment management agreement, as discussed below under “—Investment Management Agreement.”
For more information regarding the TP Fund LPA and the 2022 IMA (as defined below), please refer to the summary below.
LIMITED PARTNERSHIP AGREEMENT OF THIRD POINT ENHANCED LP
Term and Termination Rights
The TP Fund LPA has a term ending on March 31, 2026, subject to automatic renewal for additional successive two-year terms unless a party notifies the other parties, with one year’s prior notice before the end of a term, that it wishes to terminate the TP Fund LPA at the end of such term. We may terminate the TP Fund LPA in certain circumstances, including (1) at any time upon the written consent of the TPRE Limited Partners and TP GP or (2) upon the death, long-term disability or retirement of Daniel S. Loeb, or the occurrence of other circumstances in which Mr. Loeb is no longer directing the investment program of Third Point LLC or actively involved in the day-to-day management of Third Point LLC.
Withdrawal Rights
Under the TP Fund LPA, we may withdraw our capital accounts in TP Fund (i) in full on March 31, 2026, and each successive two-year anniversary of such date or (ii) in accordance with the other withdrawal rights set forth in the TP Fund LPA.

Incentive Allocations
With respect to each of the TPRE Limited Partners, TP GP receives incentive allocations. An incentive allocation crystallizes as of each December 31, each withdrawal date that a TPRE Limited Partner effects a withdrawal, other than December 31, in respect of the amount withdrawn and if TP Fund is dissolved on a date other than December 31, the termination date (each an “Incentive Allocation Period”). Reallocation of a TPRE Limited Partner’s capital account as of a crystallization date is divided between the TPRE Limited Partner and TP GP as follows: 20% of the result of (x) the Net Increase (as defined in the TP Fund LPA) (if any) of the Capital Account (as defined in the TP Fund LPA) of a TPRE Limited Partner during such Incentive Allocation Period, minus (y) the Management Fee (as defined in the TP Fund LPA) debited from such Capital Account for such Incentive Allocation Period, minus (z) such partner’s Loss Recovery Account (as defined in the TP Fund LPA) balance for such Incentive Allocation Period, shall be reallocated to TP GP (the “Incentive Allocation”). TP GP, in its discretion, may elect to reduce, waive or calculate differently the Incentive Allocation, with respect to any TPRE Limited Partner.
Management Fee
Pursuant to the TP Fund LPA, Third Point LLC is entitled to receive monthly management fees. Prior to the amendment and restatement of the TP Fund LPA and the 2022 IMA (as defined below), management fees were charged at the TP Fund level and were calculated based on 1.25% of the assets under management in TP Fund and multiplied by an exposure multiplier computed by dividing the average daily investment exposure leverage of the TP Enhanced Fund (as defined below) by the average daily investment exposure leverage of the Third Point Offshore Master Fund L.P. (“Offshore Master Fund”). Third Point LLC also serves as the investment manager for the Offshore Master Fund. Upon the 2020 amendment and restatement of the 2018 LPA, effective February 26, 2021, the adjustment for investment exposure leverage in the management fee calculation was removed, as previously adjusted for under the 2019 LPA. The 2020 LPA did not amend the management fee rate of 1.25% per annum. Following the 2022 amendment and restatement of the TP Fund LPA, Third Point LLC is entitled to a fixed monthly management fee equal to 1.25% of the balance of each Capital Account (determined as of the beginning of the month before the accrual of the performance allocation and not including any exposure leverage of the TP Fund or any Capital Account).
INVESTMENT MANAGEMENT AGREEMENT
On August 6, 2020, Third Point LLC (d/b/a Third Point Insurance Portfolio Solutions) (“TPIPS”) and the Company entered into an Investment Management Agreement, effective as of February 26, 2021 (the “TPIPS IMA”), pursuant to which TPIPS serves as investment manager to the Company and provides investment advice with respect to the investable assets of the Company, other than assets that the Company may withdraw from time to time as working capital. On February 23, 2022, the Company entered into an Amended and Restated Investment Management Agreement (the “2022 IMA”) with Third Point LLC and the other parties thereto, which amended and restated the TPIPS IMA.
Pursuant to the 2022 IMA, Third Point LLC provides discretionary investment management services with respect to a newly established TP Optimized Credit portfolio (the “TPOC Portfolio”), subject to investment and risk management guidelines, and continues to provide certain non-discretionary investment advisory services to the Company. The Company agreed to contribute to the TPOC Portfolio all amounts withdrawn from TP Fund on November 30, 2021, December 31, 2021 and January 31, 2022 that were not invested or committed for investment in other Third Point strategies.

Term and Termination Rights
The 2022 IMA will continue with respect to the TPOC Portfolio until the first of the following events to occur: (1) as of any month-end upon at least 120 days’ prior written notice from Third Point LLC, (2) upon the complete withdrawal of all of the assets in the TPOC Portfolio or (3) 45 days’ following the mutual agreement of the Company and Third Point LLC to terminate. The term of the 2022 IMA with respect to the advisory services may be terminated by the Company as of any calendar month-end, with at least 30 days’ prior notice. The Company and Third Point LLC have certain other termination rights as set forth in the 2022 IMA.
Withdrawal Rights
Under the 2022 IMA, we may withdraw our capital accounts in TPOC Portfolio (i) in full on March 31, 2026 and each successive anniversary of such date or (ii) in accordance with the other withdrawal rights set forth in the 2022 IMA.
Incentive Fees
Under the 2022 IMA, the Company is obligated to pay Third Point LLC, from the assets of each sub-account, an annual incentive fee equal to 15% of out-performance over a specified benchmark for the investment management services provided in respect of the TPOC Portfolio. On March 31, 2026 or upon the termination of the 2022 IMA if earlier, an incentive fee in respect of each sub-account will be determined and paid as if such date were the last day of a calendar year. In addition, immediately after giving effect to such incentive fee payment, Third Point LLC will calculate a notional incentive fee in respect of each remaining sub-account on a cumulative basis from the establishment of such sub-account through such date as if no incentive fee had been paid in respect of such sub-account on or prior to such date, adjusted to account for withdrawals and management fees, in an amount equal to 20% for the first 2.5% of out-performance in respect of each sub-account, 25% for the next 2.5% of out-performance in respect of each sub-account and 30% of any further out-performance in respect of each sub-account. If such calculated amount exceeds the aggregate incentive fee actually paid with respect to any such sub-account, the Company is obligated to pay Third Point LLC the amount of such excess from each applicable sub-account.
Management Fees
The Company is obligated to pay Third Point LLC a monthly management fee equal to one twelfth of 0.50% (0.50% per annum) of the TPOC Portfolio, net of any expenses, and a fixed advisory fee for the advisory services equal to 1/4 of $1,500,000 per quarter, which may be reduced by management fees paid on capital other than TPE Withdrawn Amounts (as defined in the 2022 IMA) invested in the TPOC Portfolio.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Any interested parties desiring to communicate with the Board or any of the independent directors regarding the Company may directly contact such director(s) by delivering such correspondence to such director(s) (or the entire Board) by e-mail to secretary@siriuspt.com or by mail at the following address:

SiriusPoint Ltd. Attention: Secretary Point Building 3 Waterloo Lane Pembroke HM 08, Bermuda
The Secretary will not forward to the Board, any Committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Chief Legal Officer to be immaterial to the Company.

The Audit Committee of the Board has established procedures, including through the use of a third party hotline, for employees, shareholders and others to submit confidential and anonymous reports regarding accounting, internal accounting controls or auditing matters. Details of the hotline are available on our website at www.siriuspt.com.

DIRECTOR COMPENSATION
COMPENSATION OF DIRECTORS FOR FISCAL YEAR 2022

ANNUAL COMPENSATION

ADDITIONAL ANNUAL CASH RETAINERS ($)

Audit Committee Chair	172,500

INITIAL EQUITY GRANT―GRANT DATE VALUE ($)
One-time grant of restricted common shares	250,000
Pursuant to our Director Compensation Policy, each independent director receives an annual cash retainer of $137,500 per year. Ms. Sharon M. Ludlow, who serves as Chair of the Audit Committee and Interim Chair of the Board, received additional cash retainers in 2022 of (i) $172,500 for service as Chair of the Audit Committee, prorated based upon the portion of the year during which she served as Chair of the Audit Committee and (ii) a one-time $350,000 payment for service as Interim Chair of the Board, prorated for the portion of the year during which she served as Interim Chair of the Board (the “Interim Chair Cash Retainer”). The Interim Chair Cash Retainer was awarded to Ms. Ludlow in recognition of the additional responsibilities Ms. Ludlow took on during a period of significant change at the Company and is not expected to be an ongoing element of our director compensation program. The cash retainers are paid in equal quarterly installments, and are prorated for partial years of Board service based on the number of days served by the applicable independent director during any such year. In addition, our independent directors received a one-time $60,000 retainer for additional services rendered from April 2022 through December 2022; the purpose of such services was to evaluate corporate strategic matters.
Pursuant to our Director Compensation Policy, each independent director is also entitled to receive an annual grant of restricted shares with a grant date value of $137,500. Restricted share grants are typically made on or around the date of the annual general meeting of shareholders, with the number of shares being calculated based on the fair market value of a common share of the Company on the date of grant. Restricted share grants are also prorated for partial years of Board service, with the initial grant typically being made on the date that the director begins his or her Board service. During 2022 and consistent with our Director Compensation Policy, in connection with his appointment to the Board, Mr. Robart received an initial grant of restricted shares with a grant date value of $250,000, which will vest in three equal installments on the first three anniversaries of the grant date, subject to his continued Board service through the applicable vesting date. All restricted share grants are subject to the SiriusPoint Reinsurance Ltd. 2013 Omnibus Incentive Plan (the “2013 Omnibus Incentive Plan”) and applicable award agreements entered into between the Company and the director, including vesting and forfeiture provisions. The restricted share awards (other than initial grants of restricted shares in connection with the director’s appointment to the board) fully vest on April 30th of the calendar year following the year in which the grant is made, subject to the director’s continued Board service through the vesting date.
Our directors who are not independent (including those who are our employees) do not receive compensation for serving as members of our Board. As a result, Messrs. Egan, Tan, Loeb and Sankaran were not compensated for their services as directors during 2022. However, all directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and Committee members, including attendance at educational seminars and other expenses directly related to the Company’s business.
2022 DIRECTOR COMPENSATION

NAME	FEES EARNED OR PAID IN CASH ($)		RESTRICTED SHARE AWARDS(1)(2) ($)		OPTION AWARDS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Rafe de la Gueronniere	216,207		137,500		—	—	353,707
Gretchen A. Hayes	197,500		137,500		—	—	335,000
Sharon M. Ludlow	589,375		487,500		—	—	1,076,875
Mehdi A. Mahmud	197,500		137,500		—	—	335,000
Franklin (Tad) Montross IV	197,500		137,500		—	—	335,000
Jason Robart	174,761		387,500		—	—	562,261
Peter Wei Han Tan	—		—		—	—	—
Daniel S. Loeb	—		—		—	—	—
Mark Parkin	43,125	(3)	196,074	(3)	—	—	239,199
Joshua L. Targoff	—	(4)	—		—	—	—
(1)The restricted shares were awarded to the independent directors on May 19, 2022, under our 2013 Omnibus Incentive Plan. Restricted shares awarded on May 19, 2022 will vest on April 30, 2023, subject to the director’s continued service through such date. Ms. Ludlow was awarded additional restricted shares on May 27, 2022, with a grant date fair value of $350,000 in consideration for her service as Interim Chair of the Board, which shares will vest in full on the earlier of (i) the date Ms. Ludlow’s term as Interim Chair of the Board ends and (ii) the second anniversary of the grant date (the “Interim Chair Equity Award”). The Interim Chair Equity Award was granted to Ms. Ludlow in recognition of the additional responsibilities Ms. Ludlow took on during a period of significant change at the Company and is not expected to be an ongoing element of our director compensation program. In addition, Mr. Robart was awarded additional restricted shares on March 1, 2022 with a grant date fair value of $250,000 in connection with his appointment to the Board. As of December 31, 2022, our non-employee directors during 2022 had the following number of outstanding restricted shares:

NAME	NUMBER OF UNVESTED RESTRICTED SHARES	NAME	NUMBER OF UNVESTED RESTRICTED SHARES
Rafe de la Gueronniere	39,296	Jason Robart	50,487
Gretchen A. Hayes	39,296	Peter Wei Han Tan	—
Sharon M. Ludlow	100,807	Daniel S. Loeb	—
Mehdi A. Mahmud	39,296	Mark Parkin	—
Franklin (Tad) Montross IV	39,296	Joshua L. Targoff	—
(2)The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures. The fair value was determined using the methodology and assumptions set forth in Note 18, “Share-Based Compensation and employee benefit plans,” to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, which are hereby incorporated herein by reference.
(3)Reflects prorated fees earned from January 1, 2022 through April 6, 2022, the date Mr. Parkin resigned from our Board. This amount represents the incremental fair value of certain of Mr. Parkin’s restricted shares, which were modified by the Board to provide for accelerated vesting in connection with his resignation.
(4)Our directors who are not independent do not receive compensation for serving as members of our Board. As a result, Mr. Targoff was not compensated for his services as a director in 2022.

EXECUTIVE OFFICERS
The following table sets forth information as of April 21, 2023 regarding the individuals who serve as our executive officers. The ages of our executive officers are as of April 21, 2023.

NAME	AGE	POSITION
Scott Egan(1)	52	Chief Executive Officer & Director
Stephen Yendall	47	Chief Financial Officer
David E. Govrin	59	Group President and Chief Underwriting Officer
Robin Gibbs	48	Chief Executive Officer, SiriusPoint International
Stuart Liddell	55	Global President, Accident & Health
(1) For biographical information about Mr. Egan, see “Board of Directors and Corporate Governance—Class III Directors, Serving in Office Until the 2025 Annual General Meeting.”

STEPHEN YENDALL
CAREER HIGHLIGHTS
•SiriusPoint Ltd.
◦Chief Financial Officer (October 2022 to present)
•Guy Carpenter Inc., a company providing global risk and reinsurance solutions and a subsidiary of Marsh & McLennan Companies, Inc.
◦Managing Director (October 2021 to October 2022)
•RSA Canada Group, a Canadian general insurer
◦Chief Financial Officer and Chief Operating Officer (August 2018 to October 2021)
•Ernst & Young LLP, a public accounting firm
◦Partner (June 2016 to August 2018)
EDUCATION •BA, University of Waterloo

Chief Financial Officer since October 2022 Age 47

DAVID E. GOVRIN
CAREER HIGHLIGHTS
•SiriusPoint Ltd.
◦Global Chief Underwriting Officer and President, Americas Reinsurance (March 2021 to present)
•Third Point Reinsurance (USA) Ltd.
◦President (May 2019 to March 2021)
◦Head of Business Development (February 2019 to 2021)
•Berkshire Hathaway’s Reinsurance Group, a reinsurance company
◦Vice President and key member of the underwriting team (2012 to 2019)
•Hudson Insurance Capital Partners, a specialty insurance focused private equity fund of approximately $200 million
◦Founder (2007)
•Sierra Re Advisors, a boutique reinsurance intermediary
◦Founder (2006)
•Ritchie Capital Management, an alternative asset manager
◦Managing Director/ILS Fund Manager (2005 to 2006)

•Citigroup
◦Director, Structured Insurance Products group (2002 to 2004)
•Goldman Sachs
◦Vice President, Initial member of the Insurance Products Group developing the ILS market (1997 to 2002)
•Guy Carpenter
◦Senior Vice President, property account executive executing and developing traditional, structured, and capital markets products (1989 to 1997)
•Dean Witter Reynolds
◦Fixed income operations, sales and trading (1986 to 1989)
•Horizon Bank
◦Commercial Credit Analyst (1985 to 1986)
EDUCATION
•Master of Business Administration in Finance, NYU’s Stern School of Business
•Bachelor of Science in Finance and Real Estate, University of Denver

Global Chief Underwriting Officer and President, Americas Reinsurance since March 2021 Age 59

ROBIN GIBBS
CAREER HIGHLIGHTS
•SiriusPoint Ltd.
◦Chief Executive Officer, SiriusPoint International (December 2022 to present)
•RSA Insurance Group, a British multinational general insurance company
◦Commercial Managing Director, Commercial Risk Solutions Managing Director, Mobility Insurance Managing Director, Director of Regions, Delegated Business Managing Director, Interim Mid-Market Managing Director, Strategy Director, Head of Underwriting, New Business Manager (September 2001 to December 2022)

EDUCATION •Bachelor’s Degree, Aston Business School

Chief Executive Officer, SiriusPoint International since December 2022 Age 48

STUART LIDDELL
CAREER HIGHLIGHTS
•SiriusPoint Ltd.
◦Global President, Accident & Health (October 2010 to present)
◦Senior Underwriter, Life Accident & Health (November 2002 to October 2010)
•XL Capital
◦Senior Underwriter, Health and Accident Insurance (June 1998 to June 2002)
•OWL Managing Agency
◦Deputy Active Underwriter, Syndicate 718 (September 1995 to May 1998)
•Sturge Lloyds Syndicate Management
◦Underwriter Accident & Health (June 1993 to September 1995)

•Oxford Agencies
◦Underwriter Accident & Health (November 1990 to June 1993)
•Hogg Robinson Gardner & Mountain
◦Broker, Accident & Health Insurance and Reinsurance (March 1989 to November 1990)
EDUCATION
•BA in Political Science, University of Newcastle Upon Tyne
Un

Global President, Accident & Health since October 2010 Age 55

EXECUTIVE COMPENSATION

PROPOSAL 2	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (SAY-ON-PAY)
TO APPROVE, BY A NON-BINDING ADVISORY VOTE, THE EXECUTIVE COMPENSATION PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT
As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and in accordance with Section 14A of the Exchange Act, the Company’s shareholders are entitled to approve, on an advisory basis, the compensation of our NEOs. This non-binding advisory vote, commonly known as a “Say-on-Pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to
•attract, motivate and retain executives of outstanding ability to meet and exceed the demands of our business,
•focus management on optimizing shareholder value and fostering an ownership culture,
•create appropriate rewards for outstanding performance and reduced compensation for underperformance, and
•be competitive and foster collaboration by rewarding executives for their contribution to our overall performance and financial success.
We believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders and that the total compensation packages provided to our NEOs are reasonable and not excessive.
For these reasons, the Board is asking shareholders to vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this Proposal 2 is not binding on the Board or the Compensation Committee (or any other committee of the Board), will not overrule any decisions made by the Board or the Compensation Committee (or any other committee of the Board) and will not require the Board or the Compensation Committee (or any other committee of the Board) to take any specific action. The outcome of this vote does not create or imply any change to the fiduciary duties of the Company or its Board or any of its committees (or any individual member thereof), or create or imply any additional fiduciary duties. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.

LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE

Jason Robart Chair of the Compensation Committee

Dear Fellow Shareholders,

I am writing to you as Chair of the Compensation Committee. 2022 proved to be a challenging year for our business and, given recent challenges since the merger, the Compensation Committee and broader Board made significant compensation decisions that I wanted to take this opportunity to provide some broader context to explain. First and foremost, the Compensation Committee believes that these changes were necessary and will help drive future successful results. Our hope is that in understanding this context, shareholders will feel alignment with the decisions that were made and with our belief in the positive path forward. As always, we are available to discuss these items further with our fellow shareholders.

Context

During the first half of 2022, the Board recognized that the Company’s trajectory was not delivering the value promised to and expected by the Board and shareholders and that the Company was at a strategic inflection point. With the Executive Leadership Team (“ELT”) and the Company focused on a turnaround strategy, the Compensation Committee recognized that a different compensation philosophy would be required for 2022 that reflected this important organizational inflection point and aligned with the Company’s strategic transformation and turnaround. As a result, the Compensation Committee determined that a 2022 compensation mix focused on RSUs and options was aligned with shareholder interests at the time and supported our compensation objectives. With this change, the long-term incentives were delivered entirely as equity awards, which remained subject to fluctuations in our stock price and, in the case of options, would have no value unless the Company’s stock price appreciated following the date of grant.

The ELT Transition

As previously disclosed, during 2022, the Company experienced a number of leadership changes within the ELT. The Board moved swiftly to put in place Dan Malloy, as Interim CEO, following Sid Sankaran’s resignation in May. With an Interim CEO in place, the Board then embarked on a thorough search for a new CEO who shared the long-term vision of SiriusPoint’s success with the Board and shareholders. After extensive interviews, this led to the appointment of Scott Egan as CEO in September 2022.

Scott is a highly seasoned executive who has successfully performed several turnarounds, and we believe he has come in with the pace and energy to turnaround our business. Scott has acted swiftly and with the Board’s guidance to secure key people. Scott worked with the Board to help drive the process in bringing in new key ELT members, such as Steve Yendall, a CFO with an impressive track record of delivery, and Karen Caddick, a CHRO with significant relevant experience in the insurance industry and a history of successful performance with Scott. Scott also appointed David Govrin as President and CUO, a key member of the ELT overseeing the realignment of our underwriting platform with our underwriting and risk management appetite. You will note that a significant award was made to David Govrin as part of his promotion and was designed to be aligned with retaining a key individual to support Scott with the ongoing transformation of the business.

To help support the leadership transitions, the Compensation Committee made some necessary decisions about exit packages driven primarily by contractual commitments and previously negotiated severance arrangements. Given the significance of these changes, this was clearly not a usual year and all packages were designed to support a quick transition to a new leadership team to get the business focusing on go-forward success.

Strategic Inflection to Achieve Future Results

We believe that the new and retained members of the ELT have the requisite experience to build a best-in-class multi-line insurance and reinsurance products and services company and to effectively do so in a manner that is aligned with shareholder expectations.

We are delighted with the early progress that Scott and the team are making which has been seen in a myriad of ways, including but not limited to:

•Share price recovery, up ~80% since September 2022;
•S&P’s removal of the CreditWatch on the business and Fitch upgraded to stable from negative; and
•The de-risking of volatility through the Loss Portfolio Transfer recently announced and the de-risking of our investment portfolio.

Compensation Decisions to Increase Alignment of Outcomes with Shareholders

As noted above, 2022 changes to the incentive plan structure were intended to be one-time-only changes, and we have returned to a more traditional mix of PSUs and RSUs for 2023. We are looking forward to our future collective success with this ELT and, to that end, we have implemented three key incentive elements that took place at grant or in early 2023 to help support alignment with shareholders. Those elements are:

1.Share Price-Based Performance Vesting Sign-On Options: Scott and Steve both received sign-on option grants that vest upon hitting critical share prices representing ~25%, ~65%, and ~105% price increases from the stock price at the time of Scott’s hire.

2.Updated 2023 Annual Incentive Plan Design: Increased the impact of the Continuing Operations COR metric to 70% of the award value (vs. 40% previously) and created more targeted strategic goals for the other 30%. We also removed any CAT collar adjustments to align outcomes more directly for the ELT with shareholders. Consequently, target bonus for management will be paid only if the COR is 95.7% of Continuing Operations COR.

3.Updated 2023 Annual LTI Design: Set PSUs to 75% of the target weighting of the annual LTI grant, which is based on significant growth of the Net Book Value Per Share over the next three-year period. We also removed options from the annual grant mix.

Overall, throughout this period of transition, we sought to keep a clear focus on taking actions that we believed were in the interests of our shareholders. With these actions, we believe that the Compensation Committee’s actions in 2022 will help support SiriusPoint’s success in 2023 and beyond.

Sincerely,
/s/ JASON ROBART Chair of the Compensation Committee
April 21, 2023

COMPENSATION DISCUSSION AND ANALYSIS
I.OVERVIEW
This Compensation Discussion and Analysis (“CD&A”) provides an overview of the material components of our executive compensation program, as well as the compensation of our NEOs.

Our NEOs for fiscal year 2022 were the following executive officers who served during fiscal year 2022:
•Scott Egan, Chief Executive Officer and Director (beginning as of September 21, 2022)
•Stephen Yendall, Chief Financial Officer (beginning as of October 31, 2022)
•David E. Govrin, Group President and Chief Underwriting Officer
•Monica Cramér Manhem, President, International Reinsurance
•Stuart Liddell, Global President, Accident & Health
•Siddhartha Sankaran, former Chief Executive Officer (until May 16, 2022)
•Daniel V. Malloy, former Interim Chief Executive Officer (from May 17, 2022 to September 20, 2022)
•David W. Junius, former Chief Financial Officer (until October 21, 2022)
•Prashanth Gangu, former Chief Operating Officer and former President, Insurance and Services (until June 3, 2022)
•Vievette Henry, former Chief People Officer (until October 22, 2022)

II.EXECUTIVE SUMMARY

During 2022, the Compensation Committee managed the transition of a new senior leadership team to lead the Company in its continuing transformation. With the goal of attracting and retaining strong talent to lead the organization, the Compensation Committee engaged its independent compensation consultant, Mercer (US) Inc. (“Mercer”), to perform a competitive market analysis and to make recommendations regarding base salary, annual cash incentive, long-term incentive awards and, where applicable, sign-on grants for each executive officer.
2022 Performance Highlights

•Net loss of $403 million, or $2.51 per diluted common share.
•Combined ratio of 96.4%, underwriting income of $83 million.
•Core loss of $4 million, which includes Core underwriting loss of $35 million, Core combined ratio of 101.6%, and Core net services income of $31 million. Collectively, the sum of the Company’s two segments, Reinsurance and Insurance & Services, constitute “Core” results. Core underwriting income (loss) - calculated by subtracting loss and loss adjustment expenses incurred, net, acquisition costs, net, and other underwriting expenses from net premiums earned. The comparative GAAP measure is GAAP underwriting income, which is the sum of Core underwriting income (loss), eliminations, and Corporate results. See Note 4 “Segment reporting” to our audited consolidated financial statements for additional information.
•Net investment loss of $323 million, including (29.0)% return from our investment in the Third Point Enhanced LP (“TP Enhanced Fund”).
•Tangible book value per diluted common share decreased $2.84, or 21.4%, from December 31, 2021 to $10.43 per share. Tangible book value per diluted common share, as presented, is a non-GAAP financial measure, and the most comparable GAAP measure is book value per common share. Book value per common share is common shareholders’ equity attributable to SiriusPoint common shareholders divided by common shares outstanding.
•Return on average common equity of (19.3)%.

Certain of these compensation performance metrics are non-GAAP financial measures. Please see Appendix A for our calculation of these measures and a reconciliation to the most directly comparable GAAP financial measures.

During 2022, we focused on improving our performance by (i) re-underwriting to reduce underwriting volatility and improve underwriting performance, (ii) de-risking our investment portfolio, and (iii) re-balancing the business mix in our underwriting portfolio and growing Insurance & Services. We also took significant steps to improve the Company’s operational efficiency. We believe that our results do not yet fully reflect the work the executive officers and their teams have undertaken. However, in line with our strategic areas of focus, we believe we have better positioned our portfolio to improve profitability and reduce volatility going forward. We took underwriting actions in numerous lines of business in the portfolio, including global property, U.S. casualty, and structured transactions. Our most notable underwriting action centered on global property reinsurance, which represented SiriusPoint’s primary source of underwriting volatility and under-performance. We rebalanced our property portfolio by decreasing our market share and exposure in the global property catastrophe reinsurance business as well as reducing other property reinsurance with material catastrophe exposure. We also enhanced underwriting governance across the portfolio by updating and re-drafting global underwriting guidelines, implementing and revising underwriting authorities and referral thresholds, enhancing policy wording requirements, and establishing targets and thresholds by line of business as we seek to drive business performance and improve discipline. While we made significant progress in 2022, portfolio review and evaluation is an ongoing process and we will continue to make necessary adjustments by taking actions to both grow and shrink lines of business based on our risk appetite, market conditions and market opportunity.

In addition to the actions taken to reduce underwriting volatility, we have also taken measures to reduce the volatility of our investment results and decrease the capital intensity of our investment portfolio. Overall, our investment strategy is fixed income focused and aligned with industry norms. We withdrew $581 million from the TP Enhanced Fund in the year ended December 31, 2022, in addition to a $450 million withdrawal made in the last quarter of 2021. As a result, our exposure to TP Enhanced Fund has reduced from $878 million as of December 31, 2021, to $100 million as of December 31, 2022, or from 14% or 2%, respectively, of our total investments, cash, cash equivalents and restricted cash, thereby reducing capital charges and de-risking the entire portfolio. During 2022, we increased our exposure to fixed income investment holdings, including corporate debt and government securities, short-term investments and structured securities.

In addition, during 2022, we built our MGA partnership model further to grow our Insurance & Services business. We believe our global licenses, strong balance sheet, underwriting expertise and creativity, nimble operating structure and minimal conflicts of interest enable us to be a partner of choice for MGAs. Insurance & Services revenue allows us to diversify away from our traditional reinsurance portfolio. In addition, service fees from consolidated MGAs and their insurance products are generally not as prone to the volatile underwriting cycle that is common in the reinsurance marketplace. Through the MGA model, we obtain access to insurance businesses at a lower acquisition cost compared to reinsurance, often in unique and specialized classes of business. Our strong ceded reinsurance operation provides us with the flexibility to adjust the volume of business retained as we optimize our capital allocation. Our typically large risk retention is a differentiator as we establish reinsurance partnerships behind the MGAs we support. We have established a strong growth trajectory with the MGA model in our Insurance & Services segment in 2022 and will look to continue building on this success in the coming years, while refining our focus and building out the infrastructure to support the business globally. Distribution relationships are a key element of our strategy, and we will look to grow existing partnerships and selectively develop new partnerships, focusing on opportunities where we act as a material underwriting capacity provider.

Critically, in 2022, the Company, via the Board’s efforts and guidance, made significant and necessary leadership changes to support the Company in its execution of the aforementioned go-forward strategies. We believe that this new leadership team has the requisite experience to build a best-in-class multi-line insurance and reinsurance products and services company and to effectively do so in a manner aligned with shareholder expectations. We have this belief given the new leadership team’s extensive expertise in leading businesses through transformation and growth and their successful track record in risk and financial management. Notably, the go-forward compensation for Messrs. Egan and Yendall, which includes premium-priced options (which were made as part of sign-on grants) and 2023 annual LTI grants which were delivered as 75% performance-based restricted stock units and 25% time-based restricted stock units, works to directly establish a clear link between shareholder outcomes and pay.

PAY-FOR-PERFORMANCE ALIGNMENT

Our executive compensation program is designed to link pay and performance, as a majority of compensation is “at risk” and a significant portion of compensation is delivered in share-settled equity awards or options. Our executive compensation program is designed to be aligned with the interests of shareholders by tying executive compensation to metrics that we believe support the creation of long-term shareholder value.

The Compensation Committee reviews and evaluates the performance and compensation of our NEOs annually, assessing performance in relation to the Company’s strategic, operational and financial performance over both the short and long-term. The Compensation Committee sets performance goals at the time of grant for all performance-based compensation that are designed to be challenging in order to create further executive alignment with the long-term interests of the Company’s shareholders.

SiriusPoint’s 2022 Compensation Highlights
SiriusPoint’s fiscal 2022 executive compensation program, as summarized below, was designed to be consistent with the Company’s:
•executive compensation principles,
•pay-for-performance philosophy, and
•commitment to sound corporate governance.

1MANAGED SUBSTANTIAL EXECUTIVE TEAM TRANSITION	The Compensation Committee worked with Mercer, Mr. Egan and our Chief Human Resources Officer to identify and approve compensation for new members of the executive team, which compensation has been designed to motivate the execution of the Company’s turnaround and transformation strategy.
2PROVIDED SIGN-ON GRANTS TO ATTRACT AND RETAIN TALENT
We provided sign-on grants to attract and retain superior executive talent and to compensate such executives for compensation that was forfeited with their prior employer in connection with joining SiriusPoint. The sign-on equity grants vest, depending on the executive, either (i) in full on the first anniversary of the executive’s hire or (ii) in annual increments over a three-year period, in each case, subject to the executive’s continued service. In addition, we awarded Mr. Yendall a one-time $320,000 CAD sign-on bonus upon commencement of his employment with the Company.

3SIGNIFICANT MAJORITY OF NEOS’ DIRECT COMPENSATION WAS AT-RISK COMPENSATION	The fiscal 2022 target direct compensation for each NEO was weighted toward at-risk, variable incentive awards (in the form of both short-term cash incentives and longer-term equity incentives).

SUMMARY OF OUR EXECUTIVE COMPENSATION PRACTICES

WHAT WE DO	WHAT WE DON’T DO
We focus on attracting superior and diverse executive talent	We do not award stock options with an exercise price below 100% of fair market value
We require officers and directors to satisfy meaningful share ownership requirements	We do not allow our directors, executive officers, employees and their related persons to pledge the Company’s securities as collateral for loans or for any other purpose
We seek to mitigate undue risk in compensation programs through informed performance goal-setting that considers multiple financial and non-financial factors	We do not allow our directors, executive officers, employees and their related persons to hedge the Company’s securities
Our Compensation Committee retains the services of an independent compensation consultant	We do not offer “gross-ups” for golden parachute taxes
We generally consider market and industry data when setting executive pay, using the median as a reference point to understand the general market	We do not reprice stock options unless approved in advance by our shareholders
We maintain a clawback policy applicable to executive officers in the event of a financial statement restatement
We offer double-trigger change-in-control benefits
Results of Say-on-Pay Vote
The Compensation Committee considers the outcome of the annual shareholder advisory vote on executive compensation when making decisions relating to the compensation of our NEOs and our executive compensation program generally. At our 2022 annual general meeting of shareholders, our shareholders approved the compensation paid to our NEOs in a non-binding advisory vote. Approximately 95% of the shareholders who voted on the proposal voted in favor of the proposal. The Compensation Committee believes the results conveyed support for the philosophy, strategy and objectives of our executive compensation program, and we did not make any changes in response to the 2022 “say-on-pay” vote.
Management Transition Compensation Arrangements
As noted above, during 2022, the Company experienced several changes in key management positions. Following Mr. Sankaran’s resignation from the position of Chief Executive Officer effective as of May 16, 2022, Mr. Malloy served as Interim Chief Executive Officer until September 20, 2022, at which point Mr. Egan assumed the role of Chief Executive Officer. The compensation decisions made in connection with the management transitions were made after considering the input of the Compensation Committee’s independent compensation consultant, market data and, in the case of Mr. Egan’s hire, the compensation received by his predecessor. Details of the compensation arrangements entered into with each of Messrs. Sankaran, Malloy and Egan in connection with the 2022 management transitions are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2022 Table” and “2022 Potential Payments Upon Termination or Change in Control” below.

Mr. Junius resigned from his position as Chief Financial Officer of the Company effective as of October 21, 2022, and Mr. Yendall subsequently assumed the role of Chief Financial Officer effective as of October 31, 2022. Mr. Junius did not receive any severance benefits in connection with his resignation from employment. Mr. Yendall entered into an employment agreement with the Company in connection with his appointment to the position of Chief Financial Officer, the terms of which are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2022 Table” below. Mr. Yendall’s compensation was determined after considering the input of the Compensation Committee’s independent compensation consultant, market data and the compensation received by his predecessor.

In addition, Mr. Gangu and Ms. Henry each underwent a separation from employment with the Company or one of its subsidiaries in 2022. Each of these individuals entered into a settlement agreement and release in connection with their termination of employment, the terms of which are described under “2022 Potential Payments Upon Termination or Change in Control” below. The terms of these severance arrangements were determined after considering each executive’s existing contractual entitlements, market data and the input of the Compensation Committee’s independent compensation consultant.
III. COMPENSATION DETERMINATION PROCESS

Our Compensation Committee leads a rigorous annual process to evaluate whether we offer compensation in accordance with our pay-for-performance philosophy.

EVALUATE	APPROVE
•Market data from independent compensation consultant	•Performance metrics for short- and long-term compensation
•Feedback from annual-say-on-pay vote	•Achievement of strategic objectives for annual cash incentive plan
•Appropriate peer group composition	•Performance goals for CEO and other NEOs
•Alignment of performance measures with overall strategy	•Specific targets, thresholds and maximums for each performance metric
•Ability of compensation program to attract superior talent	•Salary and target annual and long-term incentive compensation for NEOs
•Target total compensation for each NEO, including the CEO
DISCUSS
•Executive sessions with the Compensation Committee and CEO to discuss progress against financial and strategic goals
•Risk assessment of executive compensation program
•Market and governance practices

IV.    COMPENSATION PHILOSOPHY AND OBJECTIVES
In 2022, the Compensation Committee used its Total Rewards Strategy to review, approve and oversee the Company’s executive compensation practices. The Company’s Total Rewards Strategy is to offer executives compensation, reward and benefit programs that align with the following principles and objectives:
•Enable the Company to attract and retain superior talent, which we believe is critical to the Company’s performance;
•Provide compensation and benefits packages that are competitive with other peer companies operating in the reinsurance and insurance industry;
•Support a high-performance environment by linking pay with Company and individual performance to achieve the Company’s objective to grow the business and deliver superior returns to its investors;
•Motivate superior performance and strengthen the connection between pay and results by developing compensation programs that reward success both at the Company and on the individual level; and
•Focus on long-term performance to create shareholder value and retain executives.
    V.     PEER GROUP
During 2020, the Compensation Committee retained an independent consultant, Mercer, to advise on a variety of executive compensation matters, including development of the Company’s compensation philosophy and a review of the Company’s executive compensation structure and design in connection with the merger of Third Point Reinsurance Ltd. and Sirius International Insurance Group, Ltd., which was consummated on February 26, 2021 (the “Merger”). The Compensation Committee worked with Mercer to develop a peer group to be used for benchmarking incentive design following the Merger.
In selecting companies for our peer group, the Compensation Committee considered companies that met one or more of the following peer group selection criteria:
1Industry and scope of business,
2Size based on revenue and market capitalization,
3Importance of capital allocation, investments and risk management, and
4Comparable pool of talent and global presence.

The companies in our peer group used to determine 2022 pay for all NEOs except Mr. Egan and Mr. Yendall are listed below. This peer group is the same peer group used for 2021 compensation decisions.

•Argo Group International Holdings Ltd.	•Greenlight Capital Re Ltd.	•RenaissanceRe Holdings Ltd.
•Axis Capital Holdings Ltd.	• Hiscox Ltd.	•RLI Corp.
•Beazley plc	•James River Group Holdings, Ltd.	•White Mountain Insurance Group Ltd.
•Enstar Group Limited	•Lancashire Holdings Limited
•Global Indemnity Limited	• ProAssurance Corporation

In May 2022, the Committee approved an updated peer group to better reflect the Company’s competitive compensation market following the Merger. The peer group approved in May 2022 was used for determining CEO and CFO market compensation for Mr. Egan and Mr. Yendall, respectively, and consisted of the following companies:

•Argo Group International Holdings Ltd.	• The Hanover Insurance Group, Inc.	•RenaissanceRe Holdings Ltd.
•Axis Capital Holdings Ltd.	• Hiscox Ltd.	•RLI Corp.
•Employers Holdings, Inc.	•James River Group Holdings, Ltd.	•Selective Insurance Group, Inc.
•Enstar Group Limited	•Markel Corporation	•White Mountain Insurance Group Ltd.
•Global Indemnity Limited	• ProAssurance Corporation	•W.R. Berkley Corporation

For purposes of the 2022 Peer Group analysis:

	REVENUES(1)	MARKET CAPITALIZATION(2)
SiriusPoint	$2.1 billion	$946 million
Relative Peer Group Position: Peer Group Prior to May 2022	67th percentile	36th percentile
Relative Peer Group Position: Peer Group Approved in May 2022	52nd percentile	25th percentile
(1)Represents revenue for the trailing four quarters ended December 31, 2022. Revenues shown in U.S. dollars using Standard & Poor’s Capital IQ.
(2)Represents market capitalization as of December 31, 2022.

VI.    ELEMENTS OF OUR COMPENSATION PROGRAM
During 2022, the compensation packages for our NEOs consisted primarily of:
•base salary,
•annual cash incentive compensation,
•long-term incentive compensation,
•certain perquisites, and
•retirement, health and welfare benefits.
Set forth below is a discussion of each of these elements of total compensation, the reason we provide each element, and how each element fits into our overall compensation philosophy. We have designed each element of the Total Rewards Strategy to offer something of value to executives, and to incentivize the desired behaviors and business results for the Company.

		ELEMENT	PURPOSE
◄ FIXED ►	Short-Term	BASE SALARY
•To provide base compensation for executives’ ongoing performance of job responsibilities throughout the year
•To attract and retain executives with the knowledge, skills and abilities necessary to successfully execute their job responsibilities
•To recognize each executive’s position, role, responsibility and experience
•To remain competitive in the industry

◄ VARIABLE ►		ANNUAL CASH INCENTIVE
•To focus executive officers on achieving the annual goals of the Company by paying rewards to the extent the goals are fulfilled
•To recognize how individuals have performed in meeting their established goals for the year
•To reward exceptional performance through increased cash incentive payouts (subject to the overall annual cash incentive pool), and lower payouts where individual performance is below expectations

	Long-Term	EQUITY AWARDS	•To align the interests of employees with shareholders through meaningful equity participation and long-term ownership •To promote the long-term retention of our executives
PERQUISITES •For certain expatriate employees working outside of their home country •Typical for the insurance/reinsurance industry and Bermuda-based companies
•To attract and retain key employees in Bermuda
•To rationalize the income of expatriate employees, who experience additional taxation as a result of compensation for additional housing and transportation expenses, with the income that such employees would earn as employees within their native countries

RETIREMENT, HEALTH AND WELFARE BENEFITS			•To provide executives with an opportunity to save for retirement •To help ensure that we have productive and focused executives through reliable and competitive health and other benefits

VII.    BASE SALARY
The minimum base salary for each of our active NEOs is set pursuant to their individual employment agreements or offer letters with the Company. Base salaries are reviewed on a periodic basis. Salaries for our NEOs are based on several factors, including the scope of job responsibilities, experience, expertise, performance and competitive market compensation. From time to time, salaries may be adjusted to reflect promotions, increases in responsibilities and competitive considerations.

The Compensation Committee approved a 2022 base salary for Mr. Egan at the time of his hiring based upon a consideration of Mercer’s competitive market analysis of companies within the Peer Group as well as the factors described above. With respect to Mr. Yendall’s starting base salary, after considering Mercer’s competitive market analysis of companies within the Peer Group as well as the compensation paid to Mr. Yendall’s predecessor, the Compensation Committee approved a starting base salary for Mr. Yendall. Mr. Yendall’s base salary was set at a level identical to the Company’s previous Chief Financial Officer, but converted to Canadian dollars at the time of the offer of employment. The Compensation Committee established Ms. Cramér-Manhem’s 2022 base salary, which reflected a decrease in her 2022 base salary from 2021 due to a rebalancing on her total mix of compensation and reflects foreign exchange fluctuations. Following Mercer’s competitive market analysis of companies within the Peer Group, the Compensation Committee recommended a base salary level for Mr. Liddell intended to align his direct compensation with the median of our 2022 Peer Group. Following Mr. Govrin’s promotion to Group President and Chief Underwriting Officer of the Company, effective as of November 2022, the Compensation Committee agreed to increase his salary to $650,000 after considering the competitive analysis conducted by Mercer. For all other NEOs, their base salaries remained unchanged between 2021 and 2022.
The table below sets forth the annualized 2022 base salary for each of our NEOs as compared to the prior year.

NEO	BASE SALARY 2022 ($)	BASE SALARY 2021 ($)	% CHANGE
Scott Egan (1)	1,141,229	—	N/A
Stephen Yendall (2)	503,854	—	N/A
David E. Govrin	650,000	550,000	18.18%
Monica Cramér Manhem	480,515	551,085	(12.81)%
Stuart Liddell	413,155	448,901	(8)%
Siddhartha Sankaran (3)	1,000,000	1,000,000	—
Daniel V. Malloy (4)	850,000	850,000	—
David W. Junius (5)	500,000	500,000	—
Prashanth Gangu (6)	600,000	600,000	—
Vievette Henry (7)	425,000	425,000	—

(1)Mr. Egan commenced employment with the Company, as Chief Executive Officer and Director, on September 21, 2022. Mr. Egan is paid in British pounds. All amounts reflected for Mr. Egan in this Proxy Statement have been converted to USD using the December 31, 2022 spot rate of 1.207650.
(2)Mr. Yendall commenced employment with the Company, as Chief Financial Officer, on October 21, 2022. Mr. Yendall’s base salary is paid in Canadian dollars. The amount reported in this table for Mr. Yendall has been converted to USD using the December 31, 2022 spot rate of 0.738443.
(3)Mr. Sankaran resigned as Chief Executive Officer, effective as of the close of business on May 16, 2022.
(4)Mr. Malloy was appointed Interim Chief Executive Officer on May 17, 2022, and served in this role until September 21, 2022.
(5)Mr. Junius resigned as Chief Financial Officer, effective as of October 21, 2022.
(6)Mr. Gangu, the Company’s former Chief Operating Officer and President, Insurance and Services, separated from the Company on June 3, 2022.
(7)Ms. Henry, the Company’s former Chief People Officer, resigned from the Company on October 22, 2022.

VIII.    ANNUAL CASH INCENTIVE PAY
The purpose of annual cash incentive pay is to reward performance during the year based upon the achievement of individual and business goals.
Performance metrics are set based on the measures that the Compensation Committee determines are necessary to achieve operational success. The performance metrics are periodically reviewed and adjusted, where required, in the Compensation Committee’s judgment.

The annual cash incentive plan formula (described below) creates a cash incentive pool but does not determine individual awards. An individual award from the 2022 cash incentive pool was paid to Mr. Egan, our Chief Executive Officer, based upon the Compensation Committee’s evaluation of his performance compared to previously established goals and objectives. For all other NEOs who were eligible to receive an individual award from the 2022 cash incentive pool as of the time of payment, awards were recommended to the Compensation Committee by the Chief Executive Officer based on how each executive performed relative to his or her individual annual goals.
Annual Cash Incentive Plan for 2022

Each of Messrs. Egan and Govrin and Ms. Cramér Manhem participated in our 2022 annual cash incentive plan (the “Annual Incentive Plan”). Mr. Yendall received a sign-on bonus to compensate him for compensation that was forfeited with his prior employer in connection with joining SiriusPoint and did not participate in the Annual Incentive Plan in 2022. In addition, Mr. Liddell has his own individual annual cash incentive arrangement with the Company and, accordingly, did not participate in the Annual Incentive Plan. Prior to their departures, each of Messrs. Sankaran, Junius and Gangu and Ms. Henry were eligible to participate in the Annual Incentive Plan but ceased participation upon their separations from the Company. Mr. Malloy’s annual cash incentive arrangement was contractually set pursuant to his employment agreement for service as the Company’s Interim Chief Executive Officer.
Under the Annual Incentive Plan for 2022, the total annual cash incentive pool is calculated by applying the actual result of the financial metric weighted at 70% and the actual result of the strategic metrics weighted at 30% (as compared to the Annual Incentive Plan for 2021, under which the Company’s financial metric and strategic metrics were each weighted at 50%). Each NEO’s individual cash incentive was then to be determined by applying a payout factor to each NEO’s target cash incentive opportunity.

The financial and strategic metrics for the Annual Incentive Plan were intended to recognize the focus on execution of profitable growth strategies and management of controllable expenses, as well as the shift in business mix towards Insurance & Services, while balancing the continued importance of the ongoing strategic work needed to fix the core and simplify the business. As illustrated below, the specific factors were:
•Company financial goals (70%), which were as follows:
◦Core Combined Ratio (40%)
◦Services Fee Revenue (15%)
◦Net Services Fee Income (15%)
•Company strategic objectives (30%).

Each NEO’s individual annual cash incentive is determined by applying a payout factor to each NEO’s target cash incentive opportunity.
The Compensation Committee selected Core Combined Ratio as a financial performance metric because the committee believed it effectively measures the profitability of the Company’s business and is a commonly used metric throughout the Property & Casualty industry to measure performance of the value created through underwriting. The Core Combined Ratio goals were designed to be challenging but achievable with strong management performance. The Compensation Committee selected Services Fee Revenue as a financial performance metric to recognize the shift in business mix within our portfolio, towards Insurance & Services revenue. Similarly, the Compensation Committee selected Net Services Fee Income as a financial performance metric to underscore the importance of driving profitability as we grow the Service Fee business.

The Compensation Committee chose to weight the strategic objectives of the Company at a 30% weighting. The NEOs were required to execute profitable growth strategies and focus on management of controllable expenses, as well as the shift in business mix towards Insurance & Services, while balancing the continued importance of the ongoing strategic work needed to fix and simplify the core business. The strategic objectives were deemed critical to establish a strong foundation for the future direction and operation of the Company.

The maximum funding level of the Company’s 2022 annual cash incentive pool was 155% of the aggregate base salaries for participants in the Annual Incentive Plan. The Core Combined Ratio metric has a potential performance range of 0% to 200% for its 40% contribution. The Services Fee Revenue metric has a potential performance range of 0% to 150% for its 15% contribution. The Net Services Fee Income metric has a potential performance range of 0% to 150% for its 15% contribution. The strategic objectives metric has a potential performance range of 0/50% to 100% for its 30% contribution.  The individual annual cash incentive payments to the NEOs under the Annual Incentive Plan were determined by the Compensation Committee based on the amount of the overall annual cash incentive pool, application of a business unit and individual performance modifier (as determined in the discretion of the Compensation Committee and the Chief Executive Officer), the target annual cash incentive opportunity and performance by each NEO relative to the strategic goals established in 2022. Additional description about the determination of annual cash incentive opportunity is provided below.

2022 Annual Cash Incentive Metrics
Annual Cash Incentive Performance Metrics	Threshold	Target	Maximum	Actual Result	Actual Payout as a % of Target	Weight	Bonus Pool Funding
Core Combined Ratio	>99.9% 0% if greater than 99.9%	98.9% 100% if at target	<=95.9% 200% if equal to this target or lower	101.6%	0%	40%	65.0%
Services Fee Revenue	<$169 million 0% if less than $169 million	$199 million 100% if at target	$214 million 150% if at maximum	$206 million	124%	15%
Net Services Fee Income	<$5 million 0% if less than $5 million	$13 million 100% if at target	$20 million 150% if at maximum	$27 million	150%	15%
Strategic Goals	Not Met/Partial 0/50% Cliff		Satisfactory 100%	Satisfactory	77%	30%

In February 2023, the Compensation Committee reviewed the Company’s performance for the 2022 fiscal year. Performance against the Core Combined Ratio financial metric was calculated based on actual results. The Company was required to meet the threshold of 99.9% or less Core Combined Ratio established by the Compensation Committee in 2022 to fund the portion of the bonus pool allocated to the Core Combined Ratio. In February 2023, the Compensation Committee determined that the threshold on the financial metric of 99.9% of the Core Combined Ratio was not met, with a Core Combined Ratio of 101.6%, and the payout factor was calculated to be 0% of target. Performance against the Services Fee Revenue financial metric was calculated based on actual results. The Company was required to meet the threshold of $169 million or more Services Fee Revenue established by the Compensation Committee in 2022 to fund the portion of the bonus pool allocated to Services Fee Revenue. In February 2023, the Compensation Committee determined that the target on the financial metric of $199 million of Services Fee Revenue was exceeded, with Services Fee Revenue of $206 million, and the payout factor was calculated to be 124% of target. Performance against the Net Service Fee Income financial metric was calculated based on actual results. The Company was required to meet the threshold of $5 million or more Net Service Fee Income established by the Compensation Committee in 2022 to fund the portion of the bonus pool allocated to Net Service Fee Income. In February 2023, the Compensation Committee determined that the maximum on the financial metric of $20 million of Net Service Fee Income was met, with Net Service Fee Income of $27 million, and the payout factor was calculated to be 150% of target.

The Compensation Committee also reviewed the Company’s performance with respect to the four Company-wide strategic objectives. Within each area, potential actions were identified for management to pursue. In February 2023, the Compensation Committee assessed performance as summarized below. During its assessment, the Compensation Committee also reviewed detailed information provided by management regarding progress on each of the pre-established strategic objectives.

Strategic Objective	Achievements
Complete Underwriting Review and Re-Underwriting of the Portfolio, including a Reduction of the Property Catastrophe Portfolio and Closing Out Legacy Float Deals.
•Conducted a full underwriting review and re-underwriting of the Portfolio.
•Restructured the Company’s underwriting platform to support the future shape of its business.
•Made changes to the structure and composition of the Company’s international branch network, including reducing the locations from which it underwrites property catastrophe reinsurance.
•Closed offices in Hamburg, Miami and Singapore, and reduced footprint in Liege and Toronto.

Execute on the Mosaic Transaction
•Management ultimately decided not to divest the Managing Agency to Mosaic, as it was determined by new leadership that this strategy did not serve the long term interests of the Company in an important market (London).

Finalize Strategic Option Analysis and Review Recommendations with the Board, to Optimize the Global Footprint, Rationalize Expenses, Improve Operational Efficiency and Accelerate Rebalancing of the Portfolio
•Renewed commitment towards growing across the majority of the Company’s lines of business, including most specialty lines, Casualty, and Accident and Health – and, selectively, Property Catastrophe.
•Significantly reduced Property Catastrophe reinsurance exposures, which resulted in a material reduction in the number of locations from which we underwrite property catastrophe reinsurance.

Execute on the 2022 Investment Plan and the Repositioning of the Investment Portfolio
•Withdrew $581 million from the Third Point Enhanced LP (“TP Enhanced Fund”) in the year ended December 31, 2022, in addition to a $450 million withdrawal made in the last quarter of 2021.
•The Company’s exposure to TP Enhanced Fund has reduced from $878 million as of December 31, 2021, to $100 million as of December 31, 2022.

The CEO then provided the Compensation Committee with his recommendations based upon the performance of each of the NEOs. During the discussion, the CEO advised that the executives worked as a team to meet the Company’s strategic objectives and jointly contributed to satisfactorily achieving the strategic objectives (other than the execution of the Mosaic Transaction which, as noted above, was ultimately deemed not to serve the long-term interests of the Company). Based on this discussion, the Compensation Committee determined that the strategic goals metric would receive credit of 77%.

In a meeting with the Compensation Committee in February 2023, Mr. Egan shared his desire not to receive an annual cash incentive payment above the overall group pool, despite being entitled to 100% of his target bonus amount, per his employment agreement. Based on this, the Compensation Committee instead agreed to (i) award Mr. Egan 65% of his target annual cash incentive pay rather than the 100% of his target bonus per his employment agreement, and (ii) pro-rate that annual incentive payment based upon four, rather than three, full months of service. Mr. Yendall received a sign-on bonus to compensate him for income that was forfeited with his prior employer in connection with joining SiriusPoint. As a result, Mr. Yendall did not participate in the annual cash incentive plan in 2022. The Compensation Committee agreed to pay Mr. Govrin out at the maximum level of his annual cash incentive opportunity, or 140% of target, due to a number of factors, including the critical role he played in the CEO succession process and for his continued leadership during the management changes that occurred in 2022. Ms. Cramér Manhem was paid out at 65% of target, consistent with the terms of her employment arrangement, which provides that the actual annual cash incentive paid to Ms. Cramér Manhem as a percentage of her target shall not be less than the overall Company annual cash incentive pool awarded as a percentage of the Company’s total annual target annual cash incentive pool for such fiscal year. Mr. Liddell was paid out at 100% of target, consistent with the terms of his individual bonus plan.

Each currently employed NEO (other than Mr. Yendall, who did not receive an annual cash incentive payment in 2022) had an annual cash incentive target opportunity that was expressed as a percentage of each NEO’s respective base salary for 2022. The annual cash incentives at target were determined by the Compensation Committee based on seniority, role and responsibilities within the Company, experience level and past performance. Messrs. Egan and Govrin and Ms. Cramér Manhem’s respective annual cash incentive targets were established following a review of market data provided by Mercer.

Each of Messrs. Sankaran, Gangu and Junius and Ms. Henry were eligible to participate in our Annual Incentive Plan in 2022. Mr. Sankaran’s target was 75% of base salary, which equated to a target annual cash incentive of $750,000. Mr. Gangu’s target was 100% of base salary, which equated to a target annual cash incentive of $600,000. Mr. Junius’s target was 100% of base salary, which equated to a target annual cash incentive of $500,000. Ms. Henry’s target was 65% of base salary, which equated to a target annual cash incentive of $276,250. Messrs. Sankaran, Gangu and Junius and Ms. Henry did not receive an annual cash incentive payment in 2022 as a result of their terminations of employment prior to the end of the 2022 fiscal year.

The chart below sets forth our NEOs’ target cash incentive opportunities and the actual cash incentive paid to each NEO who was eligible to participate in the annual cash incentive plan for fiscal year 2022 based upon the following formula:

2022 Annual Cash Incentive Metric	Payout Factor	x Target =	Annual Cash Incentive Payout
Core Combined Ratio, as adjusted, with CAT Collar	0.0%
Services Fee Revenue	124%
Net Services Fee Income	150%
Strategic Performance	77%
TOTAL	65.0%

	TARGET ANNUAL CASH INCENTIVE OPPORTUNITY		ACTUAL ANNUAL INCENTIVE PAID
NEO	% OF BASE SALARY	($)	AS A % OF TARGET ANNUAL CASH INCENTIVE	($)
Scott Egan	140%	$1,597,721	65%	$346,173
Stephen Yendall	–	–	–	–
David E. Govrin	100%	$650,000	140%	$910,000
Monica Cramér Manhem	65%	$312,335	65%	$312,335
Daniel V. Malloy	(1)	(1)	(1)	$425,000
(1) In connection with his appointment to the position of Interim Chief Executive Officer, Mr. Malloy was entitled to an annual target cash bonus opportunity of $425,000 for 2022 (with a guaranteed minimum of $425,000) if he served as Interim Chief Executive Officer for up to six months, or $850,000 if he served as Interim Chief Executive Officer for more than six months in duration.

The annual cash incentives paid to Mr. Govrin and Ms. Cramér Manhem are reflected in the “2022 Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column, while the bonuses paid to Messrs. Egan and Malloy are reported in the “Bonus” column of the “2022 Summary Compensation Table” due to the guaranteed payout levels pursuant to the terms of their 2022 employment offers.

Additional Cash Bonus Arrangements

Pursuant to an annual incentive agreement dated as of March 1, 2012 (as amended from time to time), during 2022, Mr. Liddell was entitled to receive an annual cash incentive award equal to five percent (5%) of A&H technical underwriting profits over successive three-year rolling periods, capped at 3.5 times Mr. Liddell’s base salary as of the end of 2022. Based on A&H technical underwriting profits during 2020-2022 period, Mr. Liddell earned the maximum possible cash incentive award payment for 2022, which was $1,446,043. The Company is currently evaluating Mr. Liddell’s bonus structure on a go-forward basis and it is expected that Mr. Liddell will transition to the Company’s Annual Incentive Plan program.

We provide sign-on grants to attract and retain superior executive talent and to compensate such executives for compensation that was forfeited with their prior employer in connection with joining SiriusPoint. In 2022, we awarded Mr. Yendall a one-time $320,000 CAD sign-on bonus upon commencement of his employment with the Company to recognize his loss of income from changing employers.

IX.LONG-TERM INCENTIVES
The purpose of long-term incentives is to align the interests of employees with those of shareholders through meaningful equity participation. The program can generate significant value when executives drive the Company to achieve long-term results. The following principles govern our long-term incentive program:
•Long-term incentives aim to provide balance to a short-term performance focus. Executives should be focused on achievement of the Company’s long-term strategic objectives. Through long-term incentives, we encourage executives to drive strong Company performance over the long term.
•Long-term incentive awards should reflect market-competitive compensation levels. Individual grants vary based on individual performance, which reward individual achievement as well as long-term corporate performance.
•The mix of long-term incentives will vary by role and level in the Company to balance retention, the drive for long-term growth in shareholder value and the individual’s ability to contribute to value creation.
•The Company may use a variety of incentive awards from year to year to deliver long-term incentives.
•Our long-term incentive program provides for annual long-term incentive grants with overlapping vesting schedules and performance cycles to incentivize and promote retention of employees and executives.

Grant Timing Policy

The Compensation Committee and senior management monitor the Company’s equity grant policies to evaluate whether such policies comply with applicable law and are consistent with good corporate practices. Grants to the executive officers are generally made at the Compensation Committee meeting held in April of each year, after results for the preceding fiscal year become available and after review and evaluation of each executive officer’s performance, which enables the Compensation Committee to consider both the prior year’s performance and expectations for the succeeding year in making grant decisions. However, the Compensation Committee may make grants at any time during the year it deems appropriate.
Long-Term Incentives Awarded in 2022
In 2022, the Compensation Committee granted long-term incentives under the 2013 Omnibus Incentive Plan under the program design described below to each of our NEOs. The Compensation Committee temporarily changed the long-term incentive mix from the mix used in 2021, which was delivered in the form of performance-based restricted share units, time-based restricted units and options in order to retain key employees during a time of significant change at the Company.

Element	Key Metrics	Features
Options	•Stock price appreciation	•3-year cliff vesting period •10-year term
Time-based Restricted Share Units	•Vest ratably over a 3-year period following the grant date	•Provides alignment with shareholders •Fosters retention

TIME-VESTING RESTRICTED SHARE UNITS

The Compensation Committee believes that time-based restricted share units align the interests of our NEOs with the interests of our shareholders through the Company’s share price performance and also fosters retention of our NEOs as they vest ratably over a three-year period. Time-vesting restricted share units granted to our NEOs in April 2022 will vest in equal annual installments on the first three anniversaries of the grant date, subject to each NEO’s continued employment through each vesting date, with the last one-third of such awards becoming fully vested in April 2025.
OPTIONS

The Compensation Committee believes that options align the interests of our NEOs with the interests of our shareholders through share price appreciation following the date of grant, and also foster retention of our NEOs. Options will cliff-vest in April 2025 and expire 10 years from date of grant.

Awards under our long-term incentive program which were made to our then-serving NEOs in April 2022, are reflected in the table below.

NEO	2021 Total Grant Value ($)	2022 Total Grant Value ($)	Percentage Change	Number of Units Granted in April 2022
				Share Options	Time-based RSUs
Scott Egan	—	—	N/A	—	—
Stephen Yendall	—	—	N/A	—	—
David E. Govrin	791,659	783,749	(1)%	71,121	88,519
Monica Cramér Manhem	910,519	811,469	(10.9)%	73,636	91,650
Stuart Liddell	272,178	277,419	1.9%	—	39,688
Siddhartha Sankaran	4,558,077	4,750,000	4.2%	409,483	509,657
Daniel V. Malloy	1,427,393	—	N/A	—	—
David W. Junius	959,587	949,999	(1)%	86,207	107,296
Prashanth Gangu	1,439,378	1,424,998	(1)%	129,310	160,944
Vievette Henry	405,351	403,751	(0.4)%	36,638	45,601

The Compensation Committee established a 2022 target long-term award opportunity for each of the NEOs, other than Messrs. Egan, Yendall and Malloy. To set these long-term incentive award targets, the Compensation Committee considered:

•a competitive market analysis of each NEO’s total compensation and the portion of total compensation provided as long-term incentives, relative to similar roles at companies in our Peer Group;
• the Company’s and each NEO’s individual performance and his or her expected future contributions;
•the NEO’s level of experience in his or her role; and
•retention considerations.

The Compensation Committee designed the long-term incentive award for 2022 to achieve various objectives:

•provide substantial at-risk compensation to our NEOs in order to align their interests with shareholders and the Company’s performance, with the value of the awards fluctuating based on the Company’s stock price performance;
•incentivize them to grow the Company; and
•retain them during the essential turnaround period.

Critically, in February 2023, to create a more direct alignment between pay and performance, the Compensation Committee approved the grant of 2023 annual long-term incentive awards for NEOs and other critical leaders which were delivered 25% in the form of time-based restricted stock units and 75% in the form of performance-based restricted stock units with vesting based upon three-year tangible book value per share performance.
ADDITIONAL EQUITY AWARDS

In addition to the equity awards granted in April 2022 as part of the Company’s annual long-term incentive program and total compensation package, the Compensation Committee also granted certain sign-on equity awards to Messrs. Egan and Yendall in connection with their joining the Company as new members of the executive team. The Compensation Committee granted these awards to Messrs. Egan and Yendall based upon a competitive market analysis provided by Mercer and to foster long-term retention. In December of 2022, Mr. Egan received an additional RSU grant which is subject to vesting in three equal increments on the first three anniversaries of the grant date, the purpose of which was to make Mr. Egan whole for the difference in economic value of his sign-on performance based option award as compared to similarly-situated Company executives. In addition, the Compensation Committee awarded Mr. Govrin an award of restricted share units and options in connection with his promotion to Group President and Chief Underwriting Officer. Mr. Govrin’s restricted share units will vest over a three-year period. Mr. Govrin’s options will vest and become exercisable as of the first date following the grant date when the closing price of the Company’s common shares reaches $8.00. Additionally, in connection with his appointment to the position of Interim Chief Executive Officer, the Compensation Committee awarded Mr. Malloy a grant of restricted shares, which shares vested upon the start date of Mr. Malloy’s successor (or, if earlier, a termination without cause or a resignation for good reason).

	SIGN-ON GRANTS
NEO	Date of Grant	Value ($)	Type of Award
Scott Egan	09/21/2022	1,530,000	Stock Options
Scott Egan	09/21/2022	1,972,000	Restricted Share Units
Scott Egan	12/12/2022	1,500,002	Restricted Share Units
Stephen Yendall	10/31/2022	436,000	Stock Options
Stephen Yendall	11/15/2022	631,995	Restricted Share Units
David E. Govrin	10/31/2022	1,004,500	Stock Options
David E. Govrin	11/30/2022	2,550,000	Restricted Share Units
Daniel V. Malloy	5/17/2022	1,000,004	Restricted Shares

For more information about these sign-on awards please refer to “—Narrative Disclosure to the Summary Compensation Tables—Employment Agreements with our NEOs.”

X.OTHER BENEFITS AND PERQUISITES
Other Benefits
The Company provides benefit plans, such as medical coverage and life and disability insurance, in line with applicable market conditions and Bermuda law. We believe these health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. The Company also maintains defined contribution benefit plans that provide eligible employees with an opportunity to save for retirement. The Company contributes up to 10% of each employee’s salary, up to statutory contribution limits, to these plans. The NEOs are eligible to participate in the health and welfare and defined contribution plans during employment on the same basis as all other employees, subject to applicable tax and other limits on contributions.

Perquisites
The Company provides customary additional benefits to certain expatriate employees working outside of their home country, including each of our expatriate NEOs, to better enable the Company to attract and retain key employees. We believe these benefits are typical for the insurance/reinsurance industry, as well as for Bermuda-based companies, and are specified in our expatriate NEOs’ employment agreements. The purpose of these benefits is to rationalize the income of expatriate employees, who experience additional taxation as a result of compensation for additional housing and transportation expenses, with the income such employees would earn as employees in their native countries. These additional benefits are as follows:
•HOUSING AND TRANSPORTATION EXPENSES. The Company reimbursed the former CEO (Mr. Malloy) for housing expenses in Bermuda and provided him with a travel allowance for travel and transportation expenses.
•TAX EXPENSES. To the extent the Company’s reimbursement of an expatriate NEO’s housing or travel expenses are deemed to be taxable income to the expatriate NEO, the Company reimburses the expatriate NEO for any home country taxes payable on the additional income. The Company also pays the employee portion of Bermuda payroll taxes and social insurance for our expatriate NEOs.
•TAX PREPARATION EXPENSES. Due to the additional complexities associated with the taxation of expatriate NEO benefits, the Company reimburses expatriate executives’ tax preparation expenses, up to $5,000 per executive, per annum.
We annually review the level of employee benefits provided to NEOs and believe that the employee benefits provided are reasonable and consistent with market practices in the jurisdictions in which the Company operates.
XI.EMPLOYMENT AGREEMENTS AND SEPARATION AGREEMENTS WITH NEOs
We have entered into employment agreements or offer letter agreements with each of the NEOs. We believe that it is beneficial to enter into compensation arrangements with our key executives that provide retentive value, subject executives to restrictive covenants and provide us with a competitive advantage in the recruiting process. The terms of the employment agreements, including the pay mix, were based upon a competitive market analysis provided by Mercer. In addition to providing for base salary, annual cash incentive and long term incentive awards in the employment agreements or offer letters, as the case may be, the Compensation Committee provided additional sign-on equity awards as described above to each of Messrs. Egan, Yendall and Govrin to reflect the Compensation Committee’s expectation that each of the executives would lead the transformation of the Company.

The terms of these arrangements are more fully discussed below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2022 Table—Employment Agreements.”

In 2022, the Company also entered into separation arrangements or transition agreements with a number of the NEOs in connection with their terminations of employment. The terms of these arrangements are more fully described below under “2022 Potential Payments Upon Termination or Change in Control.”

XII.OTHER COMPENSATION PRACTICES AND POLICIES
Share Ownership Guidelines
The Company has adopted share ownership guidelines pursuant to the Director and Executive Share Ownership Policy to further align the economic interests of our directors and executive officers (“Designated Individuals”) with the interests of our shareholders. To accomplish this, Designated Individuals are expected not only to receive equity-based compensation but also to maintain a significant long-term equity interest in the Company.
The table below summarizes the guidelines:

POSITION	SHARE OWNERSHIP REQUIREMENT	SHARES COUNTED TOWARD GUIDELINES	TIME PERIOD TO ACHIEVE	RETENTION REQUIREMENTS
Chief Executive Officer	5x base salary	•Shares owned outright •Performance shares, upon vesting •Restricted shares, upon vesting	Individuals subject to this policy have five years from the date of eligibility to meet the minimum ownership requirements.	Must retain 50% of net shares issued upon exercise of share options or vesting of share awards until guidelines are achieved.
Other Executive Officers	3x base salary
Independent Directors	3x annual cash retainer
Clawback Policy
We have implemented an Executive Compensation Clawback Policy, applicable to all current and former Section 16 officers (“Covered Executive”), including the CEO. In the event of a restatement of the Company’s financial results, this policy authorizes the Company, through its Compensation Committee, to recover any portion of incentive compensation paid or awarded to such Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The amount to be recovered will be the excess of the incentive compensation paid to the Covered Executive based on the erroneous data over the incentive compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board.
The Company continues to monitor this policy to ensure that it is consistent with applicable laws and will review and modify the policy as necessary to reflect the final NYSE listing rules adopted to implement the compensation recovery requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging

Our Insider Trading Policy prohibits our employees and directors from directly or indirectly engaging in any hedging or monetization transactions (such as prepaid variable forward contracts, equity swaps, collars and exchange funds) with respect to Company shares. No exceptions are allowed for such transactions under the Trading Policy.  Pledging of Company shares (such as collateral for a loan, including through the use of traditional margin accounts with a broker) is also prohibited under our policy. No NEO has pledged the Company’s shares.

Role of the Compensation Committee
The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors, hiring compensation consultants, overseeing the Company’s diversity and talent management program, overseeing CEO Succession planning, authorizing and ratifying equity grants and other incentive arrangements, and authorizing employment and related agreements with executive officers.
Our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to our NEOs, other than himself, including recommendations for salary adjustments, annual cash incentives and long-term incentive awards for review, feedback and approval.

Role of the Compensation Consultant

Mercer, the Compensation Committee’s independent compensation consultant, reports directly to the Committee. Mercer’s advisory services primarily include:

•providing expert input on industry trends, as well as executive compensation developments from a broader perspective;
•assessing the extent to which our pay levels and practices are competitively aligned with market practice; and
•facilitating objective, data-based compensation decisions in succession and annual pay planning processes.

The Committee retains sole authority to hire the compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance, and terminate and replace (or supplement) its engagement with an alternative consultant at any time. The Committee has assessed the independence of the compensation consultant pursuant to the listing standards of the NYSE and SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant from serving as an independent consultant to the Committee.
Compensation Risk Assessment
The Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Compensation Committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

THE COMPENSATION COMMITTEE Jason Robart, Chairperson Mehdi A. Mahmud Franklin (Tad) Montross IV

COMPENSATION TABLES
2022 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)	BONUS ($)		SHARE AWARDS ($)(1)	OPTION AWARDS ($)(1)	NON EQUITY INCENTIVE PLAN COMPENSATION ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
Scott Egan CEO and Director	2022	320,422	346,173	(4)	3,472,002	1,530,000		149,407	5,818,004
	—	—	—		—	—	—	—	—
	—	—	—		—	—	—	—	—
Stephen Yendall Chief Financial Officer	2022	83,976	236,302	(5)	631,995	436,000	—	868	1,389,141
	—	—	—		—	—	—	—	—
	—	—	—		—	—	—	—	—
David E. Govrin Group President & Chief Underwriting Officer	2022	544,808	—		3,168,749	1,169,501	910,000	40,500	5,833,558
	2021	550,000	—		1,513,698	168,141	437,800	58,960	2,728,599
	2020	550,000	—		687,516	—	370,000	56,000	1,663,515
Monica Cramér Manhem President, International Reinsurance(6)	2022	517,833	—		640,634	170,836	312,335	144,840	1,786,478
	2021	532,141	424,107		711,639	193,385	438,664	173,511	2,473,447
	2020	—	—		—	—	—	—	—
Stuart Liddell Global President, Accident & Health	2022	411,854	—		277,419	—	1,446,043	57,807	2,193,123
	—	—	—		—	—	—	—	—
	—	—	—		—	—	—	—	—
Siddhartha Sankaran Former CEO	2022	406,209	—		8,253,486	1,334,914	—	4,030,500	14,025,109
	2021	837,179	—		9,062,488	1,795,302	597,000	82,282	12,374,251
	—	—	—		—	—	—	—	—
Daniel V. Malloy Former Interim CEO	2022	748,654	549,231	(7)	2,928,312	222,831	—	1,110,628	5,559,656
	2021	850,000	—		2,069,999	303,161	676,600	268,505	4,168,265
	2020	818,750	—		1,487,518	—	700,000	248,242	3,254,510
David W. Junius Former Chief Financial Officer	2022	425,368	—		749,999	200,000	—	30,500	1,405,867
	2021	500,000	—		749,991	203,804	298,500	50,000	1,802,295
	2020	125,000	—		1,499,998	—	93,750	134,125	1,852,873
Prashanth Gangu Former Chief Operating Officer	2022	280,559	—		1,124,999	299,999	—	2,228,476	3,934,033
	2021	500,000	1,000,000		3,124,978	305,709	477,600	54,207	5,462,494
	—	—	—		—	—	—	—	—
Vievette Henry Former Chief People Officer	2022	344,904	—		948,154	85,000	—	1,433,000	2,811,058
	—	—	—		—	—	—	—	—
	—	—	—		—	—	—	—	—

(1)See “Compensation Discussion and Analysis―Elements of our Executive Compensation Program―Long-Term Incentives.” The amounts reported in this column for 2022 are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures and, with respect to awards subject to performance-based vesting conditions, probable achievement of the performance goals at the time of grant. The fair value was determined using the methodology and assumptions set forth in Note 18, “Share-Based Compensation and Employee Benefit Plans,” to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, which are hereby incorporated herein by reference. In addition, in the case of Mr. Sankaran, Mr. Malloy, and Ms. Henry, this amount includes the incremental fair value associated with the modification of their outstanding equity awards to provide for accelerated or continued vesting in connection with their terminations of employment as follows: Mr. Sankaran, $6,025,898; Mr. Malloy, $2,151,139; and Ms. Henry, $629,404.
(2) The amounts in this column reflect the annual cash incentive paid to each of our NEOs for the 2022 fiscal year as described above. See “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Incentive Pay.”
(3)The following table sets forth the compensation reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2022.
ALL OTHER COMPENSATION

NAME	COMPANY CONTRIBUTIONS TO RETIREMENT PLANS(a) ($)	REIMBURSED HOUSING EXPENSES(b) ($)	TAX REIMBURSEMENTS(c) ($)	OTHER(d) ($)	TOTAL OTHER COMPENSATION ($)
Scott Egan	34,237			115,170	149,407
Stephen Yendall				868	868
David E. Govrin	30,500			10,000	40,500
Monica Cramér Manhem	121,070			23,770	144,840
Stuart Liddell	49,422			8,385	57,807
Siddhartha Sankaran	30,500			4,000,000	4,030,500
Daniel V. Malloy	40,500	40,750	5,000	1,024,378	1,110,628
David W. Junius	30,500			—	30,500
Prashanth Gangu	28,056			2,200,420	2,228,476
Vievette Henry	30,500			1,402,500	1,433,000
(a)Represents Company contributions to retirement plans.
(b)Mr. Malloy was entitled to a housing allowance under the terms of his employment agreement. This represents amounts paid by the Company for housing and utilities, including electricity and cable services.
(c)Represents payment of the employee portion of Bermuda payroll taxes and social insurance on behalf of Bermuda-based NEOs.
(d)For Mr. Egan, this amount reflects reimbursed travel benefits, health and life insurance benefits, and reimbursed legal fees incurred in connection with the negotiation and execution of his employment offer. For Messrs. Yendall and Liddell, this amount represents medical and life insurance benefits. For Mr. Govrin, this amount reflects reimbursed legal fees incurred in connection with the negotiation and execution of his employment letter. For Ms. Cramér Manhem, this amount represents car benefit, health insurance benefits and BE Re board income. For Mr. Sankaran, reflects Mr. Sankaran’s lump-sum severance payment of $4,000,000. For Mr. Malloy, this amount represents reimbursed travel benefits, personal tax preparation, medical and life insurance benefits, and a severance payment of $897,869. For Mr. Gangu, this amount represents Mr. Gangu’s lump-sum severance payment of $2,200,000 and reimbursement for parking fees. For Ms. Henry, this amount represents severance payments of $1,374,500 and reimbursement for legal fees of $28,000 incurred in connection with the negotiation and execution of her Settlement Agreement.
(4)Represents the guaranteed portion of the annual incentive bonus paid to Mr. Egan pursuant to the terms of his employment agreement.

(5)Represents a one-time sign on bonus awarded to Mr. Yendall upon commencement of employment, which was paid to Mr. Yendall in March 2023. Mr. Yendall is a Canadian resident and is paid in Canadian Dollars. The amounts reflected in this table for Mr. Yendall have been converted to U.S. dollars using the December 31, 2022 spot rate of 0.738.
(6)Ms. Cramér Manhem is a Swedish resident and is paid in Swedish Krona. The amounts reflected in this table for Ms. Cramér Manhem have been converted to U.S. dollars using the December 31, 2021 spot rate of 9.07.
(7)For Mr. Malloy, includes the bonus paid to Mr. Malloy for his services as Interim Chief Executive Officer of $425,000 and the catch-up payment, as described in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2022 Table” below.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2022
The following table provides information concerning awards granted to the NEOs in the last fiscal year:

NAME	PLAN	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER SHARE AWARDS: NUMBER OF SHARES OR UNITS(3) (#)	ALL OTHER OPTIONS AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (4) (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5) ($)
			THRESHOLD ($)	TARGET ($)	MAXIMUM(5) ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Scott Egan	Annual Incentive Plan			1,597,721	2,476,467
	2013 Omnibus Incentive Plan	9/21/2022							400,000			1,972,000
	2013 Omnibus Incentive Plan	12/12/2022							304,260			1,500,002
	2013 Omnibus Incentive Plan	9/21/2022					300,000				6.00	525,000
	2013 Omnibus Incentive Plan	10/28/2022					300,000				8.00	486,000
	2013 Omnibus Incentive Plan	9/21/2022					300,000				10.00	519,000
Stephen Yendall	Annual Incentive Plan			—	—
	2013 Omnibus Incentive Plan	11/15/2022							21,854			131,998
	2013 Omnibus Incentive Plan	11/15/2022							82,781			499,997
	2013 Omnibus Incentive Plan	10/31/2022					100,000				6.42	241,000
	2013 Omnibus Incentive Plan	10/31/2022					100,000				6.42	195,000

David E. Govrin	Annual Incentive Plan		650,000	1,007,500
	2013 Omnibus Incentive Plan	4/6/2022					71,121	6.76	165,001
	2013 Omnibus Incentive Plan	10/31/2022			350,000			6.42	1,004,500
	2013 Omnibus Incentive Plan	4/6/2022				88,519			618,748
	2013 Omnibus Incentive Plan	11/30/2022				114,449			799,999
	2013 Omnibus Incentive Plan	11/30/2022				310,284			1,750,002
Monica Cramér Manhem	Annual Incentive Plan		480,515	744,798
	2013 Omnibus Incentive Plan	4/6/2022				91,650			640,634
	2013 Omnibus Incentive Plan	4/6/2022					73,636	6.76	170,836
Stuart Liddell	Bonus Agreement		1,446,043
	2013 Omnibus Incentive Plan	4/6/2022				39,688			277,419
Siddhartha Sankaran	Annual Incentive Plan		750,000	1,162,500
	2013 Omnibus Incentive Plan	4/6/2022				509,657			3,562,502
	2013 Omnibus Incentive Plan(6)	5/16/2022				291,616			1,738,031
	2013 Omnibus Incentive Plan(6)	5/16/2022				419,047			2,497,520
	2013 Omnibus Incentive Plan(6)	5/16/2022				76,797			455,433
	2013 Omnibus Incentive Plan	4/6/2022					409,483	6.76	950,000
	2013 Omnibus Incentive Plan(6)	5/16/2022					409,483	6.76	384,914

Daniel V. Malloy	Annual Incentive Plan
	2013 Omnibus Incentive Plan	5/17/2022			163,935				1,000,004
	2013 Omnibus Incentive Plan	4/6/2022				12,281			83,020
	2013 Omnibus Incentive Plan	4/6/2022				1,017			6,875
	2013 Omnibus Incentive Plan	4/6/2022				151,257			1,022,497
	2013 Omnibus Incentive Plan	4/6/2022					73,785	10.36	222,831
	2013 Omnibus Incentive Plan	4/6/2022			65,687				444,044
	2013 Omnibus Incentive Plan	4/6/2022				35,895			371,872
David W. Junius	Annual Incentive Plan		500,000	775,000
	2013 Omnibus Incentive Plan	4/6/2022				107,296			749,999
	2013 Omnibus Incentive Plan	4/6/2022					86,207	6.76	200,000
Prashanth Gangu	Annual Incentive Plan		600,000	930,000
	2013 Omnibus Incentive Plan	4/6/2022				160,944			1,124,999
	2013 Omnibus Incentive Plan	4/6/2022					129,310	6.76	299,999
Vievette Henry	Annual Incentive Plan		276,250	428,188
	2013 Omnibus Incentive Plan	4/6/2022				45,601			318,751
	2013 Omnibus Incentive Plan	4/6/2022					36,638	6.76	85,000
	2013 Omnibus Incentive Plan(6)	10/22/2022				45,601			258,102
	2013 Omnibus Incentive Plan	10/22/2022				6,836			38,692
	2013 Omnibus Incentive Plan(6)	10/22/2022				58,765			332,610

(1)A discussion of the 2022 annual cash incentives, including awards earned for 2022 and paid in March 2023 can be found under “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Incentive Pay.”
(2)Mr. Egan was granted one tranche of options in connection with his commencement of employment and was eligible to receive two additional tranches of options. The first tranche represents a grant of fully vested options to purchase 300,000 common shares of the Company with an exercise price of $6.00 per share. Mr. Egan was granted the second tranche of options to purchase 300,000 shares with an exercise price of $8.00 on October 28, 2022, once the closing price of the Company’s common shares reached $6.00 per share on the NYSE. This second tranche will vest and become exercisable only if and when the Company’s stock price exceeds the stated exercise prices. Mr. Yendall was granted (i) options to purchase 100,000 common shares of the Company with an exercise price of $6.42 USD, which shall vest and become exercisable when the closing price of Company’s common shares reaches $8.00 USD and (ii) options to purchase 100,000 common shares of the Company with an exercise price of $6.42 USD, which shall vest and become exercisable when the closing price of the Company’s common shares reaches $10.00 USD. Mr. Govrin was granted options to purchase 350,000 common shares of the Company with an exercise price of $6.42, which will vest and become exercisable when the closing price of the Company’s common shares reaches $8.00. The restricted shares granted to Mr. Malloy vest upon the start date of Mr. Malloy’s successor (or upon an earlier qualifying termination).
(3)Time-based restricted share awards made pursuant to the Omnibus Incentive Plan in April 2022 vest in equal annual installments over three years based on continued employment. Time-based restricted share units granted on September 21, 2022 to Mr. Egan vest in full on September 21, 2023. Time-based restricted share units granted on December 12, 2022 to Mr. Egan vest in equal installments over three years based on continued employment. The 21,854 time-based restricted share units granted on November 15, 2022 to Mr. Yendall vest in three equal installments on November 15, 2022, November 15, 2023, and November 15, 2024, subject to Mr. Yendall’s continued services to the Company through each such vesting date. The 82,791 time-based restricted share units granted on November 15, 2022 to Mr. Yendall vest in equal installments over three years based on continued employment. The 114,449 time-based restricted share units granted on November 30, 2022, vest in equal installments on April 6, 2023, April 6, 2024 and April 6, 2025 based on continued employment. The 310,284 time-based restricted share units granted on to Mr. Govrin on November 30, 2022 vest in equal installments over three years based on continued employment. The 163,935 restricted shares granted to Mr. Malloy on May 17, 2022 were granted subject to vesting upon the start date of Mr. Malloy’s successor to the position of Chief Executive Officer (or, if earlier, a termination without cause or resignation for good reason). For a more detailed discussion of the 2022 restricted share and restricted share unit awards, see “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Long-Term Incentives.” Other than the entry for Mr. Sankaran in May 2022, options made pursuant to the Omnibus Incentive Plan in April 2022 vest in April 2025. The amount reported for Mr. Sankaran in May 2022 represents the number of options modified by his resignation letter to provide that the award would remain outstanding and continue to vest, with acceleration on the second anniversary of the termination date.
(4)The amounts reported in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures and, for the performance-based restricted shares and option awards, based on the probable outcome of such performance criteria. In the case of Mr. Sankaran, Mr. Malloy and Ms. Henry, this amount also includes the value associated with the modification of his or her outstanding option awards to provide for continued vesting following his or her termination of employment. The fair value was determined using the methodology and assumptions set forth in Note 18, “Share-Based Compensation and Employee Benefit Plans” to the Audited Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, which are hereby incorporated herein by reference.

(5)None of our NEOs have a stated maximum annual cash incentive in their employment agreements; however, the maximum annual cash incentive pool funding for each of our NEOs in 2022 (other than Mr. Liddell) was 155% of base salaries. The annual cash incentive pool under our annual cash incentive plan for 2022 is allocated to individual employees by the Compensation Committee upon the recommendation of the Chief Executive Officer based on the individual’s target annual cash incentive, how each NEO performed relative to their individual annual goals, the Company’s performance-based specified metrics and as compared to comparable positions in the Peer Group data, such allocations not to exceed $5 million. See “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Incentive Pay” for a description of the 2022 annual cash incentive plan, as well as Mr. Liddell’s cash incentive arrangement.
(6)Awards reflected in these rows for Messrs. Sankaran and Malloy and Ms. Henry reflect the incremental fair value associated with modifications to outstanding equity awards in connection with each such NEO’s termination of employment in order to provide either for accelerated or continued vesting of those awards. Further details of these modifications are described in “2022 Potential Payments Upon Termination or Change in Control” below.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2022 TABLE
Employment Agreements

Each of the NEOs was party to an employment agreement or offer letter agreement with the Company or one of its subsidiaries during 2022 (the “Employment Agreements”). Generally speaking, these Employment Agreements describe the basic terms of the NEO’s employment, including his or her start date, starting salary, annual incentive target (or in the case of Mr. Liddell, annual bonus arrangement) and long-term incentive award target. For those NEOs who entered into an Employment Agreement during 2022, the principal terms (other than severance) of such Employment Agreements are discussed below. Please see the “Potential Payments Upon a Termination or Change in Control” section of this proxy statement for a summary of the severance terms under the Employment Agreements for our then-serving NEOs as of December 31, 2022, as well as a description of the settlement agreements entered into with Messrs. Sankaran, Junius and Gangu and Ms. Henry during 2022.

SCOTT EGAN. On September 6, 2022, the Company entered into an employment letter agreement with Mr. Egan. Pursuant to this agreement, Mr. Egan is entitled to receive (a) an annual base salary of £945,000, (b) a target annual bonus opportunity of 140% of his base salary, and (c) starting with the 2023 regular award cycle, an annual long-term incentive award having a target grant-date value equal to 350% of his base salary. For 2022 and 2023, Mr. Egan’s annual bonus will be guaranteed at 100% of his target amount, pro-rated with respect to 2022 based on the portion of the year during which Mr. Egan was employed. As an inducement for Mr. Egan to accept his employment with the Company, Mr. Egan was granted an award of 400,000 restricted share units covering Company common shares on September 21, 2022 (the “New Hire RSUs”). The New Hire RSUs will cliff vest on September 21, 2023, subject to Mr. Egan’s continued services to the Company through the vesting date or earlier qualifying termination. In addition, the employment letter agreement provides for the grant of three tranches of options (with 300,000 options in each tranche). The first tranche was granted on Mr. Egan’s start date with an exercise price of $6.00 per share, and would only become exercisable when the closing stock price of the Company’s stock is $6.00, subject to continued employment through such date. The employment letter agreement provides that the second and third tranches of options will have exercise prices of $8.00 and $10.00, respectively, will be granted when the closing trading price of the Company’s stock reaches $6.00 and $8.00, respectively, and become exercisable when the closing trading price of the Company’s stock reaches $8.00 and $10.00, respectively, subject to Mr. Egan’s continued employment through the applicable date or earlier qualifying termination. The employment letter agreement also provides that Mr. Egan will be eligible to participate in the Company’s retirement, health and other benefit plans which are provided to similarly-situated executives of the Company, and that the Company shall reimburse Mr. Egan for legal fees incurred in connection with the negotiation, preparation and execution of the employment letter agreement, up to a maximum of £21,500.

STEPHEN YENDALL. Mr. Yendall began serving as Chief Financial Officer of the Company on October 31, 2022. Mr. Yendall entered into an employment letter with the Company on October 7, 2022, which provides that Mr. Yendall is entitled to receive (a) an annual base salary of $682,320 CAD, (b) a target annual bonus opportunity of 100% of his base salary, and (c) starting with the 2023 regular award cycle, an annual long-term incentive award having a value equal to 200% of his base salary. For 2023, Mr. Yendall’s annual bonus will be guaranteed at 100% of his target amount. The employment letter also provided for the payment of a lump sum sign-on bonus of $320,000 CAD, which was paid in March 2023. As an inducement for Mr. Yendall to accept his employment with the Company, Mr. Yendall was granted (i) an award of restricted share units covering Company common shares with a grant date value of $132,000 USD (the “Make Whole RSUs”) and (ii) an award of restricted share units covering

Company common shares with a grant date value of $500,000 USD (the “New Hire RSUs”). The Make Whole RSUs will vest ratably in three equal installments on November 15, 2022, November 15, 2023, and November 15, 2024, subject to Mr. Yendall’s continued services to the Company through each such vesting date or earlier qualifying termination. The New Hire RSUs will vest ratably on the first, second and third anniversaries of October 31, 2022, subject to Mr. Yendall’s continued services to the Company through each such vesting date or earlier qualifying termination. In addition, on October 31, 2022, Mr. Yendall was granted (i) options to purchase 100,000 common shares of the Company with an exercise price of $8.00 USD, which shall vest and become exercisable when the closing price of Company’s common shares reaches $8.00 USD and (ii) options to purchase 100,000 common shares of the Company with an exercise price of $10.00 USD, which shall vest and become exercisable when the closing price of the Company’s common shares reaches $10.00 USD. The employment letter also provides for tax equalization benefits, as well as eligibility to participate in group benefit plans on the same terms as other similarly-situated employees.

DAVID E. GOVRIN. In connection with Mr. Govrin’s appointment as Group President and Chief Underwriting Officer of the Company, Mr. Govrin and the Company entered into an employment letter dated as of October 31, 2022 setting forth the terms and conditions of his continued employment with the Company. Pursuant to his employment letter, Mr. Govrin is entitled to receive (i) an annual base salary of $650,000, (ii) a target annual bonus opportunity of 100% of his base salary, and (iii) beginning with the 2023 regular award cycle, an annual long-term incentive award having a target grant value equal to 250% of his base salary. The employment letter provides for the grant of (i) a restricted share unit award with a grant date value of $800,000, with the number of restricted share units subject to the award determined based on the Company’s closing share price on April 5, 2022 (the “Make Whole RSUs”), and (ii) a restricted share unit award with a grant date value of $1,750,000 (the “Sign-On RSUs”), with the number of restricted share units subject to the award determined based on a share price of $5.64. The Make Whole RSUs will vest in three equal installments on April 6, 2023, April 6, 2024, and April 6, 2025, subject to Mr. Govrin’s continued service to the Company through each vesting date or earlier qualifying termination. The Sign-On RSUs will vest ratably on the first, second and third anniversaries of the grant date, subject to Mr. Govrin’s continued service to the Company through each vesting date or earlier qualifying termination. In addition, the employment letter provides that Mr. Govrin will be granted a stock option award to purchase 350,000 common shares of the Company with an exercise price equal to fair market value of the Company’s common shares on the date of grant, which will vest and become exercisable when the closing price of the Company’s common shares reaches $8.00. The employment letter also provides for continued eligibility to participate in all retirement, health and other benefit plans which are provided to similarly-situated executives, as well as reimbursement for legal fees incurred by Mr. Govrin in the negotiation, preparation, and execution of the offer letter (up to a maximum reimbursement amount of $10,000).

Daniel V. Malloy. In connection with Mr. Malloy’s appointment to the position of Interim CEO, Mr. Malloy entered into an offer letter agreement with the Company dated as of June 1, 2022. Pursuant to this agreement, Mr. Malloy was entitled to receive (a) a base salary of $850,000 per year, provided that if he earned less than $425,000 in base salary at the time that his service as Interim CEO ended, he would be entitled to a “catch-up” payment at the time of his termination of employment such that the sum of his earned base salary plus the catch-up payment equals $425,000, (b) a target cash bonus opportunity for 2022 of $425,000 (provided that Mr. Malloy was entitled to a minimum bonus payment of $425,000 for the 2022 fiscal year even if he provided services as Interim CEO for six months or less, and if his services extended for more than six months, his target cash annual bonus opportunity would be 100% of his base salary, pro-rated for the actual term of his services as Interim CEO), and (c) an award of 163,935 restricted common shares of the Company, which shares were granted subject to vesting upon the earliest of (i) the start date of a permanent CEO, and (ii) a termination of Mr. Malloy’s employment as Interim CEO without cause or a resignation by Mr. Malloy for good reason (each as defined in the offer letter agreement), and (iii) May 17, 2023. In addition, the offer letter agreement provides for eligibility to participate in employee benefit plans on the same terms as similarly-situated employees, housing or reimbursement for housing in Bermuda through Jun 30, 2023, with a maximum rent of $8,150 per month plus payment or reimbursement of utilities, and an increased medical expense reimbursement benefit.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2022

The following table contains information regarding unexercised options, restricted shares and RSUs that were outstanding as of December 31, 2022 and held by the NEOs (other than Messrs. Junius and Gangu each of whom had no unexercised options, restricted shares or RSUs outstanding as of December 31, 2022). Market value of the shares that have not vested is based on the $5.90 per share closing price of the Company’s common shares on the NYSE on December 30, 2022.

		OPTION AWARDS							STOCK AWARDS
	Grant Date	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)(1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF SHARES THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF SHARES THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Scott Egan	9/21/2022	300,000	(2)	—		—	6.00	9/21/2029
	9/21/2022	—		—		300,000	8.00	9/21/2029
	9/21/2022								400,000	(3)	2,360,000
	12/12/2022								304,260	(4)	1,795,134
Stephen Yendall	10/31/2022	—		—		100,000	8.00	10/31/2029
	10/31/2022	—		—		100,000	10.00	10/31/2029
	11/15/2022								14,569	(5)	85,957
	11/15/2022								82,781	(6)	488,408
David E. Govrin	4/14/2021	—		40,923	(7)	—	10.36	4/14/2031
	4/6/2022	—		71,121	(8)	—	6.76	4/6/2032
	10/31/2022	—				350,000	6.42	10/31/2029
	4/14/2021								6,570	(9)	38,763	19,908	(10)	117,457
	4/19/2021								32,174	(11)	189,827
	4/14/2021								64,647	(12)	381,417
	4/14/2021								13,272	(13)	78,305
	4/6/2022								88,519	(14)	522,262
	11/30/2022								114,449	(14)	675,249
	11/30/2022								310,284	(15)	1,830,676
	2/27/2020								6,031	(16)	35,583
Monica Cramér Manhem	4/14/2021	—		47,067	(17)	—	10.36	4/14/2031
	4/6/2022	—		73,636	(18)	—	6.76	4/6/2032
	2/26/2021								50,144	(19)	295,850
	4/14/2021								7,556	(9)	44,580	22,897	(10)	135,092
	4/14/2021								15,265	(20)	90,064
	4/6/2022								91,650	(21)	540,735
	2/26/2021								61,572	(22)	363,275

Stuart Liddell	4/14/2021							2,167	(9)	12,785	6,568	(10)	38,751
	4/14/2021							8,757	(23)	51,666
	2/26/2021							16,749	(24)	98,819
	4/6/2022							39,688	(25)	234,159
Siddhartha Sankaran	4/6/2022	—	409,483	(26)	—	6.76	4/6/2032
	8/6/2020							291,616	(27)	1,720,534
	2/26/2021							419,047	(28)	2,472,377
	4/14/2021							76,415	(29)	450,849
Daniel V. Malloy	4/14/2021	—	73,785	(30)	—	10.36	4/14/2031
	4/14/2021							11,846	(9)	69,891	35,895	(10)	211,781
	4/14/2021							151,257	(31)	892,416
	5/5/2020							1,017	(32)	6,000
	2/27/2020							12,281	(32)	72,458
Vievette Henry	3/1/2021							58,765	(33)	346,714
	4/14/2021							6,836	(34)	40,332
	4/6/2022							45,601	(35)	269,046

(1)Represents options to purchase common shares that will vest and become exercisable when the Company’s stock price exceeds the stated exercise price.

(2)Represents fully vested options to purchase common shares.

(3)Represents time-based restricted share units that will vest in full on September 21, 2023, subject to the executive’s continued employment through each such vesting date.

(4)Represents time-based restricted share units that will vest in equal annual installments on December 12, 2023, December 12, 2024 and December 12, 2025, subject to the executive’s continued employment through each such vesting date.

(5)Represents time-based restricted share units that will vest in equal installments on November 15, 2023 and November 15, 2024, subject to the executive’s continued employment through each such vesting date.

(6)Represents time-based restricted share units that will vest in equal installments on November 15, 2023, November 15, 2024, and November 15, 2025, subject to the executive’s continued employment through each such vesting date.

(7)Represents options to purchase common shares that will vest in full on April 14, 2024, subject to the executive’s continued employment through each such vesting date.

(8)Represents options to purchase common shares that will vest in full on April 6, 2025, subject to the executive’s continued employment through each such vesting date.

(9)Represents performance-based restricted share units that have been earned, based on the achievement of a TBVPS performance goal, which the Compensation Committee certified at (i) 66% of target for the first performance year of the 2021-2023 performance period and (ii) 0% of target for the second year of the 2021-2023 performance period, and will vest on April 14, 2024.

(10)Represents unearned performance-based restricted share units that will vest on April 14, 2024, based on the achievement of a TBVPS performance goal. Amounts reported are based on the target performance level for the final year of the 2021-2023 performance period.

(11)Represents time-based restricted share units that will vest in equal installments on March 1, 2023 and March 1, 2024, subject to the executive’s continued employment through each such vesting date.

(12)Represents time-based restricted shares that will vest as follows: 27,139 will vest on March 1, 2023; 10,370 will vest on April 14, 2023; and 27,138 will vest on April 14, 2024, in each case, subject to the executive’s continued employment through each such vesting date.

(13)Represents time-based restricted share units that will vest in equal installments on April 14, 2023 and April 14, 2024, subject to the executive’s continued employment through each such vesting date.

(14)Represents time-based restricted share units that will vest in equal installments on April 6, 2023, April 6, 2024, and April 6, 2025, subject to the executive’s continued employment through each such vesting date.

(15)Represents time-based restricted share units that will vest in equal installments on November 30, 2023, November 30, 2024, and November 30, 2025, subject to the executive’s continued employment through each such vesting date.

(16)Represents time-based restricted shares that will vest in full on February 27, 2023, subject to the executive’s continued employment through such vesting date.

(17)Represents options to purchase common shares that will vest in full on April 14, 2024, subject to the executive’s continued employment through each such vesting date.

(18)Represents options to purchase common shares that will vest in full on April 6, 2025, subject to the executive’s continued employment through each such vesting date.

(19)Represents time-based restricted share units that vested in full on February 27, 2023.
(20)Represents time-based restricted share units that will vest in equal installments on April 14, 2022, April 14, 2023 and April 14, 2024, subject to the executive’s continued employment through each such vesting date.

(21)Represents time-based restricted share units that will vest in equal installments on April 6, 2023, April 6, 2024, and April 6, 2025, subject to the executive’s continued employment through each such vesting date.

(22)Represents time-based restricted share units that will vest in full on January 1, 2024, subject to the executive’s continued employment through such vesting date.

(23)Represents time-based restricted share units that will vest in full on April 14, 2024, subject to the executive’s continued employment through such vesting date.

(24)Represents time-based restricted share units that vested in full on February 27, 2023.

(25)Represents time-based restricted share units that will vest in equal installments on April 6, 2023, April 6, 2024, and April 6, 2025, subject to the executive’s continued employment through each such vesting date.

(26)Represents options to purchase common shares that will vest in full on May 16, 2024, subject to the executive’s continued employment through each such vesting date.

(27)Represents time-based restricted shares that will vest as follows: 72,904 will vest on February 26, 2023; 109,356 will vest on May 16, 2023; 72,904 will vest on February 26, 2024; and 36,452 will vest on May 16, 2024, subject to the executive’s continued employment through each such vesting date.

(28)Represents time-based restricted shares that will vest as follows: 104,762 will vest on February 26, 2023; 157,143 will vest on May 16, 2023; 104,762 will vest on February 26, 2024; and 52,380 will vest on May 16, 2024, subject to the executive’s continued employment through each such vesting date.

(29)Represents time-based restricted share units that will vest as follows: 38,208 will vest on April 14, 2023; 19,104 will vest on May 16, 2023, 19,103 will vest on April 14, 2024, subject to the executive’s continued employment through each such vesting date.

(30)Represents options to purchase common shares that will vest in full on April 14, 2024, subject to the executive’s continued employment through each such vesting date.

(31)Represents time-based restricted shares that will vest as follows: 59,841 will vest on March 1, 2023; 31,577 will vest on April 14, 2023; and 59,839 will vest on April 14, 2024.

(32)Represents time-based restricted shares that vested in full on February 27, 2023.

(33)Represents time-based restricted shares that vest in equal installments on the first five anniversaries of March 1, 2021, subject to the executive’s continued employment through each such vesting date.

(34)Represents time-based restricted share units that vest in equal installments on the first three anniversaries of April 14, 2022, subject to the executive’s continued employment through each such vesting date.

(35)Represents time-based restricted share units that vest in equal installments on the first three anniversaries of April 6, 2022, subject to the executive’s continued employment through each such vesting date.

2022 OPTION EXERCISES AND SHARES VESTED

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING(1) (#)	VALUE REALIZED ON VESTING ($)
Scott Egan	—	—	—	—
Stephen Yendall	—	—	7,285	44,001
David E. Govrin	—	—	55,554	397,088
Monica Cramér Manhem	—	—	297,388	2,134,983
Stuart Liddell	—	—	57,197	389,309
Siddhartha Sankaran	—	—	215,874	1,573,492
Daniel V. Malloy	—	—	275,867	1,600,267
David W. Junius	—	—	50,962	265,052
Prashanth Gangu	—	—	51,244	358,251
Vievette Henry	—	—	18,111	127,114
(1)Amounts reflect the aggregate dollar amount realized by the NEO upon the vesting of equity-based awards, computed by multiplying the number of shares of stock units by the market value of the underlying shares on the vesting date. The applicable vesting dates were as follows:
•November 15, 2022 for Mr. Yendall
•February 26, 2022, February 27, 2022, March 1, 2022 and April 14, 2022 for Mr. Govrin
•February 11, 2022, February 27, 2022, April 14, 2022, and December 31, 2022 for Ms. Cramér Manhem and Mr. Liddell.
•February 26, 2022 and April 14, 2022 for Mr. Sankaran
•February 26, 2022, February 27, 2022, March 1, 2022, April 6, 2022, and September 21, 2022 for Mr. Malloy
•April 14, 2022 and October 1, 2022 for Mr. Junius
•March 1, 2022 and April 14, 2022 for Mr. Gangu and Ms. Henry.

2022 Pension Benefits

The Company does not provide any qualified or non-qualified defined benefit pension plans to its NEOs.

2022 Non-qualified Deferred Compensation

Except as described below, none of our NEOs participated in a non-qualified deferred compensation arrangement in 2022. The following table provides information regarding a non-qualified deferred compensation plan provided to Ms. Cramér Manhem for the year ended December 31, 2022.

Name	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Monica Cramér Manhem	$121,070(1)	$201,473	$ 1,320,840(2)

(1) Reflects amounts reported in the 2022 Summary Compensation Table as “All Other Compensation.”

(2) Ms. Cramér Manhem is a Swedish resident and paid in Swedish Krona. The aggregate balance at last fiscal year end has been converted to U.S. dollars using the December 31, 2022 spot rate of 10.4055024 Swedish Krona for $1 U.S. dollar. Reflects amounts previously reported as compensation to Ms. Cramér Manhem.

Ms. Cramér Manhem participates in a non-qualified deferred compensation plan for select employees in Sweden. Pursuant to the terms of Ms. Cramér Manhem’s employment agreement, SiriusPoint makes an annual contribution to the plan in a minimum amount equal to SEK 1,259,796 (or $121,070), based on a December 31, 2022 conversion rate, but adjusted to reflect cost of living adjustments in Sweden. As noted above, the contribution rate for 2022 was $121,070. Ms. Cramér Manhem does not make any corresponding contributions to the plan. Contributions are invested in a variety of generally available mutual funds and indexes, as selected by Ms. Cramér Manhem. Payments from the plan will occur following Ms. Cramér Manhem’s retirement over a payment period as selected by Ms. Cramér Manhem.

2022 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described under the heading “Executive Compensation—Compensation Discussion & Analysis—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2022 Table—Employment Agreements,” during 2022, the NEOs were each subject to either an employment agreement or an offer letter agreement which provided for certain severance benefits upon a qualifying termination of employment. Each NEO was also a participant in the Company’s equity award program, with outstanding equity awards that provided for accelerated vesting upon certain termination events or in connection with a change in control of the Company.

A description of the material terms of each of the employment and separation arrangements that were in effect as of December 30, 2022 and the equity award program, as well as estimates of the payments and benefits each NEO would receive upon a termination of employment, including in connection with a change in control of the Company, are set forth below. The estimates have been calculated assuming a termination date of December 30, 2022, and the closing price of our common shares on December 30, 2022 ($5.90). The amounts reported in the tables below are only estimates, and actual payments and benefits to be paid upon a termination of a NEO’s employment with the Company or a change in control of the Company under these arrangements can only be determined at the time of termination or change in control of the Company. The amounts reflected below are in addition to payment of any accrued or vested but unpaid compensation or benefits that the executive would be entitled to receive in connection with a termination of employment for any reason, any statutory severance benefits are generally available to all salaried employees, as well as any reimbursements for reasonable business expenses which are incurred prior to the executive’s termination of employment.

Employment Agreements

Scott Egan

Pursuant to the terms of Mr. Egan’s employment agreement with SiriusPoint International Insurance Corporation (“SIIC”), dated as of September 6, 2022 (the “Egan Agreement”), upon a termination of employment by SIIC other than for “Cause” (as defined in the Egan Agreement) or a resignation of employment by Mr. Egan for “Good Reason” (as defined in the Egan Agreement), Mr. Egan will be entitled to receive the following severance payments and benefits, subject to his timely execution of a statutory settlement agreement:

1.Any unpaid portion of certain guaranteed annual bonus payments for Mr. Egan with respect to the 2022 and 2023 performance years;

2.An annual bonus for the year of termination based on actual performance for the year in which the termination date occurs, prorated for the period of employment during such year, and paid at the same time as annual bonuses are paid in the ordinary course of business to similarly- situated executives (other than in the case of a termination of employment during 2022 or 2023);

3.A cash severance payment equal to eighteen (18) months of Mr. Egan’s base salary at the rate in effect as of his termination date, payable in installments; and

4.Continued medical and life insurance benefits for eighteen (18) months following Mr. Egan’s termination date at the same premium rates that active employees pay for such coverage.

In addition to a termination by SIIC without Cause or a resignation by Mr. Egan for Good Reason, Mr. Egan would also be entitled to receive the guaranteed annual bonus payments described in (1) above in the event of a termination of employment by reason of Mr. Egan’s death or permanent disability (all such terminations, collectively, “Egan Qualifying Termination”).

Pursuant to the Egan Agreement, six (6) months’ advance written notice is required for SIIC to terminate Mr. Egan’s employment other than for Cause or for Mr. Egan to terminate his employment for any reason other than Good Reason. However, in lieu of notice, SIIC has the right to elect to terminate Mr. Egan’s employment immediately and make a payment in lieu of notice equal to (i) the base salary that Mr. Egan would have been paid had he served during the full six (6)-month notice period, plus (ii) to the extent Mr. Egan’s termination would constitute an Egan Qualifying Termination, the unpaid portion of certain guaranteed annual bonus payments described in (1) above. The cash severance payment described in (3) above will be reduced by an amount equal to any base salary paid by SIIC in respect of any worked notice period and/or salary paid in lieu of notice, and will be inclusive of any statutory severance payments due to Mr. Egan in connection with his termination of employment.

Stephen Yendall

Pursuant to the terms of Mr. Yendall’s employment agreement with Sirius America Insurance Company (“SAIC”), dated as of October 7, 2022 (the “Yendall Agreement”), upon a termination of employment by SAIC without “Cause” and without “Just Cause” (each as defined in the Yendall Agreement), or a resignation by Mr. Yendall for “Good Reason” (as defined in the Yendall Agreement), Mr. Yendall will be entitled to receive the following severance payments and benefits, in addition to certain statutory payments to which he is entitled under the Ontario Employment Standards Act, 2000 as amended or any successor legislation (the “ESA”):

1.A lump sum cash severance payment equal to twelve (12)-months of Mr. Yendall’s then-current base salary (which is inclusive of entitlements to ESA pay in lieu of notice and ESA severance pay);

2.An annual cash bonus for the year of termination, paid at target and pro-rated up to the last date of the ESA minimum statutory notice period;

3.Continuation of employer contributions or premiums with respect to coverage for all benefits under any benefit plan for the twelve (12) month period after the termination date (or at the option of SAIC, payment of the applicable employer contribution or premium for any benefit that cannot be continued after the ESA minimum statutory notice period to the end of the 12-month period);

4.With respect to any restricted share units which are outstanding and unvested as of the termination date, such restricted share units will continue to be eligible to vest for a period of twelve (12) months following the termination date; and

5.Any options which are outstanding and unvested as of the termination date will vest as of such date and remain exercisable for three (3) years following such date.

Pursuant to the terms of the Yendall Agreement, in order to receive any entitlements under that agreement which are in excess of Mr. Yendall’s minimum entitlements under the ESA, Mr. Yendall is required to sign a full and final release and indemnity in a form satisfactory to SAIC.

David E. Govrin

In connection with his appointment as Group President and Chief Underwriting Officer of the Company, Mr. Govrin and the Company entered into an Employment Agreement dated as of October 31, 2022 (the “Govrin

Agreement”). Under the terms of the Govrin Agreement, in the event that Mr. Govrin’s employment is terminated by the Company without “Cause” or Mr. Govrin resigns for “Good Reason” (each as defined in the Govrin Agreement), then Mr. Govrin will be entitled to receive the following severance payments and benefits, subject to his execution and non-revocation of a severance and general release agreement on behalf of the Company:

1.An annual cash bonus for the year of termination, calculated by applying the business, but the not the individual, performance modifier and pro-rated based the number of full months that Mr. Govrin worked during the year, which bonus will be paid on the later of (a) the date bonuses are paid to other members of the Company’s management team, or (b) within thirty (30) days of when his separation agreement becomes effective;

2.A cash severance payment equal to twelve (12) months of Mr. Govrin’s base salary at the rate in effect on his termination date, payable in installments;

3.Accelerated vesting of all outstanding restricted share units and stock options which are unvested as of the termination date, with such options remaining outstanding until the three year anniversary of the termination date (or, if earlier, the expiration date of those options); provided that any options subject to performance hurdles that must be satisfied to be exercisable may only be exercised if the relevant performance hurdles have been met; and

4.Subsidized COBRA continuation coverage for twelve (12) months at active employee rates (subject to certain limited exceptions).

Pursuant to the Govrin Agreement, six (6) months’ advance written notice is required for the Company to terminate Mr. Govrin’s employment other than for Cause or for Mr. Govrin to terminate his employment for any reason other than Good Reason. However, in lieu of notice, the Company has the right to elect to (i) terminate Mr. Govrin’s employment immediately and make a payment in lieu of notice equal to the base salary that Mr. Govrin would have been paid had he served during the full six (6) month notice period, or (ii) unilaterally treat all or any portion of the notice period as a period of “Garden Leave” (as defined in the Govrin Agreement). To the extent the Company terminates Mr. Govrin other than for Cause, the total cash severance that Mr. Govrin would be entitled to receive pursuant to item (2) above will be reduced, on a dollar-for-dollar basis, to the extent the Company elects to place Mr. Govrin on Garden Leave or pay him in lieu of notice for any portion of the notice period.

In the event that Mr. Govrin remains continuously employed with the Company until October 31, 2025, and then chooses to voluntarily resign his employment with the Company after such date, then subject to entering into and not revoking a separation agreement and release of claims, Mr. Govrin will receive:

1.Accelerated vesting of all outstanding restricted share units and stock options which are unvested as of the termination date, with such options remaining outstanding until the three year anniversary of the termination date (or, if earlier, the expiration date of those options); provided that any options subject to performance hurdles that must be satisfied to be exercisable may only be exercised if the relevant performance hurdles have been met; and

2.An annual cash bonus for the year of termination, calculated at target and pro-rated based on the number of full months that Mr. Govrin worked during the year, payable in lump sum.

In the event Mr. Govrin provides notice of his intent to voluntarily resign on or after October 31, 2025, then the Company will not exercise its right to pay in lieu of the six (6)-month notice period.

Mr. Govrin’s employment agreement further provides that in the event of a Change in Control, unvested stock options will vest in full and immediately become exercisable regardless of the stock price upon the Change in Control, subject to Mr. Govrin entering into a general release or similar agreement with the Company.

Monica Cramér Manhem

For Ms. Cramér Manhem, pursuant to the terms of her employment agreement (the “Cramér Manhem Agreement”), in the event of her death, she would be entitled to receive a pro-rated portion of the annual bonus to which she would have been entitled had she remained employed through the end of the calendar year on which the termination date occurs, based upon the number of days during such year during which she was employed by the Company (the “Pro-Rated Bonus”), payable in lump sum.

In the event of Ms. Cramér Manhem’s termination of employment by her employer without “cause” (as defined in her Employment Agreement) or (ii) by Ms. Cramér Manhem for “good reason” (as defined in her Employment Agreement), her employment agreement provides she would be entitled to receive:

•A cash severance payment equal to a multiple of one times her base salary at the rate in effect on the termination date, payable in lump sum; and

•The value of her annual bonus for the year in which the termination date occurs, calculated based upon actual performance through the end of such year (except that such annual bonus will not be less than the applicable target annual bonus for such fiscal year), payable in a lump sum.

In addition, the Cramér Manhem Agreement provides that in the event of a termination of employment (i) by her employer without cause or (ii) by her for “good reason” or which constitutes a retirement, she will be entitled to continue her employment in an advisory capacity for an “Advisory Period,” performing periodic advisory and transition services for her employer and its subsidiaries. The Cramér Manhem Agreement provides that Ms. Cramér Manhem will be entitled to retire on the final day of the month before the month in which she reaches 64 years of age, provided that she notifies her employer in writing of this intention nine months in advance. The Advisory Period would commence on the date of Ms. Cramér Manhem’s original qualifying termination event, and continue until the earlier of (i) the second anniversary of such termination of employment, or (ii) the last date on which the Eligible Awards (as defined below) are eligible to vest in accordance with their terms, unless earlier terminated. During the Advisory Period, Ms. Cramér Manhem would be entitled to receive:

•An annual base salary of $30,000;

•Continued company-provided health insurance coverage for Ms. Cramér Manhem and her eligible dependents to the same extent made available to other employees, provided that she is not then eligible for coverage from another employer; provided further that during such time, she will be responsible for an amount equal to all premium costs toward any insurance coverage elected by her and her eligible dependents;

•Continued vesting in any outstanding equity incentive awards held by Ms. Cramér Manhem as of the date of her original termination of employment (“Eligible Awards”) in accordance with their regular schedules for the duration of the Advisory Period; and

•In the event of Ms. Cramér Manhem’s retirement between the ages of 64 and 65, Ms. Cramér Manhem would receive (i) an additional payment equal to 75% of her pensionable salary, as determined under the occupational pension plan provided in Sweden, and (ii) a retirement pension. Ms. Cramér Manhem was not within the applicable age range as of December 30, 2022.

The Cramér Manhem Agreement further provides that, for the six (6) month period following the later of the expiration of the term of the agreement and or the conclusion of the Advisory Period (the “Additional Period”), as compensation for Ms. Cramér Manhem’s compliance with the non-competition provision thereunder, Ms. Cramér Manhem would receive during the Additional Period per month the difference between her annual base salary as of the date of her termination of the employment and the salary (if lower) which Ms. Cramér Manhem earns from any new employment or proceeds of any business activity (the “Noncompetition Benefit”). Notwithstanding the above: (i) the Noncompetition Benefit will not exceed sixty percent (60%) of Ms. Cramér Manhem’s monthly base salary at the time of such termination of employment; (ii) the Noncompetition Benefit will not be paid if Ms. Cramér Manhem breaches the noncompetition covenant under her employment agreement; and (iii) the Noncompetition Benefit will not be paid during any period for which Ms. Cramér Manhem receives severance pay or other corresponding remuneration post-termination from the Company or where employment is terminated due to Ms. Cramér Manhem’s retirement or her material breach of the Cramér Manhem Agreement.

Under the terms of the Cramér Manhem Agreement, payment of the severance benefits described above (including payments to Ms. Cramér Manhem in connection with the Advisory Period, but excluding the Noncompetition Benefit) is subject to her execution of a release of claims.

On October 31, 2022, Ms. Cramér Manhem entered into a Transition Agreement with SiriusPoint International Försäkringsaktiebolag, the purpose of which was to memorialize Ms. Cramér Manhem’s intention to cease to serve as an executive officer of the Company and to retire in 2023, as well as to serve during the Advisory Period (the “Transition Agreement”). Such agreement was intended to memorialize the terms of the Cramér Manhem Agreement regarding retirement described above, and provided that after stepping down from her position as an executive officer of the Company (which Ms. Cramér Manhem did in early 2023), she would remain employed in a non-executive advisory capacity through a transitional period and subsequent Advisory Period, which Advisory Period will commence as of July 1, 2023. Pursuant to the Transition Agreement, the parties agreed that the terms of the Transition Agreement were in full and final settlement of any claim to severance payments that Ms. Cramér Manhem may have had, including any claim under her participation agreement under the Sirius International Insurance Group, Ltd. Severance and Change in Control Plan (the “Sirius Executive Severance Plan”).

In light of Ms. Cramér Manhem’s separation as an executive officer of the Company in 2023, as well as her receipt of benefits pursuant to the terms of the Cramér Manhem Agreement (as memorialized in the Transition Agreement), Ms. Cramér Manhem has been excluded from the termination tables below. The approximate estimated value of her anticipated severance payments and benefits in connection with her separation as an executive officer includes: (i) the value of Ms. Cramér Manhem’s base salary and the company cost of providing continued health insurance benefits for the duration of the transitional period following the date she ceased to be employed as an executive officer of the Company (estimated value $200,754; (ii) an annual base salary for the duration of the Advisory Period (estimated value $60,000); (iii) continued company-provided health insurance coverage for Ms. Cramér Manhem and her eligible dependents to the same extent made available to other employees for the duration of the Advisory Period (estimated value approximately $2,589); (iv) continued vesting of Ms. Cramér Manhem’s equity awards through the expiration of the Advisory Period (estimated value approximately $961,942, based upon the Company’s closing stock price on December 30, 2022, calculated based upon Ms. Cramér Manhem’s outstanding equity awards as of December 30, 2022, and assuming a two year Advisory Period); (v) a pro-rated portion of Ms. Cramér Manhem’s 2023 annual incentive award opportunity, based upon the portion of the year during which she served prior to the date the Advisory Period commences (estimated value $239,755, assuming target performance), (vi) an early retirement benefit during the period from July 1, 2023 until July 1, 2024 with month payments equal to 75% of the pensionable salary as defined in the Transition Agreement (estimated value approximately $160,324), and (vii) continued entitlement to the use of a company car and accessory benefits (parking and insurance coverage) through the expiration of the Advisory Period (estimated value approximately $14,926).

Stuart Liddell

Mr. Liddell is party to an offer letter agreement with SIIC, dated as of March 25, 2021 (the “Liddell Agreement”). Pursuant to the terms of the Liddell Agreement, either Mr. Liddell or SIIC may terminate Mr. Liddell’s employment upon at least six (6) months of prior written notice (provided that, in the event of certain acts or omissions by Mr. Liddell or in certain other limited circumstances such as Mr. Liddell ceasing to be eligible to work in the UK or being absent from work for a period for 180 days or more in any period of 12 consecutive months as a result of ill health or incapacity, then SIIC may terminate Mr. Liddell’s employment immediately upon summary notice in writing). Notwithstanding this notice requirement, SIIC may in its discretion provide payment in lieu of notice equal to the base salary to which Mr. Liddell would have been entitled during the waived notice period. The Liddell Agreement does not provide for any further severance benefits.

Outstanding Equity Awards

Restricted Share Awards

As of December 30, 2022, Mr. Govrin held two restricted share award agreements under the 2013 Omnibus Incentive Plan. These restricted share awards provide that in the event a termination of Mr. Govrin’s employment or services due to death or disability (as such term is defined in the 2013 Omnibus Incentive Plan) during the restricted period applicable to the award, the restricted shares will be deemed vested with respect to the number of restricted shares that would have vested had the executive’s service continued until the next vesting date immediately following such termination, with any remaining unvested restricted shares forfeited and cancelled. In addition, in the event of a “change in control” (as defined in the 2013 Omnibus Incentive Plan), prior to the end of the restricted period applicable to the restricted shares, if Mr. Govrin is terminated by the Company without “cause” (as defined in the 2013 Omnibus Incentive Plan) or resigns employment with the Company for “good reason” (as defined in the restricted share agreements) during the period that begins 90 days prior to the change in control and ends 24 months following the change in control, the restricted shares will be deemed fully vested as of the effective date of Mr. Govrin’s termination of service (or, in the case of termination prior to a change in control, the change in control).

The 2013 Omnibus Incentive Plan further provides that (i) in the event of Mr. Govrin’s termination of employment without cause within three (3) months prior to the occurrence of a change in control, Mr. Govrin will be treated under the 2013 Omnibus Incentive Plan as if he had remained continuously employed until the change in control, and experienced a termination of employment or service immediately thereafter, and (ii) in the event of a change in control, the restriction period applicable to the restricted shares will lapse as of immediately prior to the change in control (but note that where a restricted share agreement provides for accelerated vesting upon a termination in connection with a change in control, such provision supersedes this single-trigger change in control provision set forth in the 2013 Omnibus Incentive Plan).

Time-Based Restricted Share Unit Awards

As of December 30, 2022, each of the continuing NEOs held one or more time-based restricted share unit awards under the 2013 Omnibus Incentive Plan (such units, the “RSUs”). Under the majority of these agreements, in the event of a “change in control” (as defined in the 2013 Omnibus Incentive Plan) prior to the end of the restricted period applicable to the RSUs, if the executive’s services are terminated by the applicable employing entity without “cause” (as defined in the applicable award agreement) or the executive resigns for “good reason” (as defined in the applicable award agreement) during the period that begins 90 days prior to the change in control and ends 24 months following the change in control, the RSUs will be deemed fully vested as of the effective date of the executive’s termination of service (or, in the event of a termination prior to a change in control, the change in control). In addition, in the event that the executive’s services are deemed terminated for death or

“disability”(as defined in the 2013 Omnibus Incentive Plan) during the restricted period, then the RSUs will be deemed vested to the extent of the number of RSUs that would have vested had the participant’s service continued until the next vesting date immediately following such termination for death or disability.

The remaining outstanding RSUs held by Messrs. Govrin and Egan under the 2013 Omnibus Incentive Plan generally provide that in the event of a “qualifying termination” (i.e., termination of employment as a result of death or “disability” as defined in the 2013 Omnibus Incentive Plan) or termination by the Company without cause or resignation by the executive for “good reason” (each as defined in the RSU agreement) at any time, the RSUs thereunder will be deemed fully vested effective as of the termination date. The additional outstanding RSU award held by Mr. Yendall provides that in the event of such a “qualifying termination” (which in the case of Mr. Yendall also includes a termination for “just cause”), all unvested RSUs will remain outstanding and be eligible to vest for twelve (12) months following the date of such termination of employment, or in the case of a qualifying termination during the period that begins 90 days prior to the change in control and ends 24 months following the change in control, the RSUs will be deemed fully vested as of the effective date of his termination of service (or, in the event of a termination prior to a change in control, the change in control).

The 2013 Omnibus Incentive Plan further provides that in the event of the executive’s termination without cause within three (3) months prior to the occurrence of a change in control, such executive will be treated under the 2013 Omnibus Incentive Plan as if they had remained continuously employed until the change in control, and experienced a termination of employment immediately thereafter, and (ii) in the event of a change in control, the restriction period applicable to restricted share units will lapse as of immediately prior to the change in control (but note that where a restricted share unit agreement provides for accelerated vesting upon a termination in connection with a change in control, such provision supersedes this single-trigger change in control provision set forth in the 2013 Omnibus Incentive Plan).

As of December 30, 2022, Ms. Cramér Manhem and Mr. Liddell each also held certain outstanding RSUs issued under the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “2018 Plan”). The awards each provide that in the event of a “change in control” (as defined in the 2018 Plan), and provided that the executive signed a restrictive covenant agreement at the time of grant, awards which are not effectively substituted, assumed or continued by the surviving or acquiring company will become fully vested as of the date of such change in control. If the awards are effectively substituted, assumed, or continued, then in the event of a termination of employment due to death or disability, by SIIG without “cause,” or by the employee for “good reason” (each as defined in the 2018 Plan or the applicable award agreement, and collectively a “qualifying termination”) within the twenty-four (24) month period following the change in control, then if the holder executes a release of claims, they will be entitled to receive full vesting of their award. Outside of this change in control period, the majority of these RSU agreements provide that in the event of a qualifying termination, and provided that the executive signed a restrictive covenant agreement at the time of grant, an unvested portion of the award will become fully vested, while the remaining agreements provide for pro-rated vesting based on the number of months served during the restriction period plus the number of months in the executive’s “severance period” (if applicable) under the Sirius Executive Severance Plan.

For purposes of the 2018 Plan and the awards thereunder, the Merger constituted a “change in control” in connection with which the outstanding awards thereunder were effectively assumed or substituted.

Performance-Based Restricted Share Unit Awards

As of December 30, 2022, Messrs. Govrin and Liddell and Ms. Cramér Manhem each held an outstanding performance-based restricted share unit award under the 2013 Omnibus Incentive Plan (such units, the “PSUs”). Under each of these agreements, (i) in the event of a termination of the executive’s employment or services due to death or disability (as such term is defined in the 2013 Omnibus Incentive Plan) prior to the third anniversary of the grant date, the PSUs will be deemed vested to the extent of the number of PSUs that would have vested based on the achievement of the applicable performance goals at any time prior to the first anniversary following the date of such termination had such termination occurred, without any requirement of continued service, with any remaining unvested PSUs forfeited and cancelled, and (ii) in the event of a “change in control” (as defined in the 2013 Omnibus Incentive Plan) prior to the end of the restricted period applicable to the PSUs, if the executive is terminated by the Company without “cause” (as defined in the 2013 Omnibus Incentive Plan) or the executive (other than Mr. Liddell) resigns employment with the Company for “good reason” (as defined in the PSU agreements) during the period that begins 90 days prior to the change in control and ends twenty-four months following the change in control, the PSUs will vest on the effective date of the executive’s termination of service (or, in the event of a termination prior to a change in control, the change in control) at the greater of target levels or levels based on actual performance achieved through the end of the fiscal quarter ending immediately prior to the change in control, and any remaining unvested PSUs will be forfeited.

The 2013 Omnibus Incentive Plan further provides that in the event of the executive’s termination of employment or service without cause within three (3) months prior to the occurrence of a change in control, such executive will be treated under the 2013 Omnibus Incentive Plan as if they had remained continuously employed until the change in control, and experienced a termination of employment or service immediately thereafter.

Option Awards

As of December 30, 2022, each of the continuing NEOs (other than Mr. Liddell) held one or more outstanding, fully or partially unvested Employee Share Option Agreements granted under the 2013 Omnibus Incentive Plan (the “Option Agreements”). With respect to four of these Option Agreements, upon a termination of employment, any unvested options are generally forfeited, provided that in the event of a “change in control” (as defined in the 2013 Omnibus Incentive Plan), prior to the end of the vesting period, if the executive is terminated by the Company without “cause” (as defined in the 2013 Omnibus Incentive Plan) or resigns employment with the Company for “good reason” (as defined in the Option Agreements) during the period that begins 90 days prior to the change in control and ends 24 months following the change in control, the options will be deemed fully vested as of the effective date of such termination of service (or, in the event of a termination prior to a change in control, the change in control).

Pursuant to the terms of Mr. Egan’s Option Agreement, unvested options will generally be forfeited upon a termination of employment; provided that if Mr. Egan’s employment is terminated as a result of his death or disability, a termination by the Company without cause, or a termination by Mr. Egan for good reason, then with respect to unvested tranches, Mr. Egan will be eligible to vest in such tranches if the performance conditions applicable to such trance of the option are satisfied on or before the first anniversary of Mr. Egan’s termination date. Pursuant to the terms of Mr. Yendall’s Option Agreement, in the event of Mr. Yendall’s “qualifying termination” (i.e., termination of employment as a result of death or “disability” as defined in the 2013 Omnibus Incentive Plan), termination by the Company without cause or just cause (each as defined in the Option Agreement), or termination by Mr. Yendall for “good reason” (as defined in the Option Agreement), all outstanding and unvested options thereunder will be deemed fully vested as of the effective date of such qualifying termination.

The 2013 Omnibus Incentive Plan further provides that (i) in the event of the executive’s termination of employment or service due to death or “disability” (as defined in the 2013 Omnibus Incentive Plan), with respect to any awards thereunder which are subject solely to time-based/service-based restrictions, any such awards that would have become vested prior to the first anniversary of the executive’s termination date, had the executive continued to be employed by the Company through such date, will immediately become vested as of the termination date; and (ii) in the event of the executive’s termination of employment without cause within three (3) months prior to the occurrence of a change in control, such executive will be treated under the 2013 Omnibus

Incentive Plan as if they had remained continuously employed or providing services until the change in control, and experienced a termination of employment or services immediately thereafter. The 2013 Omnibus Incentive Plan further provides that in the event of a change in control, all options will become immediately exercisable (provided that such awards may be cashed out or cancelled with appropriate notice, and provided further that where an option agreement provides for accelerated vesting upon a termination in connection with a change in control, such provision supersedes this single-trigger change in control provision set forth in the 2013 Omnibus Incentive Plan).

Sankaran Resignation Agreement

As noted in the “Compensation Discussion & Analysis” section of this Proxy Statement, effective as of May 16, 2022, Mr. Sankaran resigned from his position as the Chief Executive Officer of the Company. From May 16, 2022 until August 16, 2022 (the “Interim Period”), Mr. Sankaran continued to make himself available to the Board and to the Company to assist in transition matters. In connection with his resignation, on May 16, 2022, Mr. Sankaran entered into a Resignation Agreement and Release with the Company (the “Sankaran Agreement”).

Pursuant to the terms of the Sankaran Agreement, during the Interim Period, Mr. Sankaran was entitled to receive a cash fee of $250,000, payable in three equal monthly installments. In addition, in connection with his resignation of employment, Mr. Sankaran was entitled to receive the following severance benefits under the Sankaran Agreement: (i) a cash payment of $4,000,000, to be paid in a lump sum; (ii) continued medical coverage for Mr. Sankaran (and, if covered immediately prior to the date of his termination, his dependents) at the same level in effect as of immediately prior to his termination date for a period of 24 months following the termination date (estimated value, $55,290); and (iii) retention of 787,460 restricted common shares of the Company and 409,483 Company stock options (which will remain exercisable through the end of the three-year period following Mr. Sankaran’s resignation), subject to vesting over the two years following Mr. Sankaran’s resignation (provided that Mr. Sankaran remains in material compliance with the Sankaran Agreement through such vesting dates) (estimated value of $4,693,262, based on the closing share price as of May 16, 2022).

Daniel V. Malloy Severance Benefits

On April 6, 2022, the Company entered into a Settlement Agreement (the “Malloy Settlement Agreement”) with Mr. Malloy, who had been serving as the Company’s President, Global Distribution and Services, providing that Mr. Malloy’s employment with the Company ended by mutual agreement on April 1, 2022. Pursuant to the terms of the Malloy Settlement Agreement, Mr. Malloy was entitled to receive the following severance benefits: (i) 18 months of Mr. Malloy’s then-current base salary, payable in 18 equal installments following his termination date ($1,275,000); (ii) a pro-rated bonus for the fiscal-year ending 2022 earned at target paid in a lump sum ($215,500); (iii) reimbursement for relocation expenses and tax preparation costs in an amount not to exceed $30,000; (iv) an amount representing 18 months of Mr. Malloy’s current contributions for medical and life insurance benefits, payable in 18 equal installments following the termination date (estimated value, $57,650); (v) full accelerated vesting of all outstanding and unvested 35,895 time-based restricted share units held by Mr. Malloy as of the termination date (estimated value, $269,930, based on the closing share price on April 1, 2022); (vi) continued vesting of 13,298 outstanding and unvested restricted shares and 73,785 outstanding and unvested options held by Mr. Malloy as of the termination date in accordance with the vesting schedules applicable to those awards (estimated value, $100,001, based on the closing share price on April 1, 2022); (vii) continued vesting of a certain number (at target performance, 151,257) of outstanding and unvested performance-based restricted shares until held by Mr. Malloy as of the termination date in accordance with the vesting schedules applicable to those awards (estimated value, $1,137,453, based on the closing share price on April 1, 2022 and assuming target performance); and (viii) continued vesting of 71,790 outstanding and unvested performance-vesting restricted share units of the Company (estimated value, $539,861, based on the closing share price on April 1, 2022).

Following such termination of employment on April 1, 2022, Mr. Malloy subsequently entered into a new letter agreement with the Company dated as of June 1, 2022 to reflect the terms and conditions of his service as Interim Chief Executive Officer of the Company (the “Malloy Letter Agreement”). Pursuant to the terms of the Malloy Letter Agreement, Mr. Malloy received the following payments and benefits upon his termination of employment as Interim Chief Executive Officer: (i) full vesting of an award of 163,935 restricted shares (estimated value, $808,200, based on the closing share price on September 21, 2022); (ii) a lump sum cash annual bonus payment of $425,000; (iii) a base salary “catch-up” payment of approximately $124,231; and (iv) four (4) additional months of medical expenses reimbursements (beyond the 18 months set forth in the Malloy Settlement Agreement) (estimated value of $12,813). Following Mr. Egan’s appointment to the position of Chief Executive Officer, Mr. Malloy continued to serve as an employee of the Company in order to assist with transitional matters until December 16, 2022.

David W. Junius Resignation

As noted in the “Compensation Discussion & Analysis” section of this proxy statement, effective as of October 21, 2022, Mr. Junius resigned from his position as Chief Financial Officer of the Company. Mr. Junius was not entitled to receive any severance payments or benefits in connection with his resignation of employment with the Company.

Prashanth Gangu Settlement Agreement and Release

In connection with Mr. Gangu’s separation from employment with the Company, Mr. Gangu and the Company entered into a Confidential Settlement Agreement and Release, dated as of September 30, 2022 (the “Gangu Settlement Agreement”). Pursuant to the Gangu Settlement Agreement, and in connection with Mr. Gangu’s execution of a mutual waiver and release of claims, Mr. Gangu became entitled to receive: (i) a payment of $2,200,000, less required withholdings and deductions, payable in lump sum; (ii) provided Mr. Gangu elects and is eligible for COBRA, payment for the cost of COBRA health coverage for up to eighteen (18) months following the termination date (including certain reimbursements for amounts already paid) (estimated value of $47,830); and (iii) reimbursement of legal fees incurred by Mr. Gangu totaling $60,000.

Vievette Henry Settlement Agreement and General Release

In connection with Ms. Henry’s separation of employment with Sirius Global Services LLC (“SGS”), Ms. Henry and SGS entered into a Settlement Agreement and General Release, executed as of November 14, 2022 (the “Henry Settlement Agreement”). Pursuant to the Henry Settlement Agreement, Ms. Henry became entitled to receive, subject to her compliance with the terms of the agreement, including the release and waiver of claims contained therein: (i) a total cash payment of $1,402,500, which was paid within thirty (30) days after the Henry Settlement Agreement was signed and returned, and (ii) accelerated vesting of certain specified restricted share and restricted share unit awards (estimated value of $653,868, based on the closing share price on November 14, 2022).

Potential Payments Upon a Qualifying Termination of Employment Absent a Change in Control(1)

Name	Cash Severance Payment ($)(2)	Value of Acceleration/ Lapse of Restrictions on Equity Awards ($)(3)	Continuing Welfare Insurance Benefit ($)(4)	Aggregate Payments ($)
Scott Egan	3,708,995	4,155,134	21,451	7,885,579
Stephen Yendall	503,854	205,774	11,470	721,098

David E. Govrin	1,072,500	3,531,233	17,358	4,621,090
Stuart Liddell	206,578	237,221	—	443,799

(1) “Qualifying termination” means, in the case of the continuing NEOs (other than Ms. Cramér Manhem, who is not reflected in this table), a resignation of employment by the NEO for good reason or a termination of employment by the employer without cause (or in the case of benefits under the Yendall Agreement, without cause and without just cause).

(2) Amounts reported in this column represent cash severance payments to each of the continuing NEOs other than Ms. Cramér Manhem in the event of a qualifying termination outside of the change in control period for the 2013 Omnibus Incentive Plan (in the case of awards under the 2013 Omnibus Incentive Plan, beginning ninety (90) days prior to and ending twenty-four (24) months following a change in control (as defined in the 2013 Omnibus Incentive Plan)). As a consequence of the Merger in February 2021, a qualifying termination of employment on December 30, 2022 would be considered a termination “in connection with a change in control” under the 2018 Plan. As previously noted, in the case of Mr. Liddell, Mr. Liddell would only be entitled to this cash payment upon the election of the Company in the event that the Company determines to terminate Mr. Liddell’s employment prior to the end of the termination notice period described above (to the extent Mr. Liddell is entitled to such notice period). Mr. Yendall’s cash severance payment has been calculated disregarding the value of any potential statutory severance entitlements.

(3) Reflects the value of the accelerated vesting or lapse of continuing service requirements with respect to certain outstanding unvested equity awards in connection with a qualifying termination outside of the change in control period for the 2013 Omnibus Incentive Plan as described above. The value of such accelerated vesting or lapse of continuing service restrictions with respect to the equity awards reported in this table is based upon our closing share price of $5.90 on December 30, 2022. As all Option Agreements for our continuing NEOs provided for an exercise price which was in excess of the closing price of the Company’s common shares on December 30, 2022, no value has been reflected for the accelerated vesting of these awards. For purposes of calculating the value of accelerated vesting of Mr. Govrin’s PSU awards pursuant to Mr. Govrin’s employment agreement, the Company has assumed that such PSU awards would become vested at target levels.

(4) Reflects the cost to us of the continued provision of medical and life insurance benefits for eighteen (18) months following Mr. Egan’s termination date, as well as continuation of employer contributions or premiums with respect to coverage for all benefits under any benefit plan for the twelve (12)-month period after the termination date for Mr. Yendall and subsidized COBRA continuation coverage for twelve (12) months at active employee rates for Mr. Govrin.

Potential Payments Upon Death or Disability

Name	Cash Severance Payment($)(1)	Value of Acceleration/ Lapse of Restrictions on Equity Awards ($)(2)	Aggregate Payments ($)
Scott Egan	1,997,151	4,155,134	6,152,285
Stephen Yendall	—	205,774	205,774
David E. Govrin	—	3,139,768	3,139,768
Stuart Liddell	—	383,990	383,990

(1) As noted above, in connection with a termination as a result of death or a termination of employment by the Company for disability, Mr. Egan is entitled to receive any unpaid portion of certain guaranteed annual bonus payments for Mr. Egan with respect to the 2022 and 2023 performance years.

(2) Reflects the value of the accelerated vesting or lapse of continuing service requirements with respect to certain outstanding unvested RSU awards, restricted share awards and options in connection with a termination of employment as a result of death or disability as described above. The value of such accelerated vesting or lapse of continuing service restrictions with respect to the equity awards reported in this table is based upon our closing share price of $5.90 on December 30, 2022. As all Option Agreements provided for an exercise price which was in excess of the closing price of the Company’s common shares on December 30, 2022, no value has been reflected for the accelerated vesting of these awards.

Potential Payments Upon a Qualifying Termination of Employment in Connection with a Change in Control(1)

Name	Cash Severance Payment ($)(2)	Value of Accelerated Equity Awards ($)(3)	Continuing Welfare Insurance Benefit ($)(4)	Aggregate Payments ($)
Scott Egan	3,708,995	4,155,134	21,451	7,885,579
Stephen Yendall	503,854	574,365	11,470	1,089,689
David E. Govrin	1,072,500	3,948,233	17,358	5,038,090
Stuart Liddell	206,578	600,549	—	807,127

(1) “Qualifying termination” means, in the case of the continuing NEOs (other than other than Ms. Cramér Manhem, who is not reflected in this table), a resignation of employment by the NEO for good reason or a termination of employment by the employer without cause (or in the case of benefits under the Yendall Agreement, without cause and without just cause), during the relevant change in control period (in the case of awards under the 2013 Omnibus Incentive Plan, beginning ninety (90) days prior to and ending twenty-four (24) months following a change in control (as defined in the Omnibus Incentive Plan), and in the case of the 2018 Plan, during the twenty-four (24) months following a change in control (as defined in the 2018 Plan)).

(2) Amounts reported in this column represent: cash severance payments to each of the continuing NEOs (other than Ms. Cramér Manhem) in the event of a qualifying termination during the applicable change in control period. . In the case of Mr. Liddell, Mr. Liddell would only be entitled to this payment upon the election of the Company in the event that the Company determines to terminate Mr. Liddell’s employment prior to the end of the termination notice period described above (to the extent Mr. Liddell is entitled to such notice period). Similarly, Mr. Yendall’s cash severance payment has been calculated disregarding the value of any potential statutory severance entitlements.

(3) Reflects the value of the accelerated vesting of certain outstanding, unvested equity awards in connection with a qualifying termination in connection with a change in control as described above. For all NEOs, these calculations assume that the NEO experiences a qualifying termination of employment immediately following a change in control on December 30, 2022. As all Option Agreements provided for an exercise price which was in excess of the closing price of the Company’s common shares on December 30, 2022, no value has been reflected for the accelerated vesting of these awards. The value of the accelerated vesting of equity awards reported in this table is based upon our closing share price of $5.90 on December 30, 2022. With respect to Mr. Liddell, the value reflected in this column assumes a termination by his employer without cause; however, in the event of his termination of employment for good reason, the value of the accelerated vesting of his outstanding equity awards would instead be $237,221. With respect to the PSU awards held by each of Messrs. Govrin and Liddell, the value reflected in this column assumes that such awards would undergo accelerated vesting at target levels.

(4) Reflects the cost to us of the continued provision of medical and life insurance benefits for eighteen (18) months following Mr. Egan’s termination date, as well as the continuation of employer contributions or premiums with respect to coverage for all benefits under any benefit plan for the twelve (12) month period after the termination date for Mr. Yendall and subsidized COBRA continuation coverage for twelve (12) months at active employee rates for Mr. Govrin.

For purposes of these tables, with respect to treatment of outstanding equity awards in connection with a change in control, we have assumed that all such awards have been effectively substituted, assumed or continued by the surviving or acquiring corporation and that the awards are subject to the double-trigger vesting provisions set forth in the underlying award agreements. As noted above, Mr. Govrin’s employment agreement provides that in the event of a change in control, unvested stock options will vest in full and immediately become exercisable regardless of the stock price upon the change in control, subject to Mr. Govrin entering into a general release or similar agreement with the Company. However, as all of Mr. Govrin’s Option Agreements provide for an exercise price which was in excess of the closing price of the Company’s common shares on December 30, 2022, no value has been reflected here for the accelerated vesting of those options.

CEO PAY RATIO DISCLOSURE
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that enhance shareholder value. We are committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. In 2022, we determined to identify our median employee, using base salary for fiscal year 2022 of each of our employees (excluding the CEO) employed as of December 1, 2022. For administrative reasons, we changed the calculation of our median employee from using total cash compensation, including annual incentive compensation, in 2021, to using only base salary in 2022. Similarly, we changed the determination date to identify our median employee from November 1 to December 1 for administrative purposes.
We determined the compensation of our median employee by:
(i)determining the base salary for each of our employees (excluding our CEO);
(ii)ranking the base salary of all employees except for our CEO from lowest to highest (a list of over 1,100 employees); and
(iii)selecting the median employee as described above.

All active employees working on a full-time, part-time, or interim basis were included. To facilitate comparison of all employees in U.S. dollars, compensation paid in foreign currencies was converted to U.S. dollars. We applied a local currency to U.S. dollar exchange rate on December 31, 2022. We annualized the compensation for employees who began employment after the start of the fiscal year or who were on an unpaid leave of absence during the fiscal year.

Upon identifying the median employee, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2022 Summary Compensation Table.
For fiscal year 2022, our last completed fiscal year:

EMPLOYEE	2022 ANNUAL TOTAL COMPENSATION ($)	ESTIMATED PAY RATIO
Scott Egan, our CEO(1)	7,433,868	86:1
Median employee, other than our CEO	86,850
(1)In light of Mr. Egan’s appointment to the position of CEO in September 2022, Mr. Egan’s 2022 annual total compensation has been annualized to reflect a full year of base salary and retirement plan contributions and, accordingly, differs from the amount reported in the 2022 Summary Compensation Table.
Based on this information, for 2021 the reasonable estimated ratio of the annual total compensation of our CEO, to the median of the annual total compensation of all employees, calculated in a manner consistent with Item 402(u) of Regulation S-K, was 86:1.

PAY VERSUS PERFORMANCE

The following table sets forth information concerning: (1) the compensation of our Chief Executive Officer, and Director (Mr. Egan), our former Chief Executive Officer (Mr. Malloy), our former Chief Executive Officer and Director (Mr. Sankaran) (the Company’s Principal Executive Officers, or “PEOs”), and the average compensation for our other Named Executive Officers, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended December 31, 2020, 2021 and 2022 and (2) and our cumulative total shareholder return (“TSR”), the cumulative TSR of our comparator group (“Comparator Group TSR”), Net Income and Adjusted Core Combined Ratio over such years in accordance with SEC rules performance for each such fiscal year:

(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
									Value of Initial Fixed $100 Investment Based on:
Year	SCT Total for Mr. Egan ($)	SCT Total for Mr. Malloy ($)	SCT Total for Mr. Sankaran ($)	Comp. Actually Paid to Mr. Egan ($)(1)	Comp. Actually Paid to Mr. Malloy ($)(1)	Comp. Actually Paid to Mr. Sankaran ($)(1)	Average SCT Total for Non-PEO NEOs ($)(2)	Average Comp. Actually Paid to Non-PEO NEOs ($)(1)(2)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)	Net Income ($MMs)	Core Combined Ratio
2022	5,818,004	3,408,516	8,384,125	6,972,608	2,413,082	$524,637	2,679,145	1,444,349	56.08	144.76	-387	101.5%
2021	—	4,168,265	12,374,251	—	4,089,517	$10,773,157	2,794,042	2,459,819	77.28	125.88	58	99.7%
2020	—	3,254,510	—	—	1,697,106	—	1,758,356	1,527,848	90.49	103.11	144	110.3%

(1)    The following individuals are our NEOs for each fiscal year:

YEAR	PEOs	Non-CEO NEOs
2022	Scott Egan, Daniel Malloy, and Siddhartha Sankaran	Monica Cramér Manheim, Stuart Liddell, Prashanth Gangu, David E. Govrin, David W. Junius, Stephen Yendall, and Vievette Henry
2021	Daniel Malloy, and Siddhartha Sankaran	Monica Cramér Manheim, Prashanth Gangu, David E. Govrin, David W. Junius, and Christopher Coleman
2020	Daniel Malloy	David E. Govrin, David W. Junius, Nicholas J.D. Campbell and Christopher Coleman

(2)    Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as set forth below. Amounts set forth in this table were computed in accordance with the methodology used for financial reporting purposes and, for performance-based equity awards, calculated based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

	2020		2021			2022
Adjustments	Mr. Malloy	Average non-PEO NEOs	Mr. Malloy	Mr. Sankaran	Average non-PEO NEOs	Mr. Egan	Mr. Malloy	Mr. Sankaran	Average non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the SCT for Applicable FY	-1,487,518	-925,321	-2,069,999	-9,062,488	-1,394,269	-5,002,002	-1,000,004	-3,947,416	-1,324,840
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	1,081,235	976,441	2,685,238	7,964,328	1,638,868	5,493,814	—	800,845	928,396
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	—	—	—	—	109,851	662,791	808,200	—	6,286
Increased/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	-954,558	-221,696	-50,078	-506,683	-53,662	—	-636,072	-1,755,184	-157,391
Increased/deduction for Awards Granted during Prior FY that Vested During Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	-91,513	-28,398	57,535	3,749	35,337	—	-117,940	-183,856	-94,094
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	-105,050	-31,535	-701,444	—	-670,349	—	-49,617	-2,773,876	-593,153
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—	—	—	—
TOTAL ADJUSTMENTS	-1,557,404	-230,508	-78,748	-1,601,094	-334,223	1,154,604	-995,433	-7,859,488	-1,234,796

(3)    TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The Dow Jones U.S. Property & Casualty Index is the industry specific index we use in our 10-K.

(4)    “Adjusted Core Combined Ratio” is a non-GAAP measure which is calculated by dividing the sum of Core loss and loss adjustment expenses incurred, net, acquisition costs, net and other underwriting expenses by Core net premiums earned. This ratio, which is one of the selected performance metrics under the Company’s annual cash incentive program for 2022, is a key indicator of our underwriting profitability, and the Compensation Committee has determined that this measure represents the most important financial performance measure used by the Company to link compensation actually paid to the Company’s NEOs to Company performance. Appendix A to this Proxy Statement includes a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP.

Narrative Disclosure to Pay Versus Performance Table

Relationship between Financial Performance Measures

The line graphs below compare (i) the compensation actually paid to our PEO(s) and the average of the compensation actually paid to our remaining NEOs, with (ii) our cumulative TSR, (iii) Peer Group TSR, (iv) our Net Income, and (v) our Adjusted Core Combined Ratio, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.

TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN

Pay Versus Performance Tabular List

The following performance measures represent the most important financial and strategic performance measures used by us to link compensation actually paid to our NEOs to performance for the fiscal year ended December 31, 2022:

•Adjust Core Combined Ratio;
•Services Fee Revenue;
•Net Services Fee Income;
•Portfolio underwriting;
•Execution of transactions; and
•Execution of the 2022 investment plan

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN

PROPOSAL 3	APPROVAL OF 2023 OMNIBUS INCENTIVE PLAN
TO APPROVE THE SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN

On April 19, 2023, the Board approved the 2023 Omnibus Incentive Plan, subject to approval by our shareholders. The 2023 Omnibus Incentive Plan will replace the 2013 Omnibus Incentive Plan. If the 2023 Omnibus Incentive Plan is approved, no awards will be granted under the 2013 Omnibus Incentive Plan after the 2023 Omnibus Incentive Plan becomes effective, although the available shares under the 2013 Omnibus Incentive Plan will roll over into the 2023 Omnibus Incentive Plan and will represent the initial share authorization under the 2023 Omnibus Incentive Plan. As of April 13, 2023, there were approximately 17,500,000 common shares of the Company (“Shares”) available for future issuances under the 2013 Omnibus Incentive Plan (assuming outstanding performance awards are vested at the maximum vesting level), and which will transfer to the 2023 Omnibus Incentive Plan to represent the initial share pool under the 2023 Omnibus Incentive Plan. Although we have available Shares under the 2013 Omnibus Incentive Plan, we are seeking shareholder approval of the 2023 Omnibus Incentive Plan in light of the August 2, 2023 expiration date of the 2013 Omnibus Incentive Plan and to make certain other administrative changes.

If the 2023 Omnibus Incentive Plan is approved by shareholders, we will continue to be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team that will contribute to our success. If the 2023 Omnibus Incentive Plan is not adopted by our shareholders, the Company will continue to operate the 2013 Omnibus Incentive Plan pursuant to its current provisions until its expiration date, and we may be required to increase the cash component of our compensation mix, which would inhibit our ability to align our executives’ interests with the interests of our shareholders, to recruit and retain new executives, key employees and non-employee directors, and to motivate our current executives and key employees over a long-term horizon.

Equity Grant Practices

As of April 13, 2023, there were approximately 5,348,441 full value awards (that is, awards other than share options and share appreciation rights, and with performance-based awards counted assuming the maximum vesting level) issued and outstanding and approximately 3,169,450 share options outstanding under the 2013 Omnibus Incentive Plan. As of that date, the weighted average exercise price of our outstanding share options was $9.26, and the weighted average remaining contractual term for the outstanding share options was 3.66 years. As noted above, as of April 13, 2023, approximately 17,500,000 Shares remained available for issuance under the 2013 Omnibus Incentive Plan.

Annual dilution from our equity compensation program is measured as the total number of shares subject to equity awards granted in a given year, less cancellations and other shares returned to the reserve that year, divided by total shares outstanding at the end of the year. Annual dilution from our equity compensation program for fiscal year 2022 was 18.4%. Overhang is another measure of the dilutive impact of equity programs. Our overhang is equal to the number of shares subject to outstanding equity compensation awards plus the number of shares available to be granted, divided by the total number of outstanding shares. As of April 13, 2023, our overhang was 16.0%. Overhang percentages are based on approximately 162,841,133 Shares outstanding as of April 13, 2023.

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
Burn rate is a measure of the number of shares subject to equity awards that we grant annually, which helps indicate the life expectancy of our equity plans and is another measure of shareholder dilution. We determine our burn rate by dividing the aggregate number of shares subject to awards granted during the year by the weighted average number of shares outstanding during the year. The Company’s burn rate for the past three fiscal years has been as follows:

		Full Value Awards
	Share	Restricted Share Units Granted	Performance Shares Earned	Restricted Shares Granted	Share	Weighted Average
	Options				Options + Full	Number of Ordinary
Fiscal Year	Granted				Value Awards	Shares Outstanding	Burn Rate
2022	2,905,709	4,928,981	—	237,118	8,071,808	160,228,588	5.0%
2021	2,722,215	6,246,111	1,169,204	2,123,811	12,311,341	148,667,770	8.3%
2020	—	—	749,322	1,029,373	1,778,695	92,510,090	1.9%

Our three-year average burn rate is 5.1%

Certain Features of the 2023 Omnibus Incentive Plan

The following features of the 2023 Omnibus Incentive Plan are designed to reinforce alignment between the equity compensation arrangements awarded pursuant to the 2023 Omnibus Incentive Plan and our shareholders’ interests:

a.The number of Shares available under the 2023 Omnibus Incentive Plan will equal the number of Shares that remained available under the 2013 Omnibus Incentive Plan as of the effective date of the 2023 Omnibus Incentive Plan;
b.Awards will be subject to a one-year minimum vesting period, subject to limited exceptions set forth in the 2023 Omnibus Incentive Plan as described below and the Committee’s (as defined below) ability to provide for accelerated exercisability or vesting of any award, including in the case of a termination of employment or service or a change in control, in the terms of an award agreement or otherwise;
c.No discounting of share options or share appreciation rights (other than with respect to substitute awards, as defined below);
d.No repricing or replacement of underwater share options or share appreciation rights without shareholder approval;
e.No dividends or dividend equivalents paid on unearned awards;
f.Prohibition on the recycling of shares used to pay the purchase price or withholding taxes related to an outstanding award, or which were not issued or delivered upon the net settlement or net exercise of a share option or share appreciation right;
g.Annual non-employee director compensation limit, which cannot be amended without shareholder approval; and
h.No liberal definition of “change in control.”

Summary of the 2023 Omnibus Incentive Plan

The following summary of the 2023 Omnibus Incentive Plan is qualified in its entirety by reference to the complete text of the 2023 Omnibus Incentive Plan, included as Appendix B to this proxy statement. You should read the complete test of the 2023 Omnibus Incentive Plan for more details regarding its operation.

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
Purpose

The purpose of the 2023 Omnibus Incentive Plan is to promote the interests of the Company and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors, by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in our long-term growth and financial success.

Eligibility

Participants in the 2023 Omnibus Incentive Plan will consist of such employees of the Company, its subsidiaries and certain other employers selected by the Committee, natural person consultants and advisors providing certain bona fide services to the Company and its subsidiaries, and non-employee members of the Board as the Committee in its sole discretion may select from time to time. As of April 13, 2023, approximately 431 employees and 7 non-employee directors would be eligible to participate in the 2023 Omnibus Incentive Plan if selected by the Committee.

Administration

The 2023 Omnibus Incentive Plan will be administered by the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board (the “Committee”), in each case consisting of two or more members of the Board. Each member of the Committee is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE.

Subject to the express provisions of the 2023 Omnibus Incentive Plan, the Committee shall have the power and authority to administer the 2023 Omnibus Incentive Plan, including the authority to interpret the terms of the 2023 Omnibus Incentive Plan, select participants, determine types of awards and terms of awards for participants and to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the 2023 Omnibus Incentive Plan. The Committee may, in its sole discretion at any time, take action such that (i) any outstanding share options and share appreciation rights become exercisable in full or in part, (ii) all or a portion of the restriction period or performance cycle applicable to any outstanding awards lapses, and (iii) any performance goals applicable to any outstanding awards is deemed to be satisfied at the target, maximum, or any other level.

The Committee may delegate some or all of its power and authority under the 2023 Omnibus Incentive Plan to the Board, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate, except that it may not delegate its power and authority to a member of the Board, the Chief Executive Officer or any executive officer with regard to awards to persons subject to Section 16 of the Exchange Act. The Committee may also appoint agents to assist in the administration of the 2023 Omnibus Incentive Plan.

Awards

Awards under the 2023 Omnibus Incentive Plan may be made in the form of performance awards; restricted shares; restricted share units; share options, which may be either incentive share options or non-qualified share options; share appreciation rights; deferred share units; other share-based awards; and dividend equivalents. Awards are generally non-transferable.

Awards under the 2023 Omnibus Incentive Plan may be granted in the form of substitute awards. Substitute awards refer to awards granted under the 2023 Omnibus Incentive Plan upon the assumption of, or in substitution

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, consolidation, or acquisition of property or shares.

Shares Subject to the Plan

Under the 2023 Omnibus Incentive Plan, the number of Shares initially available for all awards, other than substitute awards, will be the number of Shares that are available for awards under the 2013 Omnibus Incentive Plan as of the effective date of the 2023 Omnibus Incentive Plan, which is estimated to be approximately 17,500,000 Shares. This amount is subject to adjustment in the event of any equity restructuring that causes the per share value of the Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary cash dividend. This amount may also be adjusted in connection with certain other changes in corporate capitalization. The number of available Shares will be reduced by the sum of the aggregate number of Shares which become subject to outstanding awards. The closing stock price of a Share, as reported on the NYSE on April 13, 2023, was $9.40 per Share.

However, to the extent that any Shares subject to an award under the 2023 Omnibus Incentive Plan or the 2013 Omnibus Incentive Plan, other than a substitute award, for any reason expires without having been exercised, is canceled or terminated, settled in cash or otherwise is settled without the issuance of any Shares, then such Shares shall again be available for grant under the 2023 Omnibus Incentive Plan, provided, however, that the following shall not be available for reissuance under the 2023 Omnibus Incentive Plan: (i) Shares repurchased by the Company on the open market with the proceeds of a share option exercise, (ii) Shares otherwise issuable or issued in respect of, or as part of, any 2023 Omnibus Incentive Plan or 2013 Omnibus Incentive Plan award that are delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to the outstanding award, and (iii) Shares that were subject to a share option Share-settled share appreciation right and were not issued or delivered upon the net settlement or net exercise of such share option or share appreciation right.

The number of Shares available for awards under the 2023 Omnibus Incentive Plan will not be reduced by (i) the number of Shares subject to substitute awards, or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the 2023 Omnibus Incentive Plan.

No Repricing

The Committee may not, except with the approval of shareholders, pursuant to its adjustment power under the 2023 Omnibus Incentive Plan, or in connection with a change in control, reduce the exercise price of any outstanding share option or the base price of any outstanding share appreciation right, cancel any previously-granted share option or share appreciation right in exchange for another share option or share appreciation right with a lower exercise price or base price, or cancel any previously-granted share option or share appreciation right in exchange for cash or another award if the exercise price of such share option or the base price of such share appreciation right exceeds the fair market value of a share on the date of such cancellation.

Minimum Vesting Conditions

Notwithstanding any other provision of the 2023 Omnibus Incentive Plan to the contrary, awards granted under the 2023 Omnibus Incentive Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date on which the award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries, (ii) shares delivered in lieu of fully vested cash obligations, (iii) awards to non-employee

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2023 Omnibus Incentive Plan (subject to adjustment under the corporate capitalization provisions under the 2023 Omnibus Incentive Plan). The foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of a termination of employment or service or a change in control, in the terms of the award agreement or otherwise.

Non-Employee Director Compensation Limit

Under the terms of the 2023 Omnibus Incentive Plan, the aggregate value of cash compensation and the grant date fair value of Shares that may be awarded or granted during any fiscal year of the Company to an eligible director for his or her services as an eligible director may not exceed $1,000,000. The non-employee director compensation limit under the 2023 Omnibus Incentive Plan will not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company, or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

Terms and Conditions of Performance Awards

A “performance award” is an award of restricted shares, restricted share units, share options, deferred shares, deferred share units, performance units, share appreciation rights, other equity-based awards or cash, the grant, exercise, voting or settlement of which is subject (in whole or in part) to the achievement of specified performance goals. Vested performance awards may be settled in cash, shares or a combination of cash and shares, as determined by the Committee and specified in the applicable award agreement. Performance awards will vest based on the achievement of pre-determined performance goals established by the Committee. Performance goals may be based upon one or more of the following criteria (alone or in combination, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee): (a) gross, net or operating income (before or after taxes); (b) earnings before interest and taxes (c) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (d) EBITDA excluding charges for share compensation, management fees, restructurings, impairments and/or other specified items (“Adjusted EBITDA”); (e) EBITDA excluding capital expenditures; (f) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (g) revenues (including, but not limited to, total revenues, net revenues or revenue growth); (h) net operating profit; (i) growth in basic or diluted book value; (j) financial return measures (including, but not limited to, return on assets, capital, invested capital, investments, investment income generated by underwriting or other operations or on the float from such operations, equity, or revenue) including or excluding negative returns, and with or without compounding; (k) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (l) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (m) enterprise value; (n) share price (including, but not limited to, growth measures and total shareholder return, inclusive or exclusive of dividends); (o) expense/cost management targets (including but not limited to improvement in or attainment of expense levels, capital expenditure levels, and/or working capital levels); (p) margins (including, but not limited to, operating margin, underwriting margins, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (q) operating efficiency; (r) market share or market penetration; (s) customer targets (including, but not limited to, customer growth or customer satisfaction); (t) working capital targets or improvements; (u) profit measures (including but not limited to gross profit, net profit, operating profit, investment profit and/or underwriting profit), including or excluding charges for share compensation, fee income, underwriting losses incurred in prior periods, changes in IBNR reserves and/or other specified items; (v) economic value added; (w) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (x) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (y) implementation,

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
completion or attainment of measurable objectives with respect to risk management, research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (z) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria; or (aa) any other performance goal selected by the Committee, whether or not listed herein.

Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, subsidiaries, or products and may be expressed in absolute terms, or relative or comparative terms. The Committee may adjust the performance goals for any performance cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

Performance awards may include rights to dividends or dividend equivalents; provided that (i) a distribution or dividend with respect to Shares, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such distribution was made, and (ii) any dividend equivalents with respect to the performance awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

Terms and Conditions of Restricted Shares and Restricted Share Units

A “restricted share” award is an award of Shares on which certain restrictions are imposed over specified periods that subject the Shares to a substantial risk of forfeiture. A “restricted share unit” is a unit, equivalent in value to a Share, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled in shares and/or cash upon vesting. Subject to the provisions of the 2023 Omnibus Incentive Plan, the Committee will determine the terms and conditions of each award of restricted shares or restricted share units, including the restriction period for the award, and the restrictions applicable to the award. Restricted shares and restricted share units granted under the plan will vest based on a minimum period of service and/or the occurrence of events specified by the Committee.

Restricted share or restricted share unit awards may include rights to dividends or dividend equivalents; provided that (i) a distribution or dividend with respect to Shares, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such distribution was made, and (ii) any dividend equivalents with respect to the restricted share units that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

Terms and Conditions of Share Options

An “incentive share option” is a share option that meets the requirements of Section 422 of the Code, and a “non-qualified share option” is a share option that does not meet those requirements. A share option granted under the 2023 Omnibus Incentive Plan will be exercisable only to the extent that it is vested on the date of exercise. No share option may be exercisable more than ten years from the grant date (or five years from the grant date in the case of an award granted to a holder of greater than 10% of the voting power of all shares of capital stock of the Company (a “Ten Percent Holder”)).

Other than with respect to substitute awards, the exercise price per share of each share option granted under the plan may not be less than 100%, or 110% in the case of an incentive share option granted to a Ten Percent Holder, of the fair market value of our Shares on the share option grant date.

The aggregate fair market value of all shares with respect to which incentive share options are first exercisable by an award recipient in any calendar year may not exceed $100,000 or such higher limit as may be permitted under

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
Section 422 of the Code. Additionally, the maximum number of Shares that may be issued in respect of incentive share options under the 2023 Omnibus Incentive Plan may not exceed 17,500,000.

Terms and Conditions of Share Appreciation Rights

A “share appreciation right” (or “SAR”) is the right to receive a payment from the Company in cash and/or Shares, as specified in the applicable award agreement, equal to the product of (i) the excess, if any, of the fair market value of one Share on the exercise date over a specified price fixed by the Committee on the grant date (which price, in the case of free-standing share appreciation rights which are not substitute awards, may not be less than the fair market value of a Share on the grant date), multiplied by (ii) a stated number of Shares; provided however, that on the grant date, the Committee may establish in its sole discretion, a maximum amount per share which will be payable upon exercise. No share appreciation right may be exercisable more than ten years from the grant date. Share appreciation rights may be granted to participants in tandem with share options or on their own. Share appreciation rights that are granted in tandem with share options will generally have terms and conditions that are substantially similar to the share options with which they are granted.

Prior to the exercise of a Share-settled share appreciation right and the issuance of Shares to the holder thereunder, the holder of such share appreciation right shall have no rights as a shareholder of the Company with respect to the Shares subject to such share appreciation right.

Terms and Conditions of Deferred Share Units

A “deferred share unit” is a unit credited to a participant’s account in our books that represents the right to receive a Share (or the equivalent cash value of a Share) on settlement of the account. Deferred share units may be granted by the Committee independent of other awards or compensation, or they may be received at the participant’s election instead of other compensation. Subject to the provisions of the 2023 Omnibus Incentive Plan, our Committee will determine the terms and conditions of each award of deferred share units, including the restriction period for all or a portion of the award, and the restrictions applicable to the award. Vested deferred share unit awards may be settled in cash, Shares or a combination of cash and Shares, as specified in the applicable award agreement.

Other Share-Based Awards

The Committee may make other equity-based or equity-related awards not otherwise described by the terms of the plan. Any distribution, dividend or dividend equivalent with respect to Share-based awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

Dividend Equivalents

A dividend equivalent is the right to receive payments in cash or in shares, as specified in the applicable award agreement, based on dividends paid with respect to Shares. Dividend equivalents may be granted to participants in tandem with another award (other than share options or SARs) or on their own.

Change in Control

Unless otherwise provided in an award agreement or other agreement with a participant in effect on the date of grant of the applicable award, in the event of a change in control of the Company in which the successor company assumes or substitutes for the applicable award, if the participant’s employment with the successor company (or the Company) or a subsidiary thereof terminates within twenty-four (24) months following such change in control (or other period set forth in the applicable award agreement) without cause or under the circumstances specified in the award agreement, then (i) share options and share appreciation rights outstanding as of the date of such

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
termination of employment will immediately vest and become exercisable, and may thereafter be exercised for thirty-six (36) months (or such other period of time set forth in the applicable award agreement, but no later than the regularly scheduled term of such award), or (ii) the restrictions, limitations and other conditions applicable to performance awards, restricted shares, restricted share units, deferred share units, dividend equivalents and other Share-based awards outstanding as of the date of such termination of employment shall lapse and such awards shall become free of all restrictions, limitations and conditions and become fully vested (with the attainment of the performance goals determined as set forth in the award agreement or as otherwise determined by the Committee).

Unless otherwise provided in an award agreement, in the event of a change in control of the Company in which the awards are not effectively assumed or substituted, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding share options and share appreciation rights will become exercisable in full or in part, (ii) the restriction period applicable to some or all outstanding awards will lapse in full or in part, (iii) the performance cycle applicable to some or all outstanding awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding awards will be deemed satisfied at the target, maximum, or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require outstanding awards, in whole or in part, to be surrendered to the Company in exchange for a payment of cash, other property, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash, other property and shares.

Change in control is defined under the plan generally as the acquisition by a person or group of more than 50% of the combined voting power of the Company, the sale of all or substantially all of the assets of the Company, or a change in a majority of the directors that is not approved by the incumbent directors, other than share acquisitions or asset sales to the Company or its subsidiaries, any employee benefit plan thereof, or any affiliate of any of the following.

Forfeiture, Cancellation or “Clawback” of Awards

The 2023 Omnibus Incentive Plan provides that participants will forfeit and disgorge to the Company any awards granted or vested and any gains earned or accrued due to the exercise of share options or share appreciation rights or the sale of any Shares or the settlement of any award to the extent required by applicable law or regulations in effect on or after the effective date of the 2023 Omnibus Incentive Plan. Awards will also be subject to the Company’s generally applicable policies as to forfeiture and recoupment as may be adopted by our Board of Directors or the Committee from time to time, which may (at the discretion of our Board or the Committee) be applied to all outstanding awards at the time of adoption, or on a prospective basis.

Amendment or Termination of the Plan

The 2023 Omnibus Incentive Plan will terminate as of the first annual meeting of the Company’s shareholders to occur on or after the tenth anniversary of the 2023 Omnibus Incentive Plan’s effective date, unless earlier terminated by the Board or the Committee. Our Board of Directors or the Compensation Committee may at any time terminate or suspend the plan. Subject to regulatory approval, the Compensation Committee may also amend or modify the plan, except that no amendment may be made without shareholder approval if (i) shareholder approval is required by applicable law, including any rule of the NYSE or any other stock exchange on which the Shares are then traded, or (ii) such amendment seeks to modify the eligible director compensation limit or the prohibition on repricing set forth in the 2023 Omnibus Incentive Plan. Furthermore, neither the Board nor the Committee may, without the consent of the affected participant, amend, modify, or terminate the 2023 Omnibus Incentive Plan in any manner that would materially adversely affect any award theretofore granted under the 2023 Omnibus Incentive Plan.

Amendment of an Award

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN

The Committee may amend, modify or terminate an award at any time prior to payment or exercise, in any manner not inconsistent with the terms of the plan, including (but not limited to) changing the date or dates of exercisability, nonforfeiture or performance satisfaction, except that no amendment, modification or termination that would adversely affect a participant’s rights under the award in a material manner may be effected without the participant’s consent. The Compensation Committee may also accelerate the exercisability or vesting or lapse of any restriction period with respect to any outstanding award at any time. However, no outstanding share option may be amended or otherwise modified or exchanged in a manner that would have the effect of reducing its original exercise price or otherwise constitute a repricing.

New Plan Benefits

The number of share options or other forms of award that will be granted under the 2023 Omnibus Incentive Plan is not currently determinable. Information regarding awards granted in 2022 under the 2013 Omnibus Incentive Plan to the NEOs is provided in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards” table. Information regarding awards granted in 2022 under the 2013 Omnibus Incentive Plan to non-employee directors is provided in the “2022 Director Compensation” table.

Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the 2023 Omnibus Incentive Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the 2023 Omnibus Incentive Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the 2023 Omnibus Incentive Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

Share Options

A participant will not recognize taxable income at the time an option is granted and the Company (or the applicable employer subsidiary) will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified share option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive share option. If the Shares acquired by exercise of an incentive share option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those Shares will be taxed as long-term capital gain or loss, and the Company (or the applicable employer subsidiary) will not be entitled to any deduction. If, however, those Shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize

SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN
compensation taxable as ordinary income equal to the excess of (1) the lesser of the amount realized upon that disposition and the fair market value of those Shares on the date of exercise over (2) the exercise price, and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Share Appreciation Rights

A participant will not recognize taxable income at the time share appreciation rights are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any Shares delivered and the amount of cash paid by the Company, and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Restricted Shares, Restricted Share Units, and Deferred Share Units

A participant will not recognize taxable income at the time restricted share is granted and the Company (or the applicable employer subsidiary) will not be entitled to a tax deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those Shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the Shares at such time over the amount, if any, paid for those Shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company (or the applicable employer subsidiary) as compensation expense, subject to the deduction limits under Section 162(m) of the Internal Revenue Code. In addition, a participant receiving dividends with respect to restricted share for which the above-described election has not been made and prior to the time the restrictions constituting a substantial risk of forfeiture lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant will not recognize taxable income at the time a restricted share unit or deferred share unit is granted and the Company (or the applicable employer subsidiary) will not be entitled to a tax deduction at that time. Upon settlement of restricted share units or deferred share units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any Shares delivered and the amount of any cash paid by the Company, and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

A participant who receives Shares that are not subject to any restrictions under the 2023 Omnibus Incentive Plan will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the fair market value of such Shares on that date, and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

Performance Awards

A participant will not recognize taxable income at the time performance awards are granted and the Company (or the applicable employer subsidiary) will not be entitled to a tax deduction at that time. Upon settlement of performance awards, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any Shares delivered and the amount of cash paid by the Company, and the Company (or the applicable employer subsidiary) will be entitled to a corresponding deduction, subject to the deduction limits under Section 162(m) of the Internal Revenue Code.

THE COMPENSATION COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE SIRIUSPOINT LTD. 2023 OMNIBUS INCENTIVE PLAN.

AUDIT MATTERS
EQUITY COMPENSATION PLANS
The following table presents information concerning the securities authorized for issuance pursuant to our equity compensation plans as of December 31, 2022:

NAME	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1) (#)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) ($)	NUMBER OF SECURITIES AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN 1)(3) (#)
Equity compensation plans approved by shareholders	5,342,739	9.25	17,018,916
Equity compensation plans not approved by shareholders	—	n/a	—
Total	5,342,739	9.25	17,018,916
(1)Represents the number of shares associated with options outstanding as of December 31, 2022.
(2)Represents the weighted average exercise price of options disclosed.
(3)Represents the number of shares remaining available for issuance with respect to future awards under our Omnibus Equity Incentive Plan.

PROPOSAL 4	APPOINTMENT OF INDEPENDENT AUDITOR & TO DETERMINE THE INDEPENDENT AUDITOR’S RENUMERATION

TO APPOINT PRICEWATERHOUSECOOPERS LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITOR TO SERVE UNTIL THE ANNUAL GENERAL MEETING TO BE HELD IN 2024, AND TO AUTHORIZE OUR BOARD, ACTING BY THE AUDIT COMMITTEE, TO DETERMINE THE INDEPENDENT AUDITOR’S REMUNERATION

The Board proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP (“PwC”), an independent registered certified public accounting firm, as our independent auditor to serve until the annual general meeting to be held in 2024.
PwC has served as our independent auditor since February 26, 2021, the date of the consummation of the Merger. A representative of PwC will attend the Annual General Meeting virtually and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. Shareholders at the Annual General Meeting will also be asked to vote to authorize our Board, acting by the Audit Committee, to determine the independent auditor’s remuneration.
If a quorum is present at the Annual General Meeting, the appointment of PwC at the Annual General Meeting will be decided by a majority of votes cast. For further information, see the answers to the questions “What is the quorum requirement for the Annual General Meeting?” and “What is the voting requirement to approve each of the proposals?”

THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITOR TO SERVE UNTIL THE ANNUAL GENERAL MEETING TO BE HELD IN 2024, AND TO AUTHORIZE OUR BOARD, ACTING BY THE AUDIT COMMITTEE, TO DETERMINE THE INDEPENDENT AUDITOR’S REMUNERATION.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table sets forth the aggregate fees charged to the Company by PwC in 2022 and 2021 and by Ernst & Young in 2022 and 2021 for audit services rendered in connection with the audit of our consolidated financial statements and reports for 2022 and 2021 and for other services rendered during 2022 and 2021 to the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services. PwC has served as our independent auditor since February 26, 2021 upon the consummation of the Merger, at which point it was mutually agreed that Ernst & Young would resign after the culmination of a competitive audit proposal process.
INDEPENDENT AUDITOR FEES

FEE CATEGORY	PRICEWATERHOUSECOOPERS LLP		ERNST & YOUNG LTD.
	FY 2022 ($)	FY 2021 ($)	FY 2022 ($)	FY 2021 ($)
Audit fees	5,692,915	5,205,024	44,443	859,322
Audit-related fees	206,192	166,338	—	39,000
Tax fees	121,672	117,667	—	20,414
All other fees	9,959	54,041	—	—
Total fees	6,030,739	5,543,070	44,443	918,736
AUDIT FEES: Includes the aggregate fees billed by PwC and Ernst & Young for professional services and expenses rendered for the audit of the Company’s consolidated financial statements and internal control over financial reporting in 2022 and 2021, as well as subsidiary and statutory audits.
AUDIT-RELATED FEES: Fees billed by PwC and Ernst & Young include services rendered in connection with other SEC filings (except for Annual Report on Form 10-K and Quarterly Report on 10-Q), as well as proactive assurance related to new accounting pronouncements and information technology implementations.
TAX FEES: Includes fees billed by PwC and Ernst & Young for tax-related services in conjunction with our ongoing business operations and transaction tax advisory services.
ALL OTHER FEES: Includes fees billed by PwC for access to their global online resource tools for accounting and auditing standards. For 2021, also includes fees billed by PwC in connection with their assistance with the Company’s report to be published under the Task-Force on Climate Related Financial Disclosures framework and establishing Board and management oversight over climate related risks.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES
The Audit Committee has adopted a policy requiring the Audit Committee to pre-approve all audit and, subject to the de minimis exception of Section 10A(i) of the Exchange Act and the SEC rules promulgated thereunder, all permitted non-audit services performed by the Company’s independent auditor. The Audit Committee may delegate pre-approval authority to one or more designated members of the Audit Committee, who must then provide a report of such pre-approvals to the Audit Committee at its next scheduled meeting. When pre-approving non-audit services by the independent auditor, the Audit Committee shall consider whether the provision of such services is consistent with maintaining the independent auditor’s independence. All services performed by PwC in 2022 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

REPORT OF THE AUDIT COMMITTEE
The charter of the Audit Committee provides that the Audit Committee is responsible for the recommendation to the shareholders of the appointment, retention, termination and oversight of the work of our independent auditor, for the purpose of preparing or issuing an audit report. The Audit Committee disclosed last year in our report that it had appointed PwC to serve as our independent auditor following a competitive audit proposal process from February 26, 2021, the date of the consummation of the Merger. Prior to that date, Ernst & Young had served as the Company’s independent auditor, and resigned effective on the Merger closing.
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Each of the members of the Audit Committee qualified as an “independent” director as defined under Section 303A.02(a)(ii) of the NYSE rules and Rule 10A-3 of the Exchange Act. All of the members of the Audit Committee are financially literate and one member of the Audit Committee is an audit committee financial expert, as defined under the SEC rules. All of the members of the Audit Committee have accounting or related financial management expertise within the meaning of the SEC and NYSE rules. The Company’s management has the primary responsibility for the financial statements and for the financial reporting process, including the establishment and maintenance of the system of internal control over financial reporting. The independent registered public accounting firm appointed as the Company’s independent auditor is responsible for auditing the financial statements prepared by management and the Company’s internal controls over financial reporting. The Company’s independent auditor expresses an opinion on the conformity of the Company’s financial statements with generally accepted accounting principles and on the design and operating effectiveness of the Company’s internal control over financial reporting. In this context, the Audit Committee has met and held discussions with management and PwC, the independent registered public accounting firm appointed as the Company’s independent auditor in 2021, regarding the fair and complete presentation of the Company’s audited financial statements.

The Audit Committee reviewed and discussed with PwC the matters that are required to be discussed pursuant to the applicable requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”), including:
•their judgments as to the quality, not just the acceptability, of our accounting principles,
•the reasonableness of significant judgments,
•all critical accounting policies and practices to be used,
•material alternative accounting treatments within generally accepted accounting principles discussed with management,
•the determination of audit tenure,
•critical audit matters that arose during the current period audit, and
•other material written communications between PwC and management.
As part of that review, the Audit Committee has received the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed PwC’s independence from the Company with PwC.  The Audit Committee also has considered whether PwC’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Audit Committee has concluded that PwC is independent from the Company and its management.

In addition to the oversight over the financial reporting process, the Audit Committee also has the sole authority to appoint, retain and oversee the Company’s Chief Actuary. The Audit Committee met in 2022 with the Chief Financial Officer, the Chief Actuary, the Chief Legal Officer, representatives of PwC, and the Company’s Chief Audit Officer, in regular and executive sessions to discuss the results of the applicable examinations, their evaluations of the design and operating effectiveness of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting and compliance programs.

REPORT OF THE AUDIT COMMITTEE (CONTINUED)
The Audit Committee annually reviews the performance and independence of PwC in deciding whether to retain the audit firm or engage a different independent registered public accounting firm and whether the independent registered public accounting firm should be rotated.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

THE AUDIT COMMITTEE Sharon M. Ludlow, Chair Franklin (Tad) Montross IV Jason Robart

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of SiriusPoint common shares and Series A Preference Shares as of March 1, 2023 (except as otherwise indicated), by:
•each person who is the beneficial owner of more than 5% of the Company’s common shares and Series A preference shares;
•each person who is an NEO or director; and
•all executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including RSUs and restricted share awards (“RSAs”) that vest within 60 days and options and warrants that are currently exercisable or exercisable within 60 days. As of March 1, 2023, there were 162,371,457 common shares and 11,720,987 Series A Preference Shares of SiriusPoint issued and outstanding. Unless otherwise indicated below, the address for each person listed on the table is c/o SiriusPoint Ltd., Point Building, 3 Waterloo Lane, Pembroke HM 08, Bermuda.

Percentage of total voting power represents voting power with respect to all shares of SiriusPoint common shares and Series A Preference Shares, voting as a single class. Each holder of common shares is entitled to one vote for each common share held on the record date. Each holder of Series A Preference Shares is entitled to the number of votes equal to the number of common shares into which the Series A Preference Shares are then convertible as of the record date. As of March 1, 2023, each Series A Preference Share was convertible into one common share. As discussed under the heading “Questions and Answers ― Will I Be Entitled to Vote All of My Shares at the Annual General Meeting?”, the voting rights related to “controlled shares” owned by U.S. Persons (as defined in our Bye-laws) will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our Bye-laws. The formula is applied repeatedly until the voting power of all 9.5% shareholders (as defined in our Bye-laws) has been reduced to less than 9.5%. Other voting power limitations are set forth in the CMB Investor Rights Agreement, as described elsewhere in this proxy statement and noted in the table below.

NAME AND ADDRESS	COMMON SHARES		SERIES A PREFERENCE SHARES		% OF TOTAL VOTING POWER
	NUMBER OF SHARES	PERCENTAGE OF CLASS	NUMBER OF SHARES	PERCENTAGE OF CLASS
5% SHAREHOLDERS
CM Bermuda Ltd.(1) CM Bermuda Canon’s Court 22 Victoria Street Hamilton, HM 12, Bermuda CMIG International 3 Temasek Avenue Centennial Tower, #17-10 Singapore 039190	75,789,774	41.33%	11,710,956	99.91%	9.90%
Daniel S. Loeb(2) c/o Third Point LLC 55 Hudson Yards New York, New York 10001	15,173,571	9.34%	—	—	8.72%
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	14,508,404	8.94%	—	—	8.33%
The Vanguard Group Inc.(4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	9,875,614	6.08%	—	—	5.67%
Capital Research Global Investors (5) 333 South Hope Street, 55th Fl Los Angeles, California 90071	8,850,000	5.45%	—	—	5.08%
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Scott Egan (6)	900,000	*	—	—	*
Stephen Yendall (7)	203,278	*	—	—	*
David E. Govrin (8)(9)	566,627	*	—	—	*
Monica Cramér Manhem (9)	230,743	*	—	—	*
Stuart Liddell (9)	56,851	*	—	—	*
Siddhartha Sankaran (9)	287,192	*	—	—	*
Daniel V. Malloy (9)	738,145	*	—	—	*
David W. Junius	—	—	—	—	—
Prashanth Gangu	32,433	*	—	—	*
Vievette Henry (9)	44,333	*	—	—	*
Sharon M. Ludlow (9)	52,430	*	—	—	*
Gretchen A. Hayes (9)	122,615	*	—	—	*
Jason Robart (9)	35,122	*	—	—	*
Mehdi A. Mahmud (9)	52,430	*	—	—	*
Franklin (Tad) Montross IV (9)	52,430	*	—	—	*
Rafe de la Gueronniere (9)	124,185	*	—	—	*
Peter Wei Han Tan(1)	75,789,774	41.33%	11,710,956	99.91%	9.90%
Daniel S. Loeb(2)	15,173,571	9.34%	—	—	8.72%
All executive officers and directors as a group (13 individuals)(10)	93,243,015	50.85%	11,710,956	99.91%	17.78%
*Represents beneficial ownership of less than 1%.

(1)Based on Schedule 13D filed on March 8, 2021, by China Minsheng Investment Group Corp., Ltd. (“CMIG”), which states that as of February 26, 2021, CMIG has shared voting power and shared dispositive power over 75,789,774 shares. In accordance with the CMB Investor Rights Agreement, the voting power of CM Bermuda, its Affiliates and its Related Persons in SiriusPoint is capped at 9.9% as described elsewhere in this Proxy Statement. The total number of common shares reported in this table includes 20,991,337 common shares issuable upon exercise of warrants.
(2)Based on Amendment No. 1 to Schedule 13D filed on May 17, 2022, by Daniel S. Loeb, which states that as of May 17, 2022, the 2010 Loeb Family Trust owns 235,127 common shares, Third Point Advisors LLC owns 1,000,000 common shares, Third Point Opportunities Master Fund L.P. owns 7,493,842 common shares and the 2011 Loeb Family GST Trust owns 4,999,958 common shares, and Mr. Loeb owns the balance of the common shares reported herein. Mr. Loeb has sole voting and dispositive power over the shares held by the 2010 Loeb Family Trust, Third Point Advisors LLC, the 2011 Loeb Family GST Trust and Third Point Opportunities Master Fund L.P. Mr. Loeb disclaims beneficial ownership of such common shares except to the extent of his pecuniary interest therein, if any.
(3)Based on Schedule 13G filed on January 25, 2023, by Blackrock, Inc. (“Blackrock”), which states that as of December 31, 2022, Blackrock has sole voting power over 14,317,526 shares and sole dispositive power over 14,508,404 shares.
(4)Based on Amendment No. 5 to Schedule 13G filed on February 9, 2023, by The Vanguard Group (“Vanguard”), which states that as of December 30, 2022, Vanguard has shared voting power over 132,818 shares, sole dispositive power over 9,664,942 shares, and shared dispositive power over 210,672 shares.
(5)Based on Amendment No. 1 to Schedule 13G filed on February 13, 2023, by Capital Research Global Investors (“Capital Research”), which states that as of December 30, 2022, Capital Research has sole voting and sole dispositive power over 8,850,000 shares.
(6)Includes (i) 300,000 vested options to purchase common shares, (ii) 300,000 options to purchase common shares which will vest and become exercisable when the closing price of the Company’s common stock on the NYSE reaches $8.00 and (iii) 300,000 options to purchase common shares which will vest and become exercisable when the closing price of the Company’s common stock on the NYSE reaches $10.00.
(7)Includes (i) 100,000 options to purchase common shares which will vest and become exercisable when the closing price of the Company’s common stock on the NYSE reaches $8.00 and (ii) 100,000 options to purchase common shares which will vest and become exercisable when the closing price of the Company’s common stock on the NYSE reaches $10.00.
(8)Includes 350,000 options to purchase common shares which will vest and become exercisable when the closing price of the Company’s common stock on the NYSE reaches $8.00.
(9)Includes beneficial ownership of shares underlying RSUs and restricted share awards RSAs that vest within 60 days after March 1, 2023.

Shares underlying RSUs and RSAs that vest within 60 days after March 1, 2023
	RSUs	RSAs	Total
David E. Govrin	74,292	10,370	84,662
Monica Cramér Manhem	38,183	—	38,183
Stuart Liddell	17,607	—	17,607
Siddhartha Sankaran	38,208	—	38,208
Daniel V. Malloy	91,418	—	91,418
Vievette Henry	18,618	14,691	33,309
Sharon M. Ludlow	—	23,424	23,424
Gretchen A. Hayes	—	23,424	23,424
Jason Robart	—	35,122	35,122
Mehdi A. Mahmud	—	23,424	23,424
Frankin (Tad) Montross IV	—	23,424	23,424
Rafe de la Gueronniere	—	23,424	23,424
Total:	278,326	177,293	455,619
(10)The voting power of all executive officers and directors as a group is limited by the 9.9% cap on Mr. Tan’s voting power in accordance with the CMB Investor Rights Agreement.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who own more than 10% of the issued and outstanding shares of the Company’s common shares to file reports of initial ownership of common shares and other equity securities and subsequent changes in that ownership with the SEC and the NYSE. Based solely on a review of such reports and written representations from the directors, executive officers and 10% owners, the Company believes that all such filing requirements were met during 2022, with one exception: one Form 4 for Stephen Yendall reporting one stock option grant was filed late due to an unexpected delay in obtaining his SEC EDGAR filing codes.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING
GENERAL INFORMATION
This proxy statement is furnished to shareholders of SiriusPoint Ltd. in connection with the solicitation of proxies by our Board of Directors for use at our 2023 Annual General Meeting or at any adjournment or postponement thereof, to be held:

WHEN	VIRTUAL WEBCAST	RECORD DATE
Thursday, June 1, 2023 10:00 a.m., Atlantic Daylight Time	Via live audio webcast at www.meetnow.global/MMGN2CA	April 10, 2023

DATE OF DISTRIBUTION
This proxy statement and the accompanying proxy card are first being sent to shareholders on or about April 21, 2023.
In order to provide expanded access, improved communication and cost savings for our shareholders and our Company, this year’s annual general meeting will be conducted virtually via live audio webcast.
QUESTIONS AND ANSWERS

WHY AM I RECEIVING THESE MATERIALS?

We are providing these proxy materials to you in connection with the solicitation by the Company’s Board of proxies to be voted at the Company’s Annual General Meeting and at any adjournments or postponements thereof. Because you were a shareholder of the Company as of the close of business on the record date, our Board has made this proxy statement and proxy card available to you on the Internet, in addition to delivering printed versions of this proxy statement and proxy card to certain shareholders by mail.
This proxy statement provides notice of the Annual General Meeting, describes the proposals presented for shareholder action and includes information required to be disclosed to shareholders. You do not need to attend the virtual Annual General Meeting to vote your shares and may vote your shares in advance of the meeting, described under the heading “How can I vote my shares without attending the Annual General Meeting?” below.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

HOW DO I GET ELECTRONIC ACCESS TO THE PROXY MATERIALS?

The Company’s notice of the 2023 Annual General Meeting, proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.edocumentview.doc/SPNT. To receive documents electronically in the future, if you are a shareholder of record, you may elect to receive future annual reports or proxy statements electronically by visiting www-us.computershare.com/Investor and log in to sign up, or while voting via the Internet click the box to give your consent. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials.
An election to receive proxy materials electronically will remain in effect for all future annual general meetings until revoked. Shareholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the shareholder.

WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL GENERAL MEETING AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

There are four proposals scheduled to be voted on at the Annual General Meeting:

PROPOSALS	BOARD RECOMMENDATIONS	FOR MORE INFORMATION, SEE PAGE
1To elect two Class I directors to serve for a term expiring in 2026, or until their office shall otherwise be vacated pursuant to our Bye-Laws:	FOR each nominee	9
•Franklin (Tad) Montross IV
•Peter Wei Han Tan
2To approve, by a non-binding advisory vote, the executive compensation payable to the Company’s NEOs. (Say-on-Pay)	FOR	53
3Approval of the 2023 Omnibus Incentive Plan	FOR	113
4To approve: (i)the appointment of PwC, an independent registered public accounting firm, as our independent auditor, to serve until the Annual General Meeting to be held in 2024; and (ii)the ratification of PwC’s remuneration as determined by the Audit Committee of the Board.	FOR	125

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

HOW DO I ATTEND THE VIRTUAL ANNUAL GENERAL MEETING?

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual General Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. You will be able to attend the Annual General Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MMGN2CA. Such questions must be confined to matters properly before the Annual General Meeting and of general Company concern. You will also be able to vote your shares electronically at the Annual General Meeting. To participate, you will need the control number included on your proxy card, or on the instructions that accompanied your proxy materials.
If you hold your shares through an intermediary, such as a bank or broker, and want to attend the Annual General Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so) you have two options:

1
You can register in advance to attend the Annual General Meeting virtually on the Internet. To register to attend the Annual General Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your SiriusPoint Ltd. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., EDT, on May 29, 2023.
You will receive a confirmation of your registration by email after we receive your registration materials.
Requests for registration should be directed to us at the following:

BY EMAIL Forward the email from your broker, and attach an image of your legal proxy, to: legalproxy@computershare.com	BY MAIL Computershare SiriusPoint Ltd. Legal Proxy P.O. Box 43001 Providence, Rhode Island 02940-3001

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

2
You can register at the virtual meeting to be able to fully participate using the control number received with your voting instruction form. Online registration for the Annual General Meeting will enable you to attend, ask questions and vote. We expect that the vast majority of beneficial owners will be able to fully participate using this option. Please note, however, that this option is intended to be provided as a convenience to beneficial owners only, and there is no guarantee this option will be available for every type of beneficial owner voting control number. The inability to provide this option to any or all beneficial owners shall in no way impact the validity of the Annual General Meeting. Beneficial owners may choose to register in advance of the Annual General Meeting using option (1) above, if you prefer to use the traditional, legal proxy option.

In any event, please go to www.meetnow.global/MMGN2CA for more information on the available options and registration instructions.
The meeting will begin promptly at 10:00 a.m., Atlantic Daylight Time (9:00 a.m. EDT). We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m., Atlantic Daylight Time (8:45 a.m. EDT), and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Shareholders should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. Contact information on the meeting login page will provide further technical assistance during the meeting, should you need it, or you may call 1-888-724-2416.

WHO IS ENTITLED TO VOTE?

All shares, including any Series A Preference Shares, par value $0.10 per share (the “Series A Preference Shares”), which vote together with the common shares as a single class with respect to all matters, owned by you as of the record date, may be voted by you, subject to certain restrictions on “controlled shares” described under the heading, “Will I be entitled to vote all of my shares at the Annual General Meeting?” below.
You may cast one vote per common share that you held on the record date and one vote per common share underlying each Series A Preference Share that you held on the record date.
These shares include shares that are:
•held directly in your name as the shareholder of record; and
•held for you as the beneficial owner through a broker, bank or other nominee.
Holders of warrants are not entitled to vote at the Annual General Meeting unless those warrants have been exercised and converted into shares as of the record date.
On the record date, the Company had approximately 162,379,178 common shares outstanding, including 1,134,474 restricted shares, and 11,720,987 Series A Preference Shares outstanding, which are convertible into approximately 11,720,987 common shares.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

WILL I BE ENTITLED TO VOTE ALL OF MY SHARES AT THE ANNUAL GENERAL MEETING?

If your shares are treated as “controlled shares” (as determined pursuant to sections 957 and 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any United States (“U.S.”) person (that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights related to the controlled shares owned by such U.S. Person (as defined in our Bye-laws) will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our Bye-laws. The formula is applied repeatedly until the voting power of all 9.5% shareholders (as defined in our Bye-laws) has been reduced to less than 9.5%. In addition, our Board may limit a shareholder’s voting rights when it deems it appropriate to do so to: (i) avoid the existence of any 9.5% shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. “Controlled shares” include, among other things, all shares that a U.S. person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among our other shareholders whose shares were not “controlled shares” of the 9.5% shareholder so long as such reallocation does not cause any person to become a 9.5% shareholder. The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, we request that any holder of shares with reason to believe that they are a 9.5% shareholder, contact us promptly so that we may determine whether the voting power of such holder’s shares should be reduced. By submitting a proxy, a holder of shares will be deemed to have confirmed that, to their knowledge, they are not, and are not acting on behalf of, a 9.5% shareholder. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the Board may consider relevant to the determination of the number of shares attributable to any person. The Board may disregard the votes attached to shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The Board retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the shares of any shareholder to ensure that no person shall be a 9.5% shareholder at any time.
If the investor affiliated group beneficially own common shares or any other authorized shares which would cause the investor affiliated group to be treated as the beneficial owner of votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares of the Company with respect to any matter at a general shareholder meeting, then such votes will be reduced by whatever amount is necessary so that after such reduction and giving effect to the reallocation of voting power to other holders of common shares, the votes conferred by the common shares or any other authorized shares that are beneficially owned by the investor affiliated group are equal to, and not less than, 9.5% of the total outstanding vote of such shares with respect to such matter.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being made available to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to certain officers of the Company or to vote virtually at the Annual General Meeting. You may vote on the Internet or by telephone, or by mail if you received a proxy card by mail, as described below under the heading “How can I vote my shares without attending the Annual General Meeting?”

BENEFICIAL OWNER. If your shares are held in an account at a broker, bank or other nominee, like many of our shareholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares, and you are also invited to attend the Annual General Meeting and vote virtually.

If you do not wish to vote during the Annual General Meeting or you will not be attending the Annual General Meeting, you may vote by proxy. This is done by completing, signing and returning your voting instruction card or voting over the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual General Meeting?”

HOW CAN I VOTE MY SHARES AND ASK QUESTIONS VIRTUALLY AT THE ANNUAL GENERAL MEETING?

SHAREHOLDER OF RECORD. Shares held directly in your name as the shareholder of record may be voted virtually at the Annual General Meeting. Shareholders may vote or ask questions during the virtual Annual General Meeting by visiting www.meetnow.global/MMGN2CA and logging in using the 15-digit control number on the proxy card or on the instructions that accompanied your proxy materials. To vote your shares, click on the Vote tab or to ask questions click on the Q&A tab located on the meeting site. We encourage you to vote in advance of the Annual General Meeting to ensure your shares are represented and counted.
BENEFICIAL OWNER. Pursuant to the instructions described above under the heading “How do I attend the virtual Annual General Meeting?”, if you are a beneficial owner and want to attend the Annual General Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so) you have two options: (a) you can register in advance by submitting your legal proxy to Computershare or (b) you can register at the virtual Annual General Meeting by going to www.meetnow.global/MMGN2CA and logging in using the control number on your voting instruction form or on the instructions that accompanied your proxy materials. To vote your shares, click on the Vote tab or to ask questions click on the Q&A tab located on the meeting site.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL GENERAL MEETING?

Whether you hold your shares directly as the shareholder of record or beneficially own your shares in street name, you may direct your vote without attending the virtual Annual General Meeting by voting in one of the following manners:

	INTERNET	TELEPHONE	MOBILE DEVICE	MAIL
REGISTERED HOLDERS (your shares are held directly with our transfer agent, Computershare)	envisionreports.com/ SPNT 24/7	Within the United States and Canada, 1-800-652-VOTE (8683) (toll-free, 24/7)	Scan the QR code	Complete and sign your proxy card or voting instruction card and mail it using the enclosed, prepaid envelope.
BENEFICIAL OWNERS (holders in street name)	www.proxyvote.com 24/7	Within the United States and Canada, 1-800-454-8683 (toll-free, 24/7)	Scan the QR code	Return a properly executed voting instruction form by mail, depending upon the method(s) your broker, bank or other nominee makes available
If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker, bank or other nominee or you may vote during the virtual Annual General Meeting. Please refer to the registration instructions provided above for beneficial owners.
If you vote over the Internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for shareholders will be available 24 hours a day, until the voting polls close at the virtual Annual General Meeting. If you do not attend the meeting but your vote is submitted by telephone or Internet after 10:00 a.m., Atlantic Daylight Time (9:00 a.m. EDT), on May 19, 2023, your vote will be cast as if you were personally present at the meeting.

WHAT IS THE QUORUM REQUIREMENT FOR THE ANNUAL GENERAL MEETING?

A quorum is necessary to hold a valid annual general meeting. At the Annual General Meeting, two or more persons present virtually throughout the meeting and representing virtually or by proxy in excess of 50% of the total issued voting shares in the Company throughout the meeting shall form a quorum for the transaction of business. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

WHAT HAPPENS IF I DO NOT GIVE SPECIFIC VOTING INSTRUCTIONS?

SHAREHOLDER OF RECORD. If you are a shareholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendation of the Board on all matters presented in this proxy statement. With respect to any other matters properly presented for a vote at the Annual General Meeting, the proxy holders will vote your shares in accordance with their best judgment.
BENEFICIAL OWNER. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of the NYSE, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

WHAT PROPOSALS ARE CONSIDERED “ROUTINE” OR “NON-ROUTINE”?

The approval of the appointment of PwC as the Company’s independent registered certified public accounting firm, to serve until the annual general meeting to be held in 2024 and the authorization of the Board, acting by the Audit Committee, to determine the independent auditor’s remuneration (Proposal 4) is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 4. The election of directors, the advisory vote on compensation of the Company’s NEOs and the approval of the Company’s 2023 Omnibus Incentive Plan (Proposals 1, 2 and 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3, which will have no effect on such proposals.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Two Class I directors have been nominated for election at the Annual General Meeting to hold office until the 2026 annual general meeting or until their office shall otherwise be vacated pursuant to our Bye-laws (Proposal 1). Each director will be elected by a plurality of the votes cast in the election of directors at the Annual General Meeting, either in person or represented by properly authorized proxy. This means that the two nominees who receive the largest number of “FOR” votes cast will be elected as directors. Votes that are “withheld” will have no impact on the voting results of the election of directors, because directors are elected by plurality voting. Shareholders cannot cumulate votes in the election of directors. Broker non-votes will have no effect on Proposal 1 as this is considered a non-routine matter.
In accordance with Bermuda law, only votes cast “FOR” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to Proposals 2, 3 and 4, will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions will not be votes cast “FOR” Proposals 2, 3, and 4, they will have the same effect as negative votes or votes against that matter. Broker non-votes will have no effect on Proposals 2 and 3 as each is considered a non-routine matter. There will not be any broker non-votes on Proposal 4 because it is considered a routine matter and brokers will be able to vote pursuant to their discretionary authority.

PROPOSALS		TYPE OF VOTE	VOTING REQUIREMENT	EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

1	Election of two Class I director nominees for election to a 3-year term, expiring in 2026, or until their office shall otherwise be vacated pursuant to our Bye-Laws.	Non-routine	Plurality of the votes cast	Voting options will be “for” or “withhold” with regard to each director. Broker non-votes will have no effect.

2	Approval, by a non-binding advisory vote, of the executive compensation payable to the Company’s named executive officers. (Say-on-Pay)	Non-routine	Majority of the votes cast	Abstentions have the same effect as negative votes. Broker non-votes will have no effect.

3	Approval of the 2023 Omnibus Incentive Plan	Non-routine	Majority of the votes cast	Abstentions have the same effect as negative votes. Broker non-votes will have no effect.

4
Approval of:
(i)the appointment of PwC as our independent auditor, to serve until the Annual General Meeting to be held in 2024; and
(ii)the authorization of our Board of Directors, acting by the Audit Committee, to determine PwC’s remuneration.
		Routine	Majority of the votes cast	Abstentions have the same effect as negative votes. Because brokers will have discretionary authority to vote on this proposal, there will not be any broker non-votes.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING INSTRUCTION CARD?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

INFORMATION ABOUT THE ANNUAL GENERAL MEETING AND VOTING

WHO WILL COUNT THE VOTES?

A representative of Computershare will tabulate the votes and act as the inspector of election.

CAN I REVOKE MY PROXY OR CHANGE MY VOTE?

Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual General Meeting by:
•providing written notice to the Secretary of the Company;
•delivering a valid, later-dated proxy or a later-dated vote on the Internet or by telephone; or
•attending the virtual Annual General Meeting and voting during the meeting.
Please note that your attendance at the virtual Annual General Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in street name you may change your vote by submitting new voting instructions to your broker or voting during the Annual General Meeting.

WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL GENERAL MEETING?

The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of its common shares and Series A Preference Shares for their expenses in forwarding solicitation material to such beneficial owners. The Company has retained Georgeson LLC to assist in the solicitation of proxies for $11,000 plus reasonable expenses.
To contact Georgeson LLC, please see below:

ADDRESS Georgeson LLC 1290 Avenue of the Americas 9th Floor New York, New York 10104	SHAREHOLDERS, BANKS AND BROKERS
	Call toll-free	866-295-4321
	Outside the United States	1(781)-575-2137
siriuspoint@georgeson.com

ADDITIONAL INFORMATION

IS MY VOTE CONFIDENTIAL?

Yes. The Company encourages shareholder participation in corporate governance by ensuring the confidentiality of shareholder votes. The Company has designated Computershare, the Company’s independent transfer agent and registrar, to receive and tabulate shareholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to the Company or any of its officers or employees except:
(i)where disclosure is required by applicable law;
(ii)where disclosure of your vote is expressly requested by you; or
(iii)where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual General Meeting.

HOW CAN I OBTAIN A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K?

The Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, is available to shareholders free of charge on the Company’s website at www.siriuspt.com or by writing to:

BY MAIL. SiriusPoint Ltd. Attention: Investor Relations Point Building 3 Waterloo Lane Pembroke HM 08, Bermuda	BY EMAIL. investor.relations@siriuspt.com
The Company’s 2022 Annual Report to Shareholders, which includes such Form 10-K, accompanies this proxy statement.

WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL GENERAL MEETING?

The Company will announce preliminary voting results at the Annual General Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual General Meeting.

ADDITIONAL INFORMATION
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual general meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of annual general meeting materials or Notice of Internet Availability of Proxy Materials to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are SiriusPoint shareholders will be “householding” the Company’s proxy materials. A single set of annual general meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual general meeting materials, please notify your broker or SiriusPoint Ltd. Direct your written request to:

SiriusPoint Ltd. Attention: Secretary Point Building 3 Waterloo Lane Pembroke HM 08, Bermuda
1 (441) 542-3300
Shareholders who currently receive multiple copies of the annual general meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
SUBMITTING PROXY PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL GENERAL MEETING
In order to submit shareholder proposals for the 2023 annual general meeting of shareholders for inclusion in the Company’s proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office at that time, currently at Point Building, 3 Waterloo Lane, Pembroke HM 08, Bermuda, no later than December 23, 2023.
The proposals must comply with all of the requirements of SEC Rule 14a-8.

ADDITIONAL INFORMATION
Proposals should be addressed to:

SiriusPoint Ltd. Attention: Secretary Point Building 3 Waterloo Lane Pembroke HM 08, Bermuda
The Company’s Bye-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual general meeting of shareholders. The Bye-laws provide that any shareholder wishing to nominate persons for election as directors at, or bring other business before, an annual general meeting must deliver to the Secretary a written notice of the shareholder’s intention to do so. To be timely, the shareholder’s notice for the nomination of persons for election to the Board must be delivered to, or mailed and received by, the Secretary not less than 70 days nor more than 120 days before the anniversary date of the preceding annual general meeting, except that if the annual general meeting is set for a date that is not within 30 days before or after such anniversary date, the Company must receive the notice not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual general meeting was mailed or such public disclosure of the date of the annual general meeting was made, whichever first occurs. To be timely, the shareholder’s notice bringing other business must be delivered to, or mailed and received by, the Secretary not less than 90 days nor more than 120 days before the anniversary date of the preceding annual general meeting, except that if the annual general meeting is set for a date that is not within 30 days before or after such anniversary date, the Company must receive the notice received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which initial public disclosure of the date of the annual general meeting was made. As a result, any notice given by or on behalf of a shareholder for the nomination of persons for election to the Board pursuant to these provisions of the Company’s Bye-laws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 2, 2024, and no later than March 23, 2024. Any notice given by or on behalf of a shareholder bringing other business pursuant to these provisions of the Company’s Bye-laws (and not pursuant to SEC Rule 14a-8) must be received no earlier than February 2, 2024, and no later than March 3, 2024. All director nominations and shareholder proposals must comply with the requirements of the Company’s Bye-laws, a copy of which can be obtained at no cost from the Secretary.

In addition to satisfying the foregoing requirements under the Company’s Bye-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2024.
Other than the proposals described in this proxy statement, the Company does not expect any matters to be presented for a vote at the Annual General Meeting. If you grant a proxy, the persons named as proxy holders on the proxy card will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual General Meeting. If for any unforeseen reason, any one or more of the Company’s nominees are not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.
The Chair of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person(s) not made in compliance with the foregoing procedures.

Website References

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are provided for convenience only, and the content on the referenced websites is not incorporated by reference herein and does not constitute a part of this proxy statement or any of the Company’s other SEC filings.

OTHER MATTERS
Neither the Board nor management intend to bring before the Annual General Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this proxy statement. If any other business should come properly before the Annual General Meeting, or any adjournment thereof, the proxy holders will vote on such matters at their discretion.
By Order of the Board of Directors,

/s/ JIMMY YANG
Interim General Counsel & Secretary
April 21, 2023
Pembroke, Bermuda

APPENDIX A NON-GAAP MEASURES
Non-GAAP Financial Measures and Other Financial Metrics

In presenting SiriusPoint’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). SiriusPoint’s management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of SiriusPoint’s financial performance, identifying trends in our results and providing meaningful period-to-period comparisons. Core income (loss) and Core combined ratio are non-GAAP financial measures. Management believes it is important to review Core results as it better reflects how management views the business and reflects the Company’s decision to exit the runoff business. Tangible diluted book value per share is also a non-GAAP financial measure. SiriusPoint’s management believes that long-term growth in book value per share is an important measure of the Company’s financial performance because it allows management and investors to track over time the value created by the retention of earnings. In addition, SiriusPoint’s management believes this metric is useful to investors because it provides a basis for comparison with other companies in the industry that also report a similar measure. These non-GAAP financial measures may be defined or calculated differently by other companies. These measures are used by management to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included below.

Core Results

Collectively, the sum of the Company’s two segments, Reinsurance and Insurance & Services, constitute “Core” results. Core underwriting income, Core net services income, Core income and Core combined ratio are non-GAAP financial measures. We believe it is useful to review Core results as it better reflects how management views the business and reflects our decision to exit the runoff business. The sum of Core results and Corporate results are equal to the consolidated results of operations.

Core underwriting income - calculated by subtracting loss and loss adjustment expenses incurred, net, acquisition costs, net, and other underwriting expenses from net premiums earned.

Core net services income - consists of services revenues which include commissions, brokerage and fee income related to consolidated managing general agents (“MGAs”), and other revenues, services expenses which include direct expenses related to consolidated MGAs, services noncontrolling income which represent minority ownership interests in consolidated MGAs, and net investment gains from Strategic Investments which are net investment gains/losses from investment in our strategic partners. Net services income is a key indicator of the profitability of the Company’s services provided, including investment returns on non-consolidated investment positions held.

Core income - consists of two components, core underwriting income and core net services income. Core income is a key measure of our segment performance.

Core combined ratio - calculated by dividing the sum of Core loss and loss adjustment expenses incurred, net, acquisition costs, net and other underwriting expenses by Core net premiums earned. Accident year loss ratio and accident year combined ratio are calculated by excluding prior year loss reserve development to present the impact of current accident year net loss and loss adjustment expenses on the Core loss ratio and Core combined ratio, respectively. These ratios are useful indicators of our underwriting profitability.

The following is a summary of the Company’s operating segment results for the year ended December 31, 2022:

	2022
	Reinsurance	Insurance & Services	Core	Eliminations (2)	Corporate	Segment Measure Reclass	Total
Gross premiums written	$1,521.4	$1,884.2	$3,405.6	$—	$4.1	$—	$3,409.7
Net premiums written	1,199.6	1,346.0	2,545.6	—	3.6	—	2,549.2
Net premiums earned	1,213.1	1,086.8	2,299.9	—	18.2	—	2,318.1
Loss and loss adjustment expenses incurred, net	855.9	718.7	1,574.6	(5.2)	19.0	—	1,588.4
Acquisition costs, net	310.3	273.2	583.5	(118.6)	(3.0)	—	461.9
Other underwriting expenses	113.8	62.8	176.6	—	7.9	—	184.5
Underwriting income (loss)	(66.9)	32.1	(34.8)	123.8	(5.7)	—	83.3
Services revenue	(0.2)	215.7	215.5	(133.4)	—	(82.1)	—
Services expenses	—	179.2	179.2	—	—	(179.2)	—
Net services fee income (loss)	(0.2)	36.5	36.3	(133.4)	—	97.1	—
Services noncontrolling loss	—	1.1	1.1	—	—	(1.1)	—
Net investment losses from Strategic Investments	(3.9)	(2.2)	(6.1)	—	—	6.1	—
Net services income (loss)	(4.1)	35.4	31.3	(133.4)	—	102.1	—
Segment income (loss)	(71.0)	67.5	(3.5)	(9.6)	(5.7)	102.1	83.3
Net realized and unrealized investment losses					(219.4)	(6.1)	(225.5)
Net realized and unrealized investment losses from related party investment funds					(210.5)	—	(210.5)
Net investment income					113.3	—	113.3
Other revenues					28.1	82.1	110.2
Net corporate and other expenses					(133.6)	(179.2)	(312.8)
Intangible asset amortization					(8.1)	—	(8.1)
Interest expense					(38.6)	—	(38.6)
Foreign exchange gains					66.0	—	66.0
Income (loss) before income tax benefit	$(71.0)	$67.5	(3.5)	(9.6)	(408.5)	(1.1)	(422.7)
Income tax benefit			—	—	36.7	—	36.7
Net loss			(3.5)	(9.6)	(371.8)	(1.1)	(386.0)
Net income attributable to noncontrolling interests			—	—	(1.9)	1.1	(0.8)
Net loss attributable to SiriusPoint			$(3.5)	$(9.6)	$(373.7)	$—	$(386.8)

Underwriting Ratios: (1)
Loss ratio	70.6%	66.1%	68.5%				68.5%
Acquisition cost ratio	25.6%	25.1%	25.4%				19.9%
Other underwriting expenses ratio	9.4%	5.8%	7.7%				8.0%
Combined ratio	105.6%	97.0%	101.6%				96.4%
(1)Underwriting ratios are calculated by dividing the related expense by net premiums earned.
(2)Insurance and Services MGAs recognize fees for service using revenue from contracts with customers accounting standards, whereas insurance companies recognize acquisition expenses using insurance contract accounting standards. While ultimate revenues and expenses recognized will match, there will be recognition timing differences based on the different accounting standards.

Tangible Book Value Per Diluted Common Share

Tangible book value per diluted common share, as presented, is a non-GAAP financial measure and the most comparable GAAP measure is book value per common share. Tangible book value per diluted common share excludes the total number of unvested restricted shares, at period end, and intangible assets. While restricted shares are outstanding, they are excluded because they are unvested. Further, management believes that effects of intangible assets are not indicative of underlying underwriting results or trends and make book value comparisons to less acquisitive peer companies less meaningful. The tangible book value per diluted common share is also useful because it provides a more accurate measure of the realizable value of shareholder returns, excluding intangible assets.
The following table sets forth the computation of book value per common share, book value per diluted common share and tangible book value per diluted common share as of December 31, 2022 and December 31, 2021:

	December 31, 2022	December 31, 2021
	($ in millions, except share and per share amounts)
Common shareholders’ equity attributable to SiriusPoint common shareholders	$1,874.7	$2,303.7
Carrying value of Series A preference shares issued in merger	—	20.4
Diluted common shareholders’ equity attributable to SiriusPoint common shareholders	1,874.7	2,324.1
Intangible assets	(163.8)	(171.9)
Tangible diluted common shareholders' equity attributable to SiriusPoint common shareholders	$1,710.9	$2,152.2

Common shares outstanding	162,177,653	161,929,777
Effect of dilutive stock options, restricted shares, restricted share units, warrants and Series A preference shares	3,492,795	2,898,237
Book value per diluted common share denominator	165,670,448	164,828,014
Unvested restricted shares	(1,708,608)	(2,590,194)
Tangible book value per diluted common share denominator	163,961,840	162,237,820

Book value per common share	$11.56	$14.23
Book value per diluted common share	$11.32	$14.10
Tangible book value per diluted common share	$10.43	$13.27

APPENDIX B SIRIUSPOINT LTD. 2023 OMNIBUS
INCENTIVE PLAN
SECTION 1.
PURPOSE

The purposes of the SiriusPoint Ltd. 2023 Omnibus Incentive Plan (the “Plan”) are to promote the interests of SiriusPoint Ltd. and its shareholders by (i) attracting and retaining executive personnel and other key employees and directors of outstanding ability; (ii) motivating executive personnel and other key employees and directors by means of performance-related incentives, to achieve longer-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of SiriusPoint Ltd.

SECTION 2.
DEFINITIONS

(a)    Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

i.    “Affiliate” means, (i) for purposes of Incentive Share Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

ii.    Applicable Law” means the requirements related to or implicated by the administration of the Plan under Bermuda law, United States federal and state laws, the Code, applicable securities laws, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any other foreign country or jurisdiction where Awards are granted under the Plan, including, in each case, the applicable rules, regulations and guidance promulgated thereunder.

iii.    “Award” means any Performance Award, Restricted Share, Restricted Share Unit, Option, Share Appreciation Right, Deferred Share Unit, Dividend Equivalent or other Share- Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types in a single grant.

iv.    “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing an Award granted under the Plan.

v.    “Board” means the Board of Directors of the Company.

vi    “Cause” with respect to a Participant shall mean (i) the refusal or neglect of the Participant to perform substantially his or her employment-related duties; (ii) the Participant’s personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty; (iii) the Participant’s conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or his or her willful violation of any other law, rule, or regulation (other than a traffic violation or other offense or violation outside of the course of employment that in no way adversely affects the Company or any Affiliate or its reputation or the ability of the Participant to perform his or her employment-related duties or to represent the Company or any Affiliate); (iv) the Participant’s material violation of the Company’s policies or standards or of any statutory or common law duty of loyalty or good faith to the Company; (v) the material breach by the Participant of any covenant or agreement with the Company or any Affiliate, or any written policy of the Company or any Affiliate, not to disclose any information pertaining to the Company or any Affiliate or not to compete or interfere with the Company or any Affiliate; or (vi) the termination of a Participant's employment for serious misconduct, repeated misconduct or repeated unsatisfactory performance; provided that with respect to any Participant who is party to an employment agreement or other applicable agreement with the Company or any Subsidiary or other Employer in effect on the grant date of the Award and that contains a definition of “Cause”, “Cause” shall have the meaning specified in such Participant’s employment agreement or such other applicable agreement.

vii.    “Change in Control” shall mean the first to occur of the following:

a.the acquisition (whether by purchase, merger, amalgamation, consolidation, or other similar transaction) by any person, entity, or “group” (as defined in Section 13(d) of the Exchange Act) of beneficial ownership of more than 50% of the combined Voting Power of the Company’s then outstanding voting securities, other than any such acquisition by the Company, any of its Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries, or any Affiliates of any of the foregoing;

b.the sale, transfer, or other disposition of all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to one or more persons or entities that are not, immediately prior to such sale, transfer, or other disposition, Affiliates of the Company; or

c.within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board, provided that any director nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purpose of this clause (C); provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

in each case, with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall only occur if such event also constitutes a “change in the ownership,” “change in effective control,” and/or “change in the ownership of a substantial potential of the assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

viii.    “Change in Control Price” means the price per Share offered in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, or if more than one price per Share is paid in conjunction with such transaction, the Change in Control Price shall be determined in good faith by the Committee as constituted immediately prior to the Change in Control.

ix.    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

x.    “Committee” means the Compensation Committee of the Board, or a subcommittee thereof, or such other committee of the Board as the Board shall designate from time to time, in each case, consisting of two or more members of the Board, each of whom is intended to be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Shares are not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Shares are then traded. Notwithstanding the foregoing, the Board may serve as the Committee under the Plan with respect to any or all matters under the Plan.

xi.    “Company” means SiriusPoint Ltd., a Bermuda exempted company (registered in Bermuda under the Companies Act 1981 (Bermuda) with registered number 45834), and any successor thereto.

xii.    “Consultant” means consultants and advisors who are natural persons who provide bona fide services to the Company and its Subsidiaries (other than services in connection with the offer or sale of securities in a capital raising transaction or that promote or maintain a market for the Company’s securities).

xiii.    “Deferred Annual Amount” shall have the meaning set forth in Section 9(a).

xiv.    “Deferred Award” shall have the meaning set forth in Section 9(a).

xv.    “Deferred Share Unit” means a unit credited to a Participant’s account on the books of the Company under Section 9 that represents the right to receive Shares or cash with a value equal to the Fair Market Value of one Share on settlement of the account.

xvi.    “Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

xvii.    “Disability” means, unless another definition is incorporated into the applicable Award Agreement or another applicable agreement with the Company or a Subsidiary or other Employer in effect on the grant date, Disability as specified under the Company’s long-term disability insurance policy and any other Termination of Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided, that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such agreement; provided, further, that in the case of any Award subject to Section 409A of the Code, Disability shall have the meaning set forth in Section 409A of the Code.

xviii.    “Dividend Equivalent” means the right, granted under Section 11 of the Plan, to receive payments in cash or in Shares, based on dividends paid with respect to Shares.

xix.    “Effective Date” means the date on which this Plan was approved by the shareholders of the Company at the 2023 Annual Meeting of Shareholders.

xx.    “Elective Deferred Share Unit” shall have the meaning set forth in Section 9(a). “Eligible Director” means a member of the Board who is not an Employee.

xxi.    “Employee” means any officer or employee of the Company, any Subsidiary or any other Employer (as determined by the Committee in its sole discretion).

xxii.    “Employer” means the Company and any Subsidiary, and, in the discretion of the Committee, may also mean any business organization designated as an Employer; provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of voting securities of such entity.

xxiii.    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

xxiv.    “Fair Market Value” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or such other established stock exchange on which the Shares are principally traded on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the preceding date for which transactions were reported; provided, however, that if the Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate and in accordance with Section 409A of the Code.

xxv.    “Freestanding SAR” means a Share Appreciation Right which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, Shares (which may be Restricted Shares) or, to the extent set forth in the applicable Award Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such Share Appreciation Right, multiplied by the number of such Share Appreciation Rights which are exercised.

xxvi.    “Incentive Share Option” means an Option to purchase Shares granted under Section 7 of the Plan that is designated as an Incentive Share Option and that meets the requirements of Section 422 of the Code or any successor provision.

xxvii.    “New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

xxviii.    “Non-Statutory Share Option” means an Option to purchase Shares granted under Section 7 of the Plan that is not an Incentive Share Option.

xxix.    “Non-US Award(s)” has the meaning given in Section 3(f).

xxx.    “Option” means an Incentive Share Option or a Non-Statutory Share Option.

xxxi.    “Participant” means an Employee, Eligible Director or Consultant who is selected by the Committee to receive an Award under the Plan.

xxxii.    “Performance Award” means an Award of Restricted Shares, Restricted Share Units, Options, Performance Shares, Deferred Shares, Deferred Share Units, Performance Units, SARs, other equity-based Awards or other Awards, the grant, exercise, voting or settlement of which is subject (in whole or in part) to the achievement of specified Performance Goals.

xxxiii.    “Performance Cycle” means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

xxxiv.    “Performance Goals” means the objectives established by the Committee for a Performance Cycle pursuant to Section 5(c) for the purpose of determining the extent to which a Performance Award has been earned or vested.

xxxv.    “Performance Share” means a Performance Award that is a contractual right to receive a Share (or the cash equivalent thereof) granted pursuant to Section 5 of the Plan.

xxxvi.    “Performance Unit” means a Performance Award that is a dollar denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Section 5 of the Plan.

xxxvii.    “Permitted Transferees” has the meaning given it in Section 15(b).

xxxviii.    “Plan” has the meaning given it in the preamble to this Plan.

xxxix.    “Prior Plan” means the Third Point Reinsurance Ltd. Share Incentive Plan, the SiriusPoint Ltd. 2013 Omnibus Incentive Plan, and each other equity plan maintained by the Company under which awards are outstanding as of the Effective Date.

xl.    “Restriction Period” means the period of time selected by the Committee during which a grant of Restricted Shares, Restricted Share Units or Deferred Share Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

xli.    “Restricted Shares” means Shares contingently granted to a Participant under Section 6 of the Plan.

xlii.    “Restricted Share Unit” means a Share denominated unit contingently awarded under Section 6 of the Plan.

xliii.    “Retirement” means, as determined by the Committee and unless otherwise provided in an Award Agreement or an applicable agreement with the Company or a Subsidiary or other Employer in effect on the grant date, a Termination of Service, other than for Cause, on or after the Participant’s attainment of age 65.

xliv.    “Section 409A of the Code” means Section 409A of the Code and the applicable rules, regulations and guidance promulgated thereunder.

xlv.    “Service” means, with respect to Employees and Consultants, continued employment with or continued engagement by the Company and its Subsidiaries and Affiliates or, with respect to Eligible Directors, service on the Board of Directors.

xlvi.    “Service Award” means an Award that vests solely based on the passage of time or continued Service over a fixed period of time.

xlvii.    “Share Appreciation Right” or “SAR” means the right to receive a payment from the Company in cash and/or Shares, as specified in the Award Agreement, equal to the product of (i) the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price fixed by the Committee on the grant date, multiplied by (ii) a stated number of Shares.

xlviii.    “Share-Based Awards” has the meaning given in Section 10(a).

xlix.    “Shares” means the common shares of the Company, par value US $0.10 per share.

l.    “Specified Award” means an Award of non-qualified deferred compensation within the meaning of and that is subject to Section 409A of the Code, and which may include other Awards granted pursuant to the Plan (including, but not limited to, Restricted Share Units and Deferred Awards) that do not otherwise qualify for an exemption from Section 409A of the Code.

li.    “Subplan” has the meaning given in Section 3(f).

lii.    “Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of shares entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests in such organization.

liii.    “Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or shares; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an Award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

liv.    “Ten Percent Holder” has the meaning given in Section 7(b).

lv.    “Termination of Service” means with respect to an Eligible Director, the date upon which such Eligible Director ceases to be a member of the Board, with respect to an Employee, the date the Participant ceases to be an Employee and, with respect to a Consultant, the date the Consultant ceases to provide services to the Company or any Employer, in each case as determined by the Committee; provided, that, for the avoidance of doubt, a change in position between Eligible Director, Employee or Consultant (with no break in service) will not constitute a Termination of Service; provided, further, with respect to any Specified Award that is payable upon a Termination of Service, Termination of Service shall mean “separation from service”, as defined in Section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

lvi.    “Voting Power” when used in the definition of Change in Control shall mean such specified number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and “Voting Securities” shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

(b)    Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.
POWERS OF THE COMMITTEE

a.    Eligibility. Participants in the Plan shall consist of such Employees (including any officer of the Company), Consultants and Eligible Directors as the Committee in its sole discretion may select from time to time. Except as provided otherwise in an Award Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary or Affiliate, and references to employment shall include service as an Eligible Director or Consultant. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence. The aggregate value of cash compensation and the grant date fair value of Shares that may be awarded or granted during any fiscal year of the Company to any Eligible Director, for his or her services as an Eligible Director, shall not exceed $1,000,000; provided further that this limit shall not apply to distributions of previously deferred compensation under a deferred compensation plan maintained by the Company or compensation received by the director in his or her capacity as an executive officer or employee of the Company.

b.    Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine the Participants, if any, to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of Shares subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of the Awards and the applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times. The Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding Options and Share Appreciation Rights shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Awards shall lapse, (iii) all or a portion of the Performance Cycle applicable to any outstanding Awards shall lapse and (iv) the Performance Goals (if any) applicable to any outstanding Awards shall be deemed to be satisfied at the target, maximum or any other level.

c.    Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including but not limited to the Company, shareholders, Employers and each Employee, Director, Consultant, Participant, Designated Beneficiary and such person’s heirs, successors or assigns, and shall be given deference in any proceeding with respect thereto.

d.    Delegation by the Committee. The Committee may delegate its authority under the Plan to the Board, a subcommittee of the Board, a member of the Board, the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board or the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in the Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

e.    Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying Shares) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the Termination of Service and after the Shares subject to the Award have been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant. Nothing contained in this Plan or an Award Agreement is intended to limit the participant’s ability to (i) report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”) or as otherwise protected under applicable law, (ii) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or (iii) under applicable United States federal law to (A) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (B) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

f.    Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate, do not constitute regular or periodic payments and are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long- term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4.
MAXIMUM AMOUNT AVAILABLE FOR AWARDS

a.    Number. Subject in all cases to the provisions of this Section 4 and except with respect to Substitute Awards, the maximum number of Shares that are available for issuance under the Plan shall be the number of Shares that are available for Awards under the Prior Plan as of the Effective Date. Notwithstanding the provisions of Section 4(b), the maximum number of Shares that may be issued in respect of Incentive Share Options shall not exceed 17,500,000 Shares. Shares may be made available from Shares held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

b.    Canceled, Terminated, or Forfeited Awards, etc. Any Shares subject to an Award (or Prior Plan Award), other than a Substitute Award, which for any reason expires without having been exercised, is canceled or terminated, settled in case or otherwise is settled without the issuance of any Shares shall again be available for grant under the Plan; provided, however, that (i) shares repurchased by the Company on the open market with the proceeds of an Option exercise, (ii) Shares otherwise issuable or issued in respect of, or as part of, any Award (or Prior Plan Award) that are delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to the outstanding Award, and (iii) Shares that were subject to an Option or Share-settled Share Appreciation Right and were not issued or delivered upon the net settlement or net exercise of such Option or Share Appreciation Rights shall not be available for future issuance under the Plan. If a Share Appreciation

Right is granted in tandem with an Option so that only one may be exercised with the other being surrendered in such exercise in accordance with Section 8(b), the number of Shares subject to the tandem Option and Share Appreciation Right shall only be taken into account once (and not as to both Awards). Shares subject to Awards that are assumed, converted or substituted pursuant to an Adjustment Event will not further reduce the maximum limitation set forth in Section 4(a). The number of Shares available for Awards under this Plan shall not be reduced by (i) the number of Shares subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subjects to Awards granted under this Plan (subject to applicable stock exchange requirements).

c.    Adjustment in Capitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor or replacement accounting standard) that causes the per share value of the Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the terms of each outstanding Option and Share Appreciation Right (including the number and class of securities subject to each outstanding Option or Share Appreciation Right and the purchase price or base price per share) and the terms of each other outstanding Award (including the number and class of securities subject thereto and the applicable performance goals) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and Share Appreciation Rights without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive

d.    Prohibition Against Repricing. Except to the extent approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors or (ii) pursuant to Section 4(c) above or in connection with a Change in Control, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or base price of any outstanding Share Appreciation, cancel any previously granted Option or Share Appreciation Right in exchange for another Option or Share Appreciation Right with a lower exercise price or base price, or cancel any previously granted Option or Share Appreciation Right in exchange for cash or another Award if the exercise price of such Option or the base price of such Share Appreciation Right exceeds the Fair Market Value of a Share on the date of such cancellation.

e.    Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) Shares delivered in lieu of fully vested cash obligations, (iii) Awards to Eligible Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4(a) (subject to adjustment under Section 4(c)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of Termination of Service or a Change in Control, in the terms of the Award Agreement or otherwise.

SECTION 5.
PERFORMANCE AWARDS

a.    Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, the number and type of Performance Awards and the number of Shares and/or value of Performance Units or other cash-based Performance Award each Participant receives for each or any Performance Cycle, and the Performance Goals applicable in respect of such Performance Awards. Any adjustments to such Performance Goals shall be approved by the Committee. The Committee shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from each other), and there may be more than one Performance Cycle in existence at any one time. Performance Awards shall be evidenced by an Award Agreement that shall specify the kind of Award, the number of Shares and/or value of Awards awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine; provided, however, that (i) a distribution or dividend with respect to Shares, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such distribution was made and (ii) any Dividend Equivalents with respect to Performance Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying Awards. No Shares will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares, Performance Units or other Performance Awards.

b.    Earned Performance Awards. Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either before, at or after the grant date. In addition to the achievement of the specified Performance Goals, the Committee may, at the grant date, condition payment of Performance Awards on such conditions as the Committee shall specify.

c.    Performance Goals. The Committee shall in its discretion establish the Performance Goals that must be satisfied in order for a Participant to receive a Performance Award for a Performance Cycle or for a Performance Award to be earned or vested. At the discretion of the Committee, the Performance Goals for a Performance Cycle may be based upon one or more of the following criteria (alone or in combination, whether gross or net, before or after taxes, and/or before or after other adjustments, as determined by the Committee): (a) gross, net or operating income (before or after taxes); (b) earnings before interest and taxes; (c) earnings before taxes, interest, depreciation, and/or amortization (“EBITDA”); (d) EBITDA excluding charges for share compensation, management fees, restructurings, impairments and/or other specified items (“Adjusted EBITDA”); (e) EBITDA excluding capital expenditures; f) basic or diluted earnings per share or improvement in basic or diluted earnings per share; (g) revenues (including, but not limited to, total revenues, net revenues or revenue growth); (h) net operating profit; (i) growth in basic or diluted book value; (j) financial return measures

(including, but not limited to, return on assets, capital, invested capital, investments, investment income generated by underwriting or other operations or on the float from such operations, equity, or revenue) including or excluding negative returns, and with or without compounding; (k) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); (1) productivity ratios (including but not limited to measuring liquidity, profitability or leverage); (m) enterprise value; (n) share price (including, but not limited to, growth measures and total shareholder return, inclusive or exclusive of dividends); (o) expense/cost management targets (including but not limited to improvement in or attainment of expense levels, capital expenditure levels, and/or working capital levels); (p) margins (including, but not limited to, operating margin, underwriting margins, net income margin, cash margin, gross, net or operating profit margins, EBITDA margins, Adjusted EBITDA margins); (q) operating efficiency; (r) market share or market penetration; (s) customer targets (including, but not limited to, customer growth or customer satisfaction); (t) working capital targets or improvements; (u) profit measures (including but not limited to gross profit, net profit, operating profit, investment profit and/or underwriting profit), including or excluding charges for share compensation, fee income, underwriting losses incurred in prior periods, changes in IBNR reserves and/or other specified items; (v) economic value added; (w) balance sheet metrics (including, but not limited to, inventory, inventory turns, receivables turnover, net asset turnover, debt reduction, retained earnings, year-end cash, cash conversion cycle, ratio of debt to equity or to EBITDA); (x) workforce targets (including but not limited to diversity goals, employee engagement or satisfaction, employee retention, and workplace health and safety goals); (y) implementation, completion or attainment of measurable objectives with respect to risk management, research and development, key products or key projects, lines of business, acquisitions and divestitures and strategic plan development and/or implementation; (z) comparisons with various stock market indices, peer companies or industry groups or classifications with regard to one more of these criteria or (aa) any other performance goal selected by the Committee whether or not listed herein. Performance Goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, or products and may be expressed in absolute terms, or relative or comparative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more Subsidiaries, divisions, or operating units), (iii) the performance of one or more similarly situated companies, (iv) the performance of an index covering multiple companies, or (v) other external measures of the selected performance criteria. Any performance objective may measure performance on an individual basis, as appropriate. The Committee may provide for a threshold level of performance below which no Shares or compensation will be granted or paid in respect of Performance Awards, and a maximum level of performance above which no additional Shares or compensation will be granted or paid in respect of Performance Awards, and it may provide for differing amounts of Shares or compensation to be granted or paid in respect of Performance Awards for different levels of performance. Unless otherwise determined by the Committee at the time Performance Goals for a Performance Cycle are established, to the maximum extent possible, performance criteria shall be determined excluding any or all “unusual or infrequently occurring items” as determined under U.S. generally accepted accounting principles and as identified in the financial statements, notes to the financial statements or management’s discussion and analysis in the annual report, including, without limitation, the charges or costs associated with restructurings of the Company, any Subsidiary or any other Affiliate, discontinued operations, unusual or infrequently occurring items, capital gains and losses, dividends, Share repurchase, other unusual, infrequently occurring or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine. The Committee may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

d.    Negative Discretion. Notwithstanding anything in this Section 5 to the contrary, the Committee shall have the right to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized.

e.    Affirmative Discretion. Notwithstanding any other provision in the Plan to the contrary, subject to the maximum number of shares available for issuance under Section 4(a) of the Plan, the Committee shall have the right, in its discretion, to grant an Award in cash, in Shares or other Awards or in any combination thereof, to any Participant, in a greater amount than would apply under the applicable Performance Codes, based on individual performance or any other criteria that the Committee deems appropriate.

f.    Certification of Attainment of Performance Goals. As soon as practicable after the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Committee shall certify in writing the number of Performance Shares or other Performance Awards and the number and value of Performance Units which have been earned or vested on the basis of performance in relation to the established Performance Goals.

g.    Payment of Awards. Except as provided otherwise in an Award Agreement, payment or delivery of Shares with respect to earned Performance Awards shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Cycle and the Committee’s certification under Section 5(f) above (and in any event within 2 ½ months after the end of the Performance Cycle or such other date as specified in the Award Agreement), provided that payment or delivery of Shares with respect to earned Performance Awards shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied. The Committee shall determine and specify in the Award Agreement whether earned Performance Awards are distributed in the form of cash, Shares or in a combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the Award or delivery of Shares, including conditioning the vesting of such Shares on the performance of additional service.

h.    Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards after the commencement of a Performance Cycle.

SECTION 6.
RESTRICTED SHARES AND RESTRICTED SHARE UNITS

a.    Grant. Restricted Shares and Restricted Share Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Shares or Restricted Share Units under the Plan will be the date on which such Restricted Shares or Restricted

Share Units are awarded by the Committee, or on such other date as the Committee shall determine. Restricted Shares and Restricted Share Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, (ii) the Restriction Period(s) and (iii) such other terms and conditions, including rights to dividends or Dividend Equivalents, not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters; provided, however, that (i) a distribution or dividend with respect to Shares, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Shares with respect to which such distribution was made and (ii) any Dividend Equivalents with respect to the Restricted Share Units that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying Awards. Grants of Restricted Shares shall be evidenced by issuance of certificates representing the shares registered in the name of the Participant or a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time). No Shares will be issued at the time an Award of Restricted Share Units is made and the Company shall not be required to set aside a fund for the payment of any such Awards.

b.    Vesting. Restricted Shares and Restricted Share Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after grant, and subject to the Participant’s continued Service and the Participant not being under notice of termination (for any reason) on such date, the Restriction Period shall lapse in accordance with the schedule provided in the Participant’s Award Agreement. In its discretion, the Committee may also establish performance-based vesting conditions with respect to Awards of Restricted Shares and Restricted Share Units (in lieu of, or in addition to, time-based vesting) based on one or more of the Performance Goals listed in Section 5(c) or other performance goals.

c.    Settlement of Restricted Shares and Restricted Share Units. At the expiration of the Restriction Period for any Restricted Share Awards, the Company shall remove the restrictions applicable to share certificates or the entry in the Company’s register of members evidencing the Restricted Share Awards, and shall, upon request, deliver the share certificates evidencing such Restricted Share Awards to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Share Units, for each such Restricted Share Unit, the Participant shall receive, as set forth in the Award Agreement, (i) a cash payment equal to the Fair Market Value of one Share as of such date specified in the Award Agreement, (ii) one Share or (iii) any combination of cash and Shares.

SECTION 7.
SHARE OPTIONS

a.    Grant. The Committee may, in its discretion, grant Options to purchase Shares to such eligible persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Share Option shall be a Non-Statutory Share Option. An Incentive Share Option may not be granted to any person who is not an employee of the Company or any parent or subsidiary (as defined in Section 424 of the Code). Each Incentive Share Option shall be granted within ten years of the date this Plan is adopted by the Board. The aggregate Fair Market Value of the Shares with respect to which Incentive Share Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000 or such higher limit as may be permitted under Section 422 of the Code. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as Incentive Share Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company or any parent or subsidiary as defined in Section 424 of the Code) exceeds $100,000 or such higher limit established by the Code, such Options shall constitute Non-Statutory Share Options. Each Option shall be evidenced by an Award Agreement that shall specify the number of Shares subject to such Option, the exercise price associated with the Option, the time and conditions of exercise of the Option and all other terms and conditions of the Option.

b.    Number of Shares and Purchase Price. The number of Shares subject to an Option and the purchase price per Share purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per Share purchasable upon exercise of an Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided further, that if an Incentive Share Option shall be granted to any person who, at the time such Option is granted, owns capital shares possessing more than ten percent of the total combined voting power of all classes of capital shares of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per Share shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Share Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the purchase price per share of the shares subject to such Option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.

c.    Exercise Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Option shall be exercised later than ten years after its date of grant; and provided further, that if an Incentive Share Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee shall determine whether a Share Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. The Committee may require that an exercisable Option, or portion thereof, be exercised only with respect to whole Shares.

d.    Method of Exercise . An Option may be exercised (i) by giving written notice to the Company specifying the number of Shares to be purchased and by accompanying such notice with a payment therefor in full (or by arranging for such payment to the Company’s satisfaction) and (ii) by executing such documents as the Company may reasonably request. If the Company’s Shares are not listed on an established stock exchange or national market system at the time an Option is exercised, then the option-holder shall pay the exercise price of such Option in cash. If the Company’s Shares are listed on an established stock exchange or national market system at the time an Option is exercised, then the option-holder may pay the exercise price of such Option either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, and withhold the proceeds thereof, provided that the Committee determines that such withholding of Shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B), (C) and (D), in each case to the extent set forth in the Award Agreement relating to the Option. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B) through (E). Any fraction of a Share which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Shares shall be delivered until the full purchase price therefor and any withholding taxes (as determined, pursuant to Section 15(a)), have been paid (or arrangement made for such payment to the Company’s satisfaction).

SECTION 8.
SHARE APPRECIATION RIGHTS

a.    Grant. Share Appreciation Rights may be granted to Participants at such time or times as shall be determined by the Committee. Share Appreciation Rights may be granted in tandem with Options which, unless otherwise determined by the Committee at or after the grant date, shall have substantially similar terms and conditions to such Options to the extent applicable, or may be granted in the form of Freestanding SARs. The grant date of any Share Appreciation Right under the Plan will be the date on which the Share Appreciation Right is awarded by the Committee or such other future date as the Committee shall determine in its sole discretion. No Share Appreciation Right shall be exercisable on or after the tenth anniversary of its grant date. Share Appreciation Rights shall be evidenced by an Award Agreement, whether as part of the Award Agreement governing the terms of the Options, if any, to which such Share Appreciation Right relates or pursuant to a separate Award Agreement with respect to Freestanding SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

b.    Base Price. The base price of an SAR granted in tandem with an Option shall be the purchase price per Share of the related Option. The base price of a Freestanding SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such SAR (or, if earlier, the date of grant of the Option for which the SAR is exchanged or substituted). Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.

c.    Exercise Period and Exercisability. The period during which a Share Appreciation Right may be exercised shall be determined by the Committee; provided, however, that no Freestanding SAR shall be exercised later than ten years after its date of grant. The Committee shall determine whether a Share Appreciation Right shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. Share Appreciation Rights granted in tandem with an Option shall become exercisable on the same date or dates as the Options with which such Share Appreciation Rights are associated become exercisable. Share Appreciation Rights that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable.

d.    Settlement. Subject to Section 13, upon exercise of a Share Appreciation Right, the Participant shall be entitled to receive payment in the form, determined by the Committee and set forth in the Award Agreement, of cash or Shares having a Fair Market Value equal to such cash amount, or a combination of Shares and cash having an aggregate value equal to such amount, determined by multiplying: any increase in the Fair Market Value of one Share on the exercise date over the base price fixed by the Committee on the grant date of such Share Appreciation Right, by the number of Shares with respect to which the Share Appreciation Right is exercised; provided, however, that on the grant date, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a Share Appreciation Right. Prior to the exercise of a Share-settled Share Appreciation Right and the issuance of Shares to the holder thereunder, the holder of such Share Appreciation Right shall have no rights as a shareholder of the Company with respect to the Shares subject to such Share Appreciation Right.

SECTION 9.
DEFERRED SHARE UNITS

a.    Grant. Freestanding Deferred Share Units may be granted to Participants at such time or times as shall be determined by the Committee without regard to any election by the Participant to defer receipt of any compensation or bonus amount payable to him. The grant date of any freestanding Deferred Share Unit under the Plan will be the date on which such freestanding Deferred Share Unit is awarded by the Committee or on such other future date as the Committee shall determine in its sole discretion. In addition, on fixed dates established by the Committee and subject to such terms and conditions as the Committee shall determine, the Committee may permit a Participant to elect to defer receipt of all or a portion of his or her annual compensation and/or annual incentive bonus (“Deferred Annual Amount”) payable by the Company, a Subsidiary or any other Employer and any other Award (“Deferred Award”) and receive in lieu thereof an Award of elective Deferred Share Units (“Elective Deferred Share Units”) equal to, in the case of a Deferred Annual Amount, the greatest whole number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one Share on the date of payment of such compensation and/or annual bonus or, in the case of a Deferred Award under the Plan, the number of Shares subject to the Deferred Award. Each Award of Deferred Share Units shall be evidenced by an Award Agreement that shall specify (x) the number of Shares to which the Deferred Share Units pertain, (y) the time and form of payment of the Deferred Share Units and (z) such terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters and such provisions as may be required pursuant to Section 409A of the Code. Upon the grant of Deferred Share Units pursuant to the Plan, the Company shall establish a notional account for the Participant and will record in such account the number of Deferred Share Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Share Units is granted. Deferred Share Units may become payable on a Change in Control,

Termination of Service or on a specified date or dates, in each case, set forth in the Award Agreement evidencing such Deferred Share Units.

b.    Rights as a Shareholder. The Committee shall determine whether and to what extent Dividend Equivalents will be credited to the account of, or paid currently to, a Participant receiving an Award of Deferred Share Units. Unless otherwise provided by the Committee at or after the grant date, (i) any cash dividends or distributions credited to the Participant’s account shall be deemed to have been invested in additional Deferred Share Units on the record date established for the related dividend or distribution. Any dividends, distributions or additional Deferred Share Units credited due to a dividend shall be subject to the same vesting, performance and other restrictions as apply to the Deferred Share Unit with respect to which they were paid. A Participant shall not have any rights as a shareholder in respect of Deferred Share Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s shareholders) until such time as the Shares attributable to such Deferred Share Units have been issued to such Participant or his beneficiary.

c.    Vesting. Unless the Committee provides otherwise at or after the grant date, the portion of each Award of Deferred Share Units that consists of freestanding Deferred Share Units, together with any Dividend Equivalents credited with respect thereto, will be subject to a Restriction Period. Except as otherwise determined by the Committee at the time of grant, and subject to the Participant’s continued Service with his or her Employer and the Participant not being under notice of termination (for any reason) on such date, the Restriction Period with respect to Deferred Share Units shall lapse as provided in the Participant’s Award Agreement. In its discretion, the Committee may establish performance- based vesting conditions with respect to Awards of Deferred Share Units (in lieu of, or in addition to, time-based vesting) based on one more of the Performance Goals listed in Section 5(c) or other performance goals. The portion of each Award of Deferred Share Units that consists of Elective Deferred Share Units, together with any Dividend Equivalents credited with respect thereto, need not be subject to any Restriction Period and may be non-forfeitable.

d.    Further Deferral Elections. A Participant may elect to further defer receipt of Shares issuable in respect of Deferred Share Units or other Award (or an installment of an Award) for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee, all in its sole discretion. Subject to any exceptions adopted by the Committee, such election must generally be made at least 12 months before the prior settlement date of such Deferred Share Units (or any such installment thereof) whether pursuant to this Section 9 or Section 13 and must defer settlement for at least five years. A further deferral opportunity is not required to be made available to all Participants, and different terms and conditions may apply with respect to the further deferral opportunities made available to different Participants

e.    Settlement. Subject to this Section 9 and Section 13, upon the dates or events specified in the Award Agreement evidencing the Deferred Share Units for each such Deferred Share Unit the Participant shall receive, as specified in the Award Agreement, (i) a cash payment equal to the Fair Market Value of one Share as of such payment date, (ii) one Share or (iii) any combination of cash and Shares.

SECTION 10.
OTHER SHARE-BASED AWARDS

The Committee is authorized to make Awards of other types of equity- based or equity-related awards (“Share-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Committee shall determine. All Share -Based Awards shall be evidenced by an Award Agreement. Such Share - Based Awards may be granted as an inducement to enter the employ of the Company, any Subsidiary or any other Employer or in satisfaction of any obligation of the Company, any Subsidiary or any other Employer to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Share-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. The terms of any other Share-Based Award need not be uniform in application to all (or any class of) Participants, and each other Share -Based award granted to any Participant (whether or not at the same time) may have different terms. Any distribution, dividend or Dividend Equivalents with respect to Share-Based Awards that are subject to vesting conditions shall be subject to the same vesting conditions as the underlying awards.

SECTION 11.
DIVIDEND EQUIVALENTS

Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Committee. Dividend Equivalents may be granted in tandem with other Awards (other than any Options or SARs), in addition to other Awards, or freestanding and unrelated to other Awards. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Committee, or such other date as the Committee shall determine in its sole discretion. Dividend Equivalents may be paid in cash or in Shares or any compensation thereof as specified in the Award Agreement. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters.

SECTION 12.
TERMINATION OF SERVICE AND FORFEITURE

a.    Termination of Service. All of the terms relating to the exercise, vesting, cancellation or other disposition of an Award (i) upon a Termination of Service of the holder of such Award, as the case may be, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable Award Agreement.

b.    Forfeiture, Cancellation and “Clawback” of Awards. The Participant shall forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Shares or the settlement of any Award to the extent required by Applicable Law or regulations in effect on or after the Effective Date, including Section 304 of the U.S. Sarbanes-Oxley Act of 2002 and Section 10D-1 of the Exchange Act. For the avoidance of doubt, the Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D-1 of the Exchange Act and any rules promulgated thereunder. The implementation of policies and procedures pursuant to this Section 12(b) and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall also be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or competitive activity) as may be adopted by the Administrator or the Board from time to time and communicated to Participants. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only.

SECTION 13.
CHANGE IN CONTROL

a.    Assumption or Substitution of Certain Awards. Unless otherwise provided in an Award Agreement or a Participant's effective employment, change in control, severance or other similar agreement in effect on the date of grant of the appliable award, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for the applicable award, if a Participant's employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) without Cause or under the circumstances specified in the Award Agreement: (i) Options and Share Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 36 months (or the period of time set forth in the Award Agreement, but in no event beyond the end of the regularly scheduled term of such Options or Stock Appreciation Rights) and (ii) the restrictions, limitations and other conditions applicable to Performance Awards, Restricted Shares, Restricted Share Units, Deferred Share Units, Dividend Equivalents or other Share- Based Awards outstanding as of the date of such termination of employment shall lapse and such Awards shall become free of all restrictions, limitations and conditions and become fully vested (with the attainment of the performance goals determined as set forth in the Award Agreement or as otherwise determined by the Committee). For the purposes of this Section, an Award shall be considered assumed or substituted for, if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

b.    Awards Not Assumed or Substituted. Subject to the terms of the applicable Award Agreements, in the event of a “Change in Control” in which the Awards are not effectively assumed or substituted in accordance with Section 13(a), the Board, as constituted prior to the Change in Control, may, in its discretion:

i.    require that (i) some or all outstanding Options and SARs shall become exercisable in full or in part, (ii) the Restriction Period applicable to some or all outstanding Awards shall lapse, (iii) the Performance Cycle applicable to some or all outstanding Awards shall lapse in full or in part, and (iv) the Performance Goals applicable to some or all outstanding Awards shall be deemed to be satisfied at the target, maximum or any other level; and/or

ii.    require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment or other property in an amount equal to (A) in the case of an Option or an SAR, the aggregate number of Shares then subject to the portion of such Option or SAR surrendered, whether or not vested or exercisable, multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the purchase price or base price per Share subject to such Option or SAR, (B) in the case of other Awards denominated in Shares, the number of Shares then subject to the portion of such Award surrendered to the extent the Performance Goals applicable to such award have been satisfied or are deemed satisfied pursuant to Section 13(a)(i), whether or not vested, multiplied by the Fair Market Value of a Share as of the date of the Change in Control, and (C) in the case of an Award denominated in cash, the value of the Award then subject to the portion of such award surrendered to the extent the Performance Goals applicable to such Award have been satisfied or are deemed satisfied pursuant to Section 13(a)(i); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash or other property pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

c.    Waiver of Benefits. Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, to the extent that any of the payments and benefits provided for under this Plan, any Award Agreement, or any other agreement or arrangement between the Company, any Subsidiary or any Affiliate and a Participant (collectively, the “Payments”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such Participant shall be entitled to waive any or all of such Payments to the extent necessary to avoid the application of the excise tax under Section 4999 of the Code.

SECTION 14.
EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND TERMINATION OF THE PLAN

This Plan shall be submitted to the shareholders of the Company for approval at the Company’s 2023 annual meeting of shareholders and, if approved, shall become effective as of the date on which the Plan was approved by shareholders. No awards shall be granted under the Prior Plans after this Plan becomes effective. This Plan shall terminate as of the first annual meeting of the Company’s shareholders to occur on or after the tenth anniversary of the Effective Date, unless terminated earlier by the Board or the Committee. The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time, subject to obtaining any regulatory approval, including that of a stock exchange on which the Shares are then listed, if applicable, may amend or modify the Plan; provided that no amendment to the Plan shall be effective without the approval of the Company’s shareholders if (i) shareholder approval is required by Applicable Law, including any rule of the New York Stock Exchange or any other stock exchange on which the Shares are then traded, or (ii) such amendment seeks to modify the Eligible Director compensation limit set forth in Section 3(a) or the prohibition on repricing set forth in Section 4(d) hereof. Notwithstanding any provisions of the Plan to the contrary, neither the Board nor the Committee may, without the consent of the affected Participant, amend, modify or terminate the Plan in any manner that would materially adversely affect any Award theretofore granted under the Plan.

SECTION 15.
GENERAL PROVISIONS

a.    Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy tax withholding required or which the Employer is permitted to deduct under the laws of any country, state, province, city or other jurisdiction, including but not limited to payroll taxes, income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld or for which the Employer would be required to account for to any relevant authority and is permitted to deduct from remuneration payable to the Employee under the applicable law. In the case of payments of Awards in the form of Shares, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld (or otherwise permitted to be deducted by the Employer) with respect to such Shares or, in lieu thereof, the Employer shall have the right to withhold or retain and repurchase from the Participant (or the Participant may be offered the opportunity to elect to tender for repurchase by the Company) the number of Shares whose Fair Market Value equals such amount required to be withheld (or otherwise permitted to be deducted by the Employer) and withhold the proceeds of such sale; and provided, further, that with respect to any Specified Award, in no event shall Shares or other amounts receivable under a Specified Award be withheld or repurchased pursuant to this Section 15(a) (other than upon or immediately prior to settlement in accordance with the Plan and the applicable Award Agreement) other than to pay taxes imposed under the U.S. Federal Insurance Contributions Act (FICA) and any associated U.S. federal withholding tax imposed under Section 3401 of the Code and in no event shall the value of such Shares or other amounts receivable under a Specified Award (other than upon or immediately prior to settlement) exceed the amount of the tax imposed under FICA and an associated U.S. federal withholding tax imposed under Section 3401 of the Code. The Participant shall be responsible for all withholding taxes and other tax consequences of any Award granted under this Plan save with respect to the employee portion of any Bermuda payroll taxes due on any Award which the Employer shall be accountable for but shall be permitted to deduct from any remuneration due to the Participant. Shares to be delivered, withheld or repurchased may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect). Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

b.    Nontransferability of Awards. Except as provided herein or in an Award Agreement, no Award may be sold, assigned, transferred, pledged, charged or otherwise encumbered except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in- law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests (“Permitted Transferees”). Any attempt by the Participant to sell, assign, transfer, pledge, charge, hedge or encumber an Award without complying with the provisions of the Plan shall be void and of no effect. A Participant may not enter into any transaction which hedges or otherwise transfers the risk of price movements with regard to the Shares subject to any unvested or unearned Award. No amendment to the Plan or to any Award shall permit transfers other than in accordance with the preceding sentence. Any attempt by a Participant to sell, assign, transfer, pledge, charge, hedge or encumber an Award without complying with the provisions of the Plan shall be void and of no effect. Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

c.    No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its Employees, in cash or property, in a manner which is not expressly authorized under the Plan.

d.    No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant. The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of Service and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment, service or labor relationship of any kind with the Company. The Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

e.    No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder thereof.

f.    Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Bermuda (without reference to the principles of conflicts of law or choice of law that might otherwise refer the construction or interpretation of this Plan to the substantive laws of another jurisdiction).

g.    Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.

h.    Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state, and foreign country laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any federal, state or foreign country law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with Applicable Laws. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Shares issuable thereunder) that shall lapse because of such postponement.

i.    Deferrals. Subject to the requirements of Section 409A of the Code, the Committee may postpone the exercising of Awards, the issuance or delivery of Shares under, or the payment of cash in respect of, any Award or any action permitted under the Plan, upon such terms and conditions as the Committee may establish from time to time. Subject to the requirements of Section 409A of the Code, a Participant may electively defer receipt of the Shares or cash otherwise payable in respect of any Award (including, without limitation, any Shares issuable upon the exercise of an Option other than an Incentive Share Option) upon such terms and conditions as the Committee may establish from time to time.

j.    Limitation on Liability; Indemnification. No member of the Board or Committee, and none of the chief executive officer or any other delegate or agent of the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and each person who is or shall have been a member of the Board or Committee, the chief executive officer and each delegate or agent of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan to the full extent permitted by law, except as otherwise provided in the Company’s Memorandum of Association and Bye-laws, and under any directors’ and officers’ liability insurance that may be in effect from time to time. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Memorandum of Association or Bye-laws, by contract, as a matter of law, or otherwise.

k.    Amendment of Award. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, change the date or dates as of which (A) an Option or Share Appreciation Right becomes exercisable, (B) a Performance Share or Performance Unit is deemed earned, or (C) Restricted Share, Restricted Share Units, Deferred Share Units and other Share -Based Awards becomes nonforfeitable, except that no outstanding Option may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(c)) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect the Participant’s rights under such Award in a material manner, whether in whole or in part. The Committee may, in its sole discretion, accelerate the exercisability or vesting or lapse of any Restriction Period with respect to all or any portion of any outstanding Award at any time.

l.    409A Compliance. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. In the case of any Specified Award that may be treated as payable in the form of “a series of installment payments,” as defined in U.S. Treasury Regulation Section 1.409A-2(b)(2)(iii), a Participant’s or Designated Beneficiary’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any such Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of Award or the exercise price of any Option or SAR, if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A of the Code.

m.    Certain Provisions Applicable to Specified Employees. Notwithstanding the terms of this Plan or any Award Agreement to the contrary, if at the time of Participant’s Termination of Service he or she is a “specified employee” within the meaning of Section 409A of the Code, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A of the Code and after taking into account all exclusions applicable to such payments under Section 409A of the Code) required to be made to the Participant upon or as a result of the Termination of Service (as defined in Section 409A) shall be delayed until after the six-month anniversary of the Termination of Service to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section

409A of the Code. Any such payments to which he or she would otherwise be entitled during the first six months following his or her Termination of Service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the Termination of Service (unless another Section 409A-compliant payment date applies) or within thirty days thereafter. These provisions will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties under Section 409A of the Code.

n.    457A Compliance. The Plan is intended to comply with the requirements of Section 457A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 457A of the Code, it is intended that the Plan be administered in all respects in accordance with Section 457A of the Code.

o.    No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

p.    No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge, amalgamate or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) to limit the right or power of the Company, any Subsidiary or any Affiliate, to take any action which such entity deems to be necessary or appropriate granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee shall determine whether a Share Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. The Committee may require that an exercisable Option, or portion thereof, be exercised only with respect to whole Shares.

q.    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the constructions of this Plan promulgated thereunder.

SIRIUS POINT

VOTE

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You may vote online or by phone instead of mailing this card.

Online
Go to **www.envisionreports.com/SPNT** or scan the QR code — login details are located in the shaded bar below.

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Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2023 Annual General Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold
01 - Franklin (Tad) Montross IV (Class I)	☐	☐
02 - Peter Wei Han Tan (Class I)	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03T2AD

The 2023 Annual General Meeting of SiriusPoint Ltd. will be held on Thursday, June 1, 2023, at 10:00 a.m., Atlantic Daylight Time, virtually via the Internet at www.meetnow.global/MMGN2CA.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The material is available at: www.envisionreports.com/SPNT.

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SPNT.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SiriusPoint Ltd.

Notice of 2023 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting - Thursday, June 1, 2023

Samantha Kyme, Nicholas J.D. Campbell, or any of them, each with the power of substitution (the "Proxies"), are hereby authorized to represent and vote the shares of the undersigned, as designated on the reverse side, with all the powers which the undersigned would possess if personally present at the Annual General Meeting of Shareholders of SiriusPoint Ltd. to be held virtually via the internet at www.meetnow.global/MMGN2CA on Thursday, June 1, 2023, at 10:00 a.m. Atlantic Daylight Time, and at any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will vote FOR the nominees listed and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual General Meeting. ☐